EXHIBIT 2.2

Coloplast A/S
Holtedam 1
3050 Humlebæk
Copenhagen, DENMARK

May 5, 2006

Mentor Corporation
201 Mentor Drive
Santa Barbara, California 94311
USA
Attention: Joshua H. Levine, President and Chief Executive Officer

Ladies and Gentlemen:

On March 27, 2006, we presented you with a binding offer (the "Original Offer") to purchase the Urology Business (as defined in the Original Offer) from Mentor Corporation (including the European subsidiaries operating the Urology Business) for a consideration of $463,225,000 of which $456,137,500 would be in cash and the remainder as other non-cash consideration as described therein (such purchase and sale of the Urology Business, if any, referred to herein as the "Transaction").  In consideration of your willingness to participate in discussions with Rochester Medical Corporation ("RMC") regarding the potential sale by us to RMC of Mentor Medical Limited following consummation of the Transaction and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we hereby modify the Original Offer on the terms set forth herein.

Attached hereto as Appendix A is a proposed definitive agreement relating to the Transaction contemplated by the Original Offer (the proposed definitive agreement, together with the exhibits, schedules and disclosure letter referenced in and attached to the proposed definitive agreement, are referred to herein as the "Proposed Agreement").  We hereby offer to purchase the Business (as defined in the Proposed Agreement) pursuant to, and on the terms and subject to the conditions set forth in, the Proposed Agreement, which is incorporated by reference in and made a part of this letter (this letter, together with the Proposed Agreement, the "Offer").

This Offer is binding on us and will be irrevocable, non-retractable and capable of acceptance by you until 11:59 p.m. California time on July 31, 2006.

This Offer supersedes all prior offers, agreements and understandings, written and oral, with respect to the subject matter hereof (including the Original Offer but excluding that certain letter agreement with us dated March 27, 2006 regarding a period of exclusive negotiations and that certain confidentiality agreement between Citigroup Global Markets Inc., on your behalf, and us dated October 27, 2005).  Extrinsic (parole) evidence, including the discussions and correspondence between us, may not be considered in the interpretation of this binding Offer.  This binding Offer has been duly authorized by Coloplast, and, to our knowledge, does not conflict with any of Coloplast's agreements or any applicable legal requirement.

We confirm that monetary damages may be inadequate to compensate you for a breach by us of this Offer.  Accordingly, we agree and acknowledge that, in addition to any other remedies that may be available, in law, in equity or otherwise, you shall be entitled to seek injunctive relief against breaches of this Offer.  This Offer is subject to Minnesota law (without regard to conflicts of laws principles).  We hereby consent to the jurisdiction of any federal or state court within Minnesota and agree not to assert that any such forum is not convenient or lacks jurisdiction.

Very truly yours,

COLOPLAST A/S

By: /s/ Sten Scheibye
Sten Scheibye
Chief Executive Officer

APPENDIX A

PROPOSED AGREEMENT

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INDEX OF EXHIBITS
Exhibit	Description
A	Form of Assignment and Assumption Agreement
B	Form of Bill of Sale
C	Transition Services Agreement
D	Balance Sheet and Net Working Capital Spreadsheet
E-1	Form of Patent Assignment
E-2	Form of Trademark Assignment
F	Preliminary Purchase Price Allocation

INDEX OF SCHEDULES
Schedule	Description
Schedule 1.6	Assumed Liabilities
Schedule 1.59	Excluded Assets
Schedule 1.60	Excluded Liabilities
Schedule 1.79	Infrastructure Assets
Schedule 1.84(a)	Individuals (Knowledge)
Schedule 1.84(b)	Individuals (Knowledge)
Schedule 1.94	Licensed Patents
Schedule 1.104	Net Working Capital
Schedule 1.115	Permitted Encumbrances - U.S. Real Property
Schedule 1.125(a)	Products (Existing)
Schedule 1.125(b)	Products (Under Development)
Schedule 1.161	Subsidiary Real Property
Schedule 1.166	Third Party Licenses
Schedule 1.173	Transferred Contracts
Schedule 1.174	Transferred Copyrights
Schedule 1.178	Transferred Internet Properties
Schedule 1.181(a)	Transferred Marks
Schedule 1.181(b)	Non-Transferred Marks
Schedule 1.182	Transferred Patents
Schedule 1.183	Transferred Real Property
Schedule 1.184	Transferred Subsidiaries
Schedule 1.186	Transferred Tangible Assets
Schedule 3.2(g)	Foreign Conveyance Jurisdictions
Schedule 3.2(m)	Released Encumbrances
Schedule 7.1(a)	Employees
Schedule 8.2(a)	Exceptions to Conducting Business in Ordinary Course
Schedule 8.2(b)	Exceptions to Taking of Prohibited Actions
Schedule 8.17(b)	Summary of Space-Sharing Terms - 201 and 301 Mentor Drive
Schedule 8.21	Environmental Insurance
Schedule 8.24(a)	Rochester Medical Corporation Term Sheet
Schedule 9.3	Regulatory Approvals
Schedule 11.3(a)	Seller Indemnification Matters

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THIS PURCHASE AGREEMENT (this "Agreement"), is entered into and made as of _______ __, 2006, by and between Mentor Corporation, a Minnesota corporation ("Seller"), and Coloplast A/S, a Danish corporation ("Buyer") (Buyer and Seller may hereinafter be referred to individually as a "Party" and collectively as the "Parties").

WITNESSETH:

WHEREAS, Seller is engaged, directly and through Subsidiaries, in the Business (as defined below); and

WHEREAS, upon and subject to the terms and conditions set forth herein, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, certain of the assets of Seller, including the Equity Interests (as defined below) of the Transferred Subsidiaries (as defined below), related to the Business (as defined below), and Seller desires to transfer to Buyer and Buyer desires to assume from Seller and the Transferred Subsidiaries, certain of the liabilities related to the Business;

WHEREAS, it is the intention and desire of Seller, by this Agreement, to divest itself of, and transfer to Buyer, or otherwise provide Buyer the benefit of, the Business and all rights thereof; and

WHEREAS, accordingly, Seller will, by the terms of this Agreement transfer, license or provide by means of services agreements, to Buyer Seller's tangible and intangible assets and rights used by Seller in the conduct of the Business and necessary for Buyer to conduct the Business following the Closing (as defined below); and

WHEREAS, concurrently with the execution hereof, Seller and Buyer are entering into a Transition Services Agreement (as defined below) that provides for integration planning and transition services with respect to the conveyance of the Business from Seller to Buyer as contemplated by the terms hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, and in consideration of the covenants, representations, warranties, conditions and agreements herein contained, Buyer and Seller hereby agree as follows:

Article 1

DEFINITIONS

(i)         As used in this Agreement, the following terms shall have the meanings specified or referred to in this Article 1.

1.1              "AAA" has the meaning set forth in Section 0.

1.2              "Acquired Entity" has the meaning set forth in Section 8.16.

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1.3              "Affiliate" means any entity which controls, is controlled by, or is under common control with, Seller or Buyer, as the case may be.  An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than 50% of the voting power in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) of such other entity.

1.4              "Agreement" has the meaning set forth in the first paragraph of this Agreement together with all schedules and exhibits attached hereto.

1.5              "Assigned Leases" has the meaning set forth in Section 5.15(a).

1.6              "Assumed Liabilities" means the Liabilities of Seller and its Subsidiaries identified on Schedule 1.6.

1.7              "Assumption Agreement" means an Assignment and Assumption Agreement in substantially the form set forth in Exhibit A (subject to substitution in certain cases by the Conveyance Documents pursuant to Section 2.3).

1.8              "Automatic Transfer Employees" means those Employees of Transferred Subsidiaries whose Contracts of employment automatically transfer to Buyer (or a Subsidiary thereof) in accordance with applicable Laws in connection with the transactions contemplated by this Agreement.

1.9              "Bills of Sale" means Bills of Sale in substantially the form set forth in Exhibit B (subject to substitution in certain cases by the Conveyance Documents pursuant to Section 2.3).

1.10          "Business" means the surgical urology and consumer and clinical healthcare operating segments of Seller, whether conducted by Seller or its Subsidiaries, and consisting of the following diversified product portfolio of surgical and non-surgical products, that provide solutions for a broad range of urological problems:

(a)        the catheter products and operations, selling the following products for the management of bladder control and urinary retention: (i) the Self-Cath® brand line of intermittent catheters both with and without the Self-Cath HydroGel™, (ii) the Freedom® brand line of latex and latex free male external catheters, and (iii) catheter accessories, including leg bags, deodorizers and moisturizers;

(b)        the disposable urology products and operations, selling the following products for both hospital and outpatient settings for the management of urinary tract obstruction, urinary incontinence, or urinary retention: (i) urethral stents and catheters, dilators and guidewires, (ii) stone extractors, (iii) prostatic catheters and prostatic stents, (iv) urethral stents, (v) bladder drainage catheters, (vi) Foley catheters, (vii) bladder injection needles (currently under development), and (viii) general surgical devices including Elephants/Easivac;

(c)        clinical or consumer ostomy care products;

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(d)        the women's health products and operations, selling the following surgically implantable products for the treatment of incontinence and pelvic organ prolapse: (i) synthetic slings for the surgical treatment of stress urinary incontinence under the brand Aris™, (ii) tissue-based slings and grafts for the surgical treatment of pelvic organ prolapse under the brands Axis™ and Suspend®, (iii) pelvic floor synthetic mesh systems for the treatment of cystocele and rectocele pelvic organ prolapse, (iv) minimally invasive office-based endometrial ablation product called Selene® for the treatment of excessive menstrual bleeding, and (v) the soon to be released NovaSilk™ synthetic mesh for treatment of pelvic organ prolapse;

(e)        the men's health products and operations, selling the following surgically implanted penile implants for the treatment of erectile dysfunction: (i) the Titan® three-piece inflatable penile implant, (ii) the Genesis™ one-piece malleable penile implant, (iii) One-Touch Pump development project to enhance the Titan, (iv) Excel® two-piece implant product, development efforts and operations, and (v) testicular implants; and

(f)         the brachytherapy products and operations, consisting of the following radioisotope products and loading products, supplies and systems  for the treatment of prostate cancer: (i) the Iodine-I-125 radio isotope brachytherapy seed, (ii) the Palladium-PD-103 radio isotope brachytherapy seed, (iii) Isoloader® all-in-one workstation automated needle loading, seed assay and reporting, and (iv) IsoStrand® automated stranding device.

1.11          "Business Competitor" means that part of any Person engaged, directly or indirectly, in a Competing Business.

1.12          "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

1.13          "Business Permits" has the meaning set forth in Section 5.4.

1.14          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

1.15          "Buyer Benefits Plans" means the Employee Benefits Plans of Buyer (or a Subsidiary thereof), as amended from time to time, under which some or all of the Employees will be eligible to participate following the Closing.

1.16          "Buyer Indemnified Parties" has the meaning set forth in Section 11.3(a).

1.17          "Buyer Employment Liabilities" has the meaning set forth in Section 7.6.

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1.18          "Buyer Material Adverse Effect" means any change that is materially adverse to the net assets or financial condition of Buyer and its Subsidiaries taken as a whole or to the ability of Buyer to consummate the transactions contemplated hereby or any agreements delivered or entered into in connection herewith.  For the avoidance of doubt, "Buyer Material Adverse Effect" does not include any requirement by Buyer to divest, license, hold separate (through the establishment of a trust or otherwise) or otherwise dispose, or agree to dispose, of assets as, or if, required to avoid or overcome the objections of the UK Competition Authorities to the transactions contemplated by this Agreement or to comply with the UK OFT Undertakings.

1.19          "Buyer Subsidiaries" has the meaning set forth in Section 2.3.

1.20          "Cause" means (a) a Transferred Employee's breach of any trade secret or any confidential information agreement with Buyer (or a Subsidiary thereof), or written policy of Buyer or a Subsidiary thereof, (b) willful misconduct by a Transferred Employee, which is determined in good faith by Buyer to be injurious to the business of Buyer, (c) the conviction of, or entry of a guilty plea by, a Transferred Employee for the commitment of, a crime of moral turpitude (d) substance abuse including alcohol, (e) repeated and documented neglect of duty, (f) taking an action for the purpose of harming the Buyer or its business, (g) noncompliance with applicable Law in a manner that is injurious to the business of Buyer, (h) fraud or intentional misrepresentation, (i) continual, significant absenteeism, or (j) in any pertinent jurisdiction outside the United States, any action giving grounds for dismissal under applicable Laws, as applied to any Employee of a Transferred Subsidiary.

1.21          "Change of Control" means, with respect to a Party, a transaction or series of related transactions that would directly or indirectly: (a) result in or have the effect of a third Person obtaining legal or beneficial ownership of more than 50% of the voting shares (or other voting interests) of such Party (even if such Party is the surviving entity, such as in the case of a reverse triangular merger); or (b) result in the sale, transfer, assignment, exclusive license or other disposition of all or substantially all of the Party's assets; other than, in the case of (a), a transaction pursuant to which the shareholders of such Party immediately prior to the relevant transaction continue to beneficially own at least 50% of the voting shares (or other voting interests) of such Party or its direct or indirect parent entity immediately following such transaction.

1.22          "Closing" has the meaning set forth in Section 3.1.

1.23          "Closing Date" has the meaning set forth in Section 3.1.

1.24          "Closing Date Balance Sheet" has the meaning set forth in Section 2.4(a).

1.25          "Closing Date Net Working Capital Statement" has the meaning set forth in Section 2.4(a).

1.26          "Closing Statements" has the meaning set forth in Section 2.4(a).

1.27          "Code" means the Internal Revenue Code of 1986, as amended.

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1.28          "Competing Business" means (1) the developing, manufacturing, marketing, selling, importing or distributing any or all of the following products: (a) surgically implantable substances, prostheses or other devices for the treatment of male impotence or erectile dysfunction; (b) substances, prostheses or other devices to replace or simulate the testicle; (c) clinical or consumer healthcare products for the management of urinary retention or incontinence, including external or internal catheters and adult incontinence diapers (but not baby diapers); (d) clinical or consumer ostomy care products; (e) surgically implantable (i) substances, (ii) prostheses or (iii) other devices, for the treatment of kidney or ureter stones, kidney or urethral obstructions, urinary retention or incontinence, or pelvic organ prolapse; (f) devices or methods to instill substances or devices in the uterus for the purpose of treating excessive endometrial bleeding; and (g) brachytherapy products, devices or substances for use or application in the Licensed Field, and/or (2) the wholesale or retail service of providing any or all of the above products to consumers or healthcare providers.  Notwithstanding the foregoing, however, a "Competing Business" shall not include: (1) the developing, manufacturing, marketing, selling, importing or distributing of (A) any oral pharmaceuticals or (B) any product or treatments involving dermal fillers or other bulking agents or toxins, including botulinum toxins, for any indication or application, including any urologic indication or application; or (2) any business(es) acquired (and thereafter operated) by Seller or its Affiliates for so long as such business(es) generate(s) less than $5,000,000 in aggregate annual revenues from any Competing Business.

1.29          "Confidentiality Agreement" means that certain agreement between Citigroup Global Markets Inc., on behalf of Seller, and Buyer dated October 27, 2005.

1.30          "Consensual Transfers" has the meaning set forth in Section 0.

1.31          "Consent" has the meaning set forth in Section 0.

1.32          "Constructive Termination" shall mean only a resignation of an Employee's employment within forty-five (45) days after the occurrence of any of the following events: (i) a material reduction in the Employee's responsibilities, provided that a change of title shall not constitute such a material reduction; (ii) a reduction in the Employee's base salary, other than a one-time reduction that applies to substantially all other employees of Buyer; or (iii) a relocation of the Employee's principal office to a location more than fifty (50) miles from the location of the Employee's principal office prior to such relocation in any case when the terms of employment made to the Employee by Buyer did not indicate that the Eligible Employee would be relocated to a principal office outside such fifty (50) mile radius; and provided in all the above cases the Buyer has failed to cure the facts and circumstances giving rise to the Constructive Termination within fifteen (15) days after receipt of notice of such resignation.

1.33          "Contracts" means all contracts, binding agreements, options, leases, licenses, sales, binding commitments and other similar instruments, whether oral or written.

1.34          "Conveyance Documents" has the meaning set forth in Section 2.3.

1.35          "Copyrights" has the meaning set forth in Section 0.

1.36          "Covenant Breach" means with respect to a Party, a breach of, nonfulfillment or failure to comply with a covenant or agreement made or to be performed pursuant to this Agreement or any other Operative Agreement by such Party or a Subsidiary thereof.

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1.37          "CPA Firm" has the meaning set forth in Section 2.4(c).

1.38          "Disclosure Letter" has the meaning set forth in the introduction to Article 5.

1.39          "DOJ" has the meaning set forth in Section 0.

1.40          "Downward Adjustment Amount" has the meaning set forth in Section 0.

1.41          "Effect" has the meaning set forth in Section 0.

1.42          "Eligible Employee" has the meaning set forth in Section 7.9.

1.43          "Employee Benefits Plan" means, and whether written or oral: (a) any plan, fund, agreement or program which provides health, medical, surgical, hospital, vision or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services; (b) any plan, fund, agreement or program which provides retirement income to Employees or results in a deferral of income by Employees for periods extending to the termination of covered employment or beyond; (c) any plan, fund, agreement, practice or program which provides severance, unemployment, vacation or fringe benefits (including dependent and health care accounts); (d) any incentive compensation plan, deferred compensation plan, stock option or stock‑based incentive or compensation plan, or stock purchase plan; (e) any other "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any other "employee welfare benefit plan" (as defined in Section 3(1) of ERISA); and (f) any other written or oral plan, agreement or arrangement involving direct or indirect compensation including insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses (including any sale bonuses), stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post‑retirement compensation, as well as any change in control agreements, managing director agreements and other retention arrangements.

1.44          "Employees" means those individuals who are employed by (a) a Transferred Subsidiary, or (b) Seller or a Subsidiary thereof and who are primarily engaged in or dedicated to the Business and, in both cases (a) and (b) to be listed on Schedule 7.1(a) (as may be updated by Seller as of or prior to the Closing, subject to the consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), to reflect as of the Closing Date those Employees who are primarily engaged in or dedicated to the Business).

1.45          "Encumbrance" means any lien, claim, charge, license, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, other than a Permitted Encumbrance.

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1.46          "End Date" means the date that is three months from the date hereof (or such later date as may be mutually agreed to by the Parties); provided, however, that if on or within 60 days prior to the End Date, Buyer has notified Seller that a Covenant Breach and/or a Warranty Breach has occurred with respect to Seller, then the End Date shall be automatically extended for such number of days as is necessary to provide Seller the full 60-day period to cure such breach from the date of notice pursuant to Section 12.2(c).

1.47          "Enforceability Exceptions" has the meaning contained in Section 5.1(c).

1.48          "Environmental Claim" means any actual or threatened complaint, judgment, demand, legal action, administrative proceeding, lien, order, directive, claim, citation or assessment made, presented, sought or alleged by any Person and that (i) arises out of events, acts or conditions existing on or prior to the Closing, (ii) relates to the Business or the Transferred Assets or the use, ownership or operation thereof, and (iii) arises under any Environmental Law.  Environmental Claims include any and all (x) enforcement, clean-up, Response Actions or other governmental regulatory actions initiated, completed, pending or threatened, (y) claims made, threatened or prosecuted by any third party, and (z) proceedings for the recovery of any damages, indemnification, contribution, cost recovery, compensation, Losses or injury, including personal injury.

1.49          "Environmental Condition" means any Hazardous Substance that is present on or prior to the Closing in, under, on or about any real property used for the Business or otherwise comprising any of the Transferred Real Property and that (i) requires any Response Action pursuant to any Environmental Law, or (ii) constitutes an endangerment of health, safety, property or the environment pursuant to any Environmental Law, including the presence or Release, or threatened Release, of any Hazardous Substances into, on or under the air, soil, surface water, groundwater or other media.

1.50          "Environmental Laws" means any and all Laws anywhere in the world relating to worker health, safety, exposure of any individual to a Hazardous Substance or pollution or protection of the environment, including those relating to emissions, discharges, spills or other releases or threatened releases into or impacting the environment or natural resources (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, disposal, transport, sale, offer for sale, distribution or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendments or successor statutes to any of the foregoing, and the rules, regulation, permits orders and decrees implementing the same and all analogous state and local laws, rules regulations, permits, orders and decrees.

1.51          "Environmental Permits" means those Business Permits required to be held pursuant to Environmental Laws.

1.52          "Equity Interest" means capital stock, membership interests, options, warrants, stock appreciation rights, or rights to subscribe for, calls or other instruments exercisable for, or convertible into, the capital stock, membership interests or similar equity interests of any Person.

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1.53          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.54          "ERISA Affiliate" means any employer that is, or at any time for which any relevant statute of limitations remains open, was, together with Seller, treated as a "single employer" under section 414(b), section 414(c) or section 414(m) of the Code.

1.55          "Escrow Agent" means Nordea Bank Finland plc.

1.56          "Escrow Agreement" has the meaning set forth in Section 8.25.

1.57          "Escrow Amount" means an amount equal to $10,000,000.

1.58          "Escrow Fund" has the meaning set forth in Section 11.7.

1.59          "Excluded Assets" means the assets of Seller and its Subsidiaries and Affiliates that are not Transferred Assets, including those assets identified on Schedule 1.59.

1.60          "Excluded Liabilities" means any and all Liabilities of Seller and its Subsidiaries and Affiliates other than the Assumed Liabilities, including those Liabilities identified on Schedule 1.60.

1.61          "Exclusivity Agreement" means that certain letter agreement between Seller and Buyer dated March 27, 2006, relating to the transactions contemplated hereby.

1.62          "Existing Supply Agreement" means that certain Agreement between Seller, SSL International Plc and Buyer dated September 29, 2001, (novation to Distribution Agreement between Seller and SSL International Plc dated September 1, 2001).

1.63          "Expenses" means any and all reasonable expenses actually incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter expressly indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and statutory or other reasonable and actual fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

1.64          "FDA" has the meaning set forth in Section 5.23(a).

1.65          "Final Balance Sheet" has the meaning set forth in Section 2.4(c).

1.66          "Final Net Working Capital Statement" has the meaning set forth in Section 2.4(c).

1.67          "Financial Statements" has the meaning set forth in Section 5.12.

1.68          "Foreign Benefit Plans" has the meaning set forth in Section 0.

1.69          "FTC" has the meaning set forth in Section 0.

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1.70          "GAAP" means Generally Accepted Accounting Principles as established and understood under accounting standards in the United States of America.

1.71          "Governmental Actions" means any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings, notifications or  declarations with, any Governmental Authority worldwide, including the United States, the European Union, Canada, Australia and Japan.

1.72          "Governmental Authority" means any national, supranational, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality, notified body, competent authority, third party governmental designate or regulatory body having appropriate jurisdiction worldwide.

1.73          "Hazardous Substances" means any material, substance, chemical or emission designated by any Governmental Authority as "toxic", "hazardous", "extremely hazardous", a "pollutant" or "contaminant" or words of similar import pursuant to Environmental Laws, including petroleum, waste or asbestos.

1.74          "Health Care Laws" has the meaning set forth in Section 0.

1.75          "HSR" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

1.76          "Indemnified Party" has the meaning set forth in Section 11.4.

1.77          "Indemnifying Party" has the meaning set forth in Section 11.4.

1.78          "Industry‑Wide Plan" means any scheme, plan, fund or arrangement, which provides Retirement Benefits to or in respect of Automatic Transfer Employees in which employers may participate even if they are not within the same corporate group as the other participating employers.

1.79          "Infrastructure Assets" means all assets and Technology that are used in, or are a part of, the general operation of Seller's (including its Subsidiaries) business and not exclusively related to the Business, including network or telecommunications software and equipment, accounting software, IT systems, desktop computer software, database software, and general software development or control systems, tools or environments and including those assets identified on Schedule 1.79.  Notwithstanding the foregoing, "Infrastructure Assets" exclude those items that are specifically listed in Schedule 1.186 as a Transferred Tangible Asset.

1.80          "Intellectual Property" or "IP" means Technology and Intellectual Property Rights in and to Technology.

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1.81          "Intellectual Property Rights" or "IPR" means all rights associated with any of the following: (a) United States and foreign patents and applications  therefor, and including any patent or application that is a provisional application, reissue, re-examination, renewal, extension or continuation of a patent or patent application ("Patents"); (b) know-how, trade secret rights and all other rights in or to confidential business or technical information ("Trade Secrets"); (c) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (d) trademarks, service marks, logos, trade dress rights and similar designation of origin and rights therein, registrations and applications for registration therefor ("Marks"); (e) industrial design rights and any registrations and applications therefor; (f) URLs, WWW address, and domain names ("Internet Properties") (g) databases and data collections (including knowledge databases, customer lists and customer databases); and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.  Intellectual Property Rights specifically excludes contractual rights, including license grants, and the tangible embodiment of any of the foregoing.

1.82          "Interim Financials" has the meaning set forth in Section 5.12.

1.83          "IPR Assignment" has the meaning set forth in Section 3.2(c).

1.84          "Knowledge" means: (a) the knowledge of any of the individuals listed on Schedule 1.84 (a); or (b) the knowledge of any of the individuals on Schedule 1.84(b), provided that prior to the Offer Date the particular individual listed on Schedule 1.84(b) communicated the subject matter of such knowledge in writing to one or more superiors of such individual.

1.85          "Landlord" means a landlord, sublandlord, licensor or other party granting the right to use or occupy real property.

1.86          "Laws" means any applicable laws, statutes, ordinances, regulations, rules, interpretations, or orders of any Governmental Authority anywhere in the world.

1.87          "Lease" means a lease, sublease, license or other agreement permitting the use or occupancy of real property.

1.88          "Liabilities" means any and all debts, liabilities, obligations and duties (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether latent or patent, whether determined or undetermined, and whether due or to become due).

1.89          "License-Back Field" means: (a) the field (other than the Licensed Field) covering the types of products (other than the Products) sold by Seller and/or its Subsidiaries as of the date hereof; and (b) the field of aesthetics medicine including breast augmentation and reconstruction, body contouring and facial rejuvenation, with products including, breast implants, mammary prostheses, breast expanders, extremity tissue expanders, liposuction and body contouring products, dermal fillers and other bulking agents, toxins, including botulinum toxins, and derivatives and improvements of the foregoing products together with the Technology related thereto, irrespective of whether such products were sold by Seller and/or its Subsidiaries as the date hereof.

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1.90          "License-Back Other IPR" means the Transferred IPR (other than Transferred Patents, the Transferred Marks, the Transferred Internet Properties and those Transferred Copyrights listed on Schedule 1.174), to the extent used as of or prior to the Closing Date in Seller's business (other than exclusively in the Business) or embodied in a product of Seller (other than exclusively in the Products).

1.91          "License-Back Patents" means any Transferred Patents and any Patent filed by Buyer following the Closing that claims  priority from any Transferred Patents.

1.92          "Licensed Field" means the diagnosis, treatment or management of medical or surgical conditions, disorders or diseases relating to (a) the urinary tract or any part thereof (being from kidney to distal urethra), (b) prostate, (c) anorectal canal, rectum and distal colon, (d) pelvic floor, and (e) male or female reproductive organs and the uterus; provided, however, that the License Field shall not include the Licensed-Back Field or any treatment or use involving a toxin, including botulinum toxins, a dermal filler, or bulking agent.

1.93          "Licensed Other IPR" means all Intellectual Property Rights (other than Transferred IPR, Patents and Marks) owned or licensable (without the consent of or material payment of any consideration to any third Person) by Seller or its Subsidiaries as of the Closing, that are used in, or reasonably necessary to the operation of, the Business in the Licensed Field as of the Closing.

1.94          "Licensed Patents" means any Patent owned by Seller as of the Closing Date, which is either (i) a Patent issued as of the Closing Date or (ii) which issues following the Closing Date from a Patent application of Seller filed before the Closing Date, and which Patent would, absent the license granted in Section 4.1(a) hereof, be infringed as of the Closing by the operation of the Business or the Products in the Licensed Field, including the Patents identified on Schedule 1.94; provided, that the Licensed Patents shall not include any Patent directed to a toxin, including botulinum toxins, a dermal filler, a bulking agent or use thereof.

1.95          "Licensor Party" and "Licensee Party" have the respective meanings set forth in Section 4.3(a).

1.96          "Losses" means any and all losses, costs, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges.

1.97          "Manages" (or "Management," as the context requires) means uses, possesses, generates, treats, manufactures, processes, handles, stores, recycles, transports, or disposes of Hazardous Substances.

1.98          "Marks" has the meaning set forth in Section 0.

1.99          "Minneapolis Claim" has the meaning set forth in Section 11.3(d)(i)(1).

1.100      "Minneapolis Environmental Losses" has the meaning set forth in Section 11.3(d)(i).

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1.101      "Minneapolis Property" has the meaning set forth in Section 11.3(d)(i).

1.102      "MML" shall mean Mentor Medical Limited.

1.103      "Most Recent Balance Sheet" has the meaning set forth in Section 5.12.

1.104      "Net Working Capital" has the meaning set forth in Schedule 1.104.

1.105      "Net Working Capital Target" means the Net Working Capital derived from the 2006 Year-End Balance Sheet (as defined in Section 0 of the Disclosure Letter) to be delivered by Seller to Buyer in accordance with Section 0 of the Disclosure Letter.  The Net Working Capital Target will be calculated on a consistent basis with, and in accordance with the principles set forth on, the illustrative Closing Date Net Working Capital Statement (assuming the Closing Date had occurred on December 31, 2005) attached hereto as Exhibit D.

1.106      "Objection" has the meaning set forth in Section 0.

1.107      "Offer Date" means March 27, 2006.

1.108      "Offer Letter" means that certain binding offer letter dated March 27, 2006 from Buyer to Seller relating to the transactions contemplated hereby.

1.109      "Offered Employee" has the meaning set forth in Section 7.1(a).

1.110      "Operative Agreements" means this Agreement, the Assumption Agreement, the Bills of Sale, the Escrow Agreement, any Conveyance Documents, the IPR Assignment, the Transition Services Agreement and the Real Property Agreements and any other document or agreement to be executed and delivered by either of the Parties at the Closing.

1.111      "Other Business Property Environmental Claim" has the meaning set forth in Section 11.3(d)(ii)(1).

1.112      "Other Business Property" has the meaning set forth in Section 0.

1.113      "Other Business Property Environmental Losses" has the meaning set forth in Section 0.

1.114      "Patents" has the meaning set forth in Section 0.

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1.115      "Permitted Encumbrances" means any or all of the following (a) liens for taxes and other similar governmental charges and assessments which are not yet delinquent or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) undetermined or inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that are related to obligations that are not due or delinquent, (d) licenses or other non‑exclusive rights to any Transferred IPR granted prior to the date of this Agreement by Seller or any Affiliate thereof to any third Person, (e) restrictions on resale of securities imposed by applicable federal, state and foreign securities Laws, (f) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Authority or other statutory or public authority in connection with the Transferred Assets, (g) Encumbrances imposed on the underlying fee interest in the leased property, (h) with respect to U.S. properties, those Permitted Encumbrances listed on Schedule 0, and with respect to all Real Property all other Encumbrances of record that affect such Real Property and such encroachments or other state of facts which an inspection or survey of any Real Property would disclose and (i) other Encumbrances that do not materially impair the use of the Real Property by Seller in respect of the Business.

1.116      "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint stock company, Governmental Authority or other entity.

1.117      "Poor Performance" means the failure of a Transferred Employee to substantially perform his or her duties to Buyer, or a Subsidiary of Buyer, after having been provided written notice of such failure and 30 days to cure such failure.

1.118      "Porges" shall mean Porges S.A.S.

1.119      "Porges Asset Sale" shall mean the sale of all IPR (which, for purposes of this Section 1.119, shall be read to exclude clause (g) of the definition of IPR) owned by Porges to Buyer to be effected one day prior to the Closing Date pursuant to Section 8.26 hereof.

1.120      "Potential Contributor" has the meaning set forth in Section 11.9.

1.121      "Pre-Closing Taxes" has the meaning set forth in Section 8.7(a)(i).

1.122      "Pre‑Closing Tax Period" has the meaning set forth in Section 8.7(a)(i).

1.123      "Preliminary Purchase Price" means $456,137,500.

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1.124      "Product Liability Claim" shall mean any civil action or claim for money damages brought by an individual recipient and user of product, or any derivative action or claim for money damages including loss of consortium and survival actions and claims, where such action or claim arises out of an alleged defect in design, manufacture, materials, testing, workmanship, or performance of such product, or any alleged failure to warn, or from any alleged breach of warranty, express or implied, or any alleged noncompliance with any applicable Laws, or any alleged negligence, with respect to such product.  A Product Liability Claim will be deemed to be "Made" on the first date a written notice is received by Seller or Buyer, as the case may be, asserting a Product Liability Claim that includes a claim for money damages other than a claim for reimbursement under an express written warranty for such product.

1.125      "Products" means any and all products of the Business in the Licensed Field: (a) which are currently manufactured and/or sold or licensed by Seller and/or any of its Subsidiaries, including those identified on Schedule 1.125(a); (b) which are under development by Seller and/or its Subsidiaries, including those identified on Schedule 1.125(b); and (c) which were developed, manufactured, distributed, licensed and/or sold, as applicable, at any time before the Closing Date by or on behalf of Seller and/or its Subsidiaries.

1.126      "Programs" has the meaning set forth in Section 5.22(a).

1.127      "Purchase Price" means the Preliminary Purchase Price, as adjusted pursuant to Section 0.

1.128      "Purchase Price Allocation" has the meaning set forth in Section 8.8.

1.129      "Real Property" has the meaning set forth in Section 5.15(a).

1.130      "Real Property Agreements" means the Real Property Lease Assignments.  Notwithstanding the foregoing, if the relevant Landlord consent to the assignment of an Assigned Lease has not been received prior to the Closing Date as set forth in Section 8.17(a) below, the Real Property Lease Assignment as to such premises shall not be considered Real Property Agreements for purposes of Section 3.2 and Section 3.3.

1.131      "Real Property Lease Assignments" has the meaning set forth in Section 8.17(a)(i).

1.132      "Recall" has the meaning set forth in Section 5.20(b).

1.133      "Released" (or "Release," as the context requires) means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, or dumped Hazardous Substances.

1.134      "Remedial Action" has the meaning set forth in Section 8.5(b).

1.135      "Remediation" has the meaning set forth in Section 5.16(a).

1.136      "Response Action" means any action or activities of "response" as that term is defined in 42 U.S.C. § 9601(25), without regard to any limitation of that term (or terms included therein by reference) to "hazardous substances" as defined under CERCLA.

1.137      "Retirement Benefits" means any pension, lump sum, installment, annuity or similar benefit provided or to be provided on or after retirement (including early retirement), death or disability in respect of an Employee's employment, but excluding benefits provided under an arrangement, the sole purpose of which is to provide benefits on the accidental injury or death of a Transferred Employee.

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1.138      "Returns" has the meaning set forth in Section 5.8(a).

1.139      "Rules" has the meaning set forth in Section 0.

1.140      "Schedules" means the schedules to this Agreement as of the Offer Date, except that Schedule 1.94 (Licensed Patents), Schedule 1.186 (Transferred Tangible Assets) and Schedule 7.1(a) (Employees) may be updated by the Seller prior to the Closing, subject to the consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) to the extent contemplated by or otherwise provided for under this Agreement.

1.141      "SEC" means the Securities and Exchange Commission.

1.142      "Securities Act" has the meaning set forth in Section 0.

1.143      "Seller" has the meaning specified in the first paragraph of this Agreement.

1.144      "Seller Benefits Plans" means the Employee Benefits Plans of Seller (or a Subsidiary thereof) under which some or all of the Transferred Employees are eligible to participate immediately prior to the date of this Agreement.

1.145      "Seller Caused Environmental Claim" has the meaning set forth in Section 11.3(d)(iii)(1).

1.146      "Seller Caused Environmental Losses" has the meaning set forth in Section 11.3(d)(iii).

1.147      "Seller Domestic Benefit Plan" has the meaning set forth in Section 5.13(a)(i).

1.148      "Seller Employment Liabilities" has the meaning set forth in Section 7.7.

1.149      "Seller's Environmental Indemnification Obligations" means (i) Seller's obligation to indemnify the Buyer Indemnified Parties for any breach of the representations contained in Section 0 hereof to the extent required in (and subject to the other terms and conditions of) Article 11 hereof; and (ii) Seller's obligation to indemnify the Buyer Indemnified Parties for the Seller's Special Environmental Indemnity in Section 0 hereof to the extent required in (and subject to the other terms and conditions of) Article 11 hereof.

1.150      "Seller Indemnified Parties" has the meaning set forth in Section 11.2.

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1.151      "Seller Material Adverse Effect" means any change, event, state of facts, or effect (each an "Effect") that is materially adverse to the Business; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Seller Material Adverse Effect: any Effect resulting from or arising out of (a) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including actions taken in connection with the separation of the Business in furtherance of the transactions contemplated hereby, (b) the performance by a Party of its obligations under this Agreement or as required by applicable Laws or accounting requirements, (c) general economic conditions in any country where the Business is conducted that do not disproportionately and adversely affect the Business in any material respect, (d) general conditions in any industry in which the Business is conducted that do not disproportionately and adversely affect the Business in any material respect, (e) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (f) any Environmental Condition existing on or before the Closing in the soil and/or groundwater on, or migrating on or before the Closing from, all properties owned, leased or occupied at any time by Seller or any of Seller's Subsidiaries in connection with the Business or (g) any Effect for which an adjustment to the Preliminary Purchase Price is required to be made pursuant to Section 2.4.

1.152      "Seller Representatives" means the directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors to, or representatives of, Seller and/or its Subsidiaries.

1.153      "Seller Retirement Plan" means each scheme, plan, fund or arrangement of Seller, whether written or oral, which provides Retirement Benefits to or, in respect of Automatic Transfer Employees (not including any mandatory state or social security plan or Industry‑Wide Plan in which any member of Seller participates for the benefit or, in respect of Automatic Transfer Employees).

1.154      "Seller's Special Environmental Indemnity" means the indemnity provided by Seller to the Buyer Indemnified Parties set forth in Section 0 hereof to the extent required in (and subject to the other terms and conditions of) Article 11 hereof.

1.155      "Shared Benefit Employees" means those Offered Employees (i) who do not accept an offer of employment made by Buyer pursuant to Section 7.1(a), which offer of employment contemplates a relocation of the Offered Employee's principal office to a location of more than fifty (50) miles from the location of the Offered Employee's principal office prior to such relocation and (ii) whose employment is terminated for any reason, other than for Cause or Poor Performance, which termination occurs on or after the date of the offer and on or before the ninetieth (90th) day after the Closing Date.

1.156      "Straddle Period" has the meaning set forth in Section 8.7(a)(i).

1.157      "Subsidiary" means with respect to a Party, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more of the other Subsidiaries of such Party or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more Subsidiaries of such Party or a combination thereof.

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1.158      "Subsidiary Consents" has the meaning set forth in Section 5.10(b).

1.159      "Subsidiary Contract" has the meaning set forth in Section 5.10(b).

1.160      "Subsidiary Leases" has the meaning set forth in Section 5.15(a).

1.161      "Subsidiary Real Property" means the real property described on Schedule 1.161 hereof.

1.162       "Tax(es)" means any tax of any kind including United States or other national, state, provincial, regional, local or foreign income, net income, alternative or add on minimum, gross income, gross receipts, profits, windfall profits, property, ad valorem, franchise, sales, value‑added, use, capital, transfer, gains, license, excise, employment, payroll, premium, services, environmental transfer, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority.

1.163      "Tax Return" means any return, declaration, report, statement or information return or other document required to be filed with respect to any Taxes (including any attached schedules, statements or other documents), including any information return, claim for refund, amended return and declaration of estimated Tax.

1.164      "Technology" means inventions, works of authorship, mask works, models, know-how, and other information, including all designs, design and manufacturing documentation (such as bills of materials, build instructions and test reports), schematics, algorithms, routines, patterns, compilations, programs, methods, techniques, unpatented inventions, manufacturing and production processes and techniques, software, databases, lab notebooks, development and lab equipment, process, prototypes, published and unpublished research regarding products, clinical or otherwise, customer and supplier lists, formulas, pricing and cost information and devices.  Technology shall not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

1.165      "Territory" means worldwide.

1.166      "Third Party Licenses" means the Contracts identified on Schedule 1.166.

1.167      "Trade Secrets" has the meaning set forth in Section 0.

1.168      "Transfer" means the sale and transfer of the Transferred Assets from Seller (including the Subsidiaries of Seller) to Buyer (including the Buyer Subsidiaries).

1.169      "Transfer Taxes" means all transfer, documentary, sales, registration, value‑added, use and other Taxes, excluding income Taxes, arising in connection with the consummation of the transactions contemplated hereby.

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1.170      "Transferred Accounts Receivables" means the accounts receivable of Seller included on the Final Net Working Capital Statement.

1.171      "Transferred Assets" means all right, title and interest of Seller and its Subsidiaries (excluding IPR) in and to the Transferred Equity Interests, the Transferred Inventory, the Transferred Tangible Assets, the Transferred Contracts, the Transferred Accounts Receivables, the Assigned Leases, the Subsidiary Leases, the Transferred Employee Records and the Transferred Real Property.

1.172      "Transferred Business" means such portion of the Business that constitutes the Transferred Assets, Transferred IPR and the Assumed Liabilities under this Agreement and the transactions contemplated hereby.

1.173      "Transferred Contracts" means the Contracts listed on Schedule 1.173 and any Subsidiary Contracts.

1.174      "Transferred Copyrights" means (a) the registered Copyrights listed on Schedule 1.174 and (b) the Copyrights owned by Seller in works of authorship that are used exclusively in the Business in the Licensed Field as of the Closing.  Notwithstanding, Buyer shall have full, unlimited ownership of the Transferred Copyrights as of the date of Closing, and shall have no limitation on the use of the Transferred Copyrights whether in the Licensed Field or otherwise.

1.175      "Transferred Employee" means each Employee that either (a) becomes an employee of Buyer (or a Subsidiary thereof) upon the Closing or (b) is an Automatic Transfer Employee; provided, however, the parties acknowledge that if an Employee of Seller does not accept an employment offer from Buyer, such Employee would never become a Transferred Employee for any purposes.

1.176      "Transferred Employee Records" means (with such Transferred Employee's consent where legally required) the employment data, which discloses the terms and conditions under which an Employee is employed immediately prior to the Closing, and copies of all personnel files related thereto.

1.177      "Transferred Equity Interests" means the Equity Interests owned of record or beneficially by Seller and its Subsidiaries in the Transferred Subsidiaries.

1.178      "Transferred Internet Properties" means the Internet Properties that are exclusively used in the Business as identified on Schedule 1.178.

1.179      "Transferred Inventory" means the raw materials, work in process, and finished goods used or held for use in the Business as of the Closing Date (including any on consignment or in transit, and wherever located).

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1.180      "Transferred IPR" means (a) the Transferred Marks, (b) the Transferred Internet Properties, (c) the Transferred Trade Secrets, (d) the Transferred Copyrights, and (e) the Transferred Patents.

1.181      "Transferred Marks" means the Marks that are listed on Schedule 1.181(a) and all of the goodwill of the Business associated with or appurtenant to such Marks as of the Closing; provided, however, that in no event will such Marks include the term "Mentor", those terms identified on Schedule 1.181(b) or any variations thereof, or any trade marks or trade names incorporating such name or the "Mentor" logo, or any trade marks, logos or designs confusing therewith.

1.182       "Transferred Patents" means (i) the Patents (including applications) identified on Schedule 1.182 (ii) any Patent filed by Seller prior to the Closing that claims priority from a Patent identified on Schedule 1.182 as of the Offer Date  (in which case such Schedule shall be amended to add such Patent), and (iii) any Patent filed by Buyer following the Closing which claims priority from a Patent identified on Schedule 1.182 and which invention is in the Licensed Field and a Transferred Trade Secret.

1.183      "Transferred Real Property" means for non-U.S. Real Property, the Real Property identified on Schedule 1.183(a), and for U.S. Transferred Real Property, the Real Property identified on Schedule 1.183(b).

1.184      "Transferred Subsidiaries" means those direct and indirect Subsidiaries of Seller identified on Schedule 1.184.

1.185      "Transferred Subsidiary Employee" has the meaning set forth in Section 7.1(a).

1.186       "Transferred Tangible Assets" means the fixed and other tangible assets (other than real property and buildings and inventory) owned by Seller or any Seller Subsidiaries, other than Transferred Subsidiaries, listed in Schedule 1.186, including (a) the Transferred Technology, (b) the tangible embodiments of the Transferred Trade Secrets, (c) all personal productivity assets owned by Seller or any Seller Subsidiaries associated with Transferred Employees such as personal data assistants, cellular phones and personal computers, and (d) all notes, correspondence, document files, records, marketing materials, pamphlets and literature exclusively relating to the Business or the Products, in each case of clauses (a), (b), (c) and (d), as the same may be depleted or augmented prior to the Closing Date in the ordinary course of business; provided, however, that in no event will such assets include any Excluded Assets.

1.187      "Transferred Technology" means the Technology (other than Excluded Assets) owned by Seller or any Seller Subsidiaries that is used exclusively in the Business in the Licensed Field as of the Closing and the tangible embodiments of the Transferred Trade Secrets and the Transferred Copyrights.  Notwithstanding, Buyer shall have full, unlimited ownership of the Transferred Copyrights as of the date of Closing, and shall have no limitation on the use of the Transferred Copyrights whether in the Licensed Field or otherwise.

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1.188      "Transferred Trade Secrets" means the Trade Secrets (other than the Excluded Assets) owned by Seller or any Seller Subsidiaries that are exclusively used in the Business in the Licensed Field as of the Closing Date.  Notwithstanding, Buyer shall have full, unlimited ownership of the Transferred Trade Secrets as of the date of Closing, and shall have no limitation on the use of the Transferred Trade Secrets whether in the Licensed Field or otherwise.

1.189      "Transition Services Agreement" means the Transition Services Agreement of even date herewith in the form attached hereto as Exhibit C.

1.190      "Upward Adjustment Amount" has the meaning set forth in Section 2.4(d).

1.191      "UK" means the United Kingdom.

1.192      "UK Competition Authorities" means the UK OFT, the UK Competition Commission and any other Governmental Authority in the United Kingdom responsible for the enforcement of antitrust or merger control Laws.

1.193      "UK OFT" means the UK Office of Fair Trading.

1.194      "UK OFT Undertakings" means the undertakings given to the UK Secretary of State for Trade and Industry under Section 88(2) of the Fair Trading Act 1973 by Coloplast A/S, Coloplast Limited and 4C Health Limited following the report of the UK Competition Commission entitled "Coloplast A/S and SSL International plc: A report on the merger situation" (Cm 5811, May 2003) and announced in a Department of Trade and Industry Press Notice dated 22 July 2003 (P/2003/420), or any variations or amended versions thereof.

1.195      "U.S. Employee" has the meaning set forth in Section 7.1(a).

1.196      "Voluntary Transfer Employee" means each Offered Employee who becomes a Transferred Employee pursuant to the terms of this Agreement.

1.197      "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of other Equity Interests may vote.

1.198      "Warranty Breach" means with respect to a Party, an inaccuracy or breach of a representation or warranty expressly made by such Party in an Operative Agreement.

1.199      "Year‑End Financials" has the meaning set forth in Section 5.12.

1.200      "Years of Service" means, with respect to any Transferred Employee's prior service as an employee of either Seller or a Subsidiary of Seller, fully completed calendar years plus the pro rated time described in the following sentence.  Not fully completed calendar years shall be counted towards Years of Service at the rate of 1/12th for each full calendar month of service.

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(ii)          For all purposes of and under this agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
ABISS	8.27
ABISS Agreement	8.27
Anoka Facility	8.24(b)(ii)
Assigned Lease Premises	8.17(a)(ii)
Assumed Taxes	8.7(a)(i)
CERCLA	1.50
Changes	8.7(b)
Environmental Insurance	8.21
Evaluation Material	8.15(a)
FIFO	4.11(d)
Foreign Benefit Plan	5.13(b)(i)
FTC Amount	8.6(b)
Insurance Payment	11.6(a)
Internet Properties	1.81
Made	1.124
MEC	8.24(b)(i)
Mentor CLEAR ADVANTAGE Mark	8.24(c)
Minneapolis Environmental Losses	11.3(d)(i)
Mitigation Payment	11.6(a)
Offered Employees	7.1(a)
Other Business Property	11.3(d)(ii)
Party	Preamble
Patent Covenant	4.8
Preliminary Purchase Price Allocation	8.8
Qualifying Loss	11.3(b)
Residuals	4.4
Retained Subsidiaries	8.28
Retention Payment	7.9
Sarlat Property	11.3(d)(ii)(2)
SMEC	8.24(b)(ii)
Structural Representations	11.1
Third Party Payment	11.6(a)
Threshold	11.3(b)
Transferred Names	8.19(a)
Transition Marks	4.11(e)
Transition Products	4.11(e)
UK SMEC Marks	8.24(b)(viii)(1)
Year‑End Financials	5.12(a)

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Article 2

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1              Transferred Assets; Transferred IPR

(a)                Upon the terms and subject to the conditions set forth herein, including Section 2.3, Article 9 and Article 10, as of the Closing Date, Seller shall, and/or shall cause its Subsidiaries to, sell, transfer, convey, assign and deliver to Buyer, or if so requested by Buyer, to a Subsidiary of Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller and its Subsidiaries, the Transferred Assets.

(b)               Upon the terms and subject to the conditions set forth herein, including Section 2.3, Article 9 and Article 10, as of the Closing Date Seller shall, and/or shall cause its Subsidiaries to, sell, transfer, convey, assign and deliver to Buyer, or if so requested by Buyer, to a Subsidiary of Buyer, free and clear of all Encumbrances, all right, title and interest of Seller and its Subsidiaries in and to the Transferred IPR, including the right to pursue past damages based on third‑party infringement of the Transferred IPR, and also including the goodwill of the Business appurtenant to the Transferred Marks included in the Transferred IPR.

(c)                Buyer hereby waives compliance with the provisions of any applicable Laws which relate to the sale of property in bulk in connection with the transfer of the Transferred Assets to the Buyer.

2.2              Assumed Liabilities

Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller shall, or shall cause its Subsidiaries to, assign and transfer to Buyer, and Buyer shall, or shall cause the Buyer Subsidiaries to, assume and fully perform and discharge, on a timely basis and in accordance with their respective terms, the Assumed Liabilities.  Notwithstanding the foregoing, other than the Assumed Liabilities specifically listed on Schedule 1.6, Buyer assumes no Liabilities of Seller, its Subsidiaries or any of its Affiliates.  Notwithstanding anything to the contrary, nothing shall include or be deemed to include among or within the Transferred Business, Transferred Assets, Transferred IPR, Transferred Internet Properties, any assets, Liabilities, IP, IPR or other property rights, or any Liabilities whatsoever with respect to, the ObTape® brand products, including any components thereof, any instruments or other accessories sold in conjunction with and for use strictly with ObTape®, and Marks, advertising and marketing materials used strictly with ObTape®.

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2.3              Conveyances

Promptly following the execution and delivery of this Agreement, each of Buyer and Seller will cooperate in good faith to prepare and execute appropriate Contracts to convey or transfer the Transferred Assets, Transferred IPR and Assumed Liabilities held by Seller or its Subsidiaries to Buyer in connection with the Closing, or if so requested by Buyer, Subsidiaries of Buyer (the "Buyer Subsidiaries").  Each of the Parties will use commercially reasonable efforts to cause such transfers to be effected on the most efficient basis, including minimizing Transfer Taxes.  Such transfers shall be on terms (including conditions to Closing, representations and warranties, covenants and indemnification obligations) consistent with this Agreement, including the Purchase Price Allocation, except and only to the extent of modifications required to provide for the intent of this Agreement under applicable Laws (and in such case the minimal modifications required to do so) as may be required by applicable Laws.  Where appropriate, each of Buyer and Seller will cause its Subsidiaries to comply with any applicable Laws prior to entering into the Conveyance Documents.  With respect to any Transferred Assets, Transferred IPR or Assumed Liabilities, one or more bills of sale, assignment and assumption agreement, or similar conveyance documents as may be required under the Laws of the applicable jurisdiction to validly convey, assign and transfer such Transferred Assets, Transferred IPR or Assumed Liabilities (the "Conveyance Documents") may be used by Buyer or Seller in place of the Bills of Sale or the Assumption Agreement, as applicable.  The Parties agree that the Conveyance Documents are not intended to expand or limit the rights and obligations of Seller and Buyer beyond those provided for in this Agreement, and that the Conveyance Documents shall not provide for any additional rights or obligations of the Parties or their respective Subsidiaries that are not provided for in this Agreement or the other Operative Agreements (it being understood that for purposes of this sentence only, Operative Agreements shall not include the Conveyance Documents).  In the event of any conflict between the terms of the Conveyance Documents and this Agreement, the Parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the Parties shall deliver such additional instruments as may be necessary to accomplish the foregoing.

2.4              Net Working Capital Adjustment

(a)                Within 60 days after the Closing Date, Buyer will prepare (i) a balance sheet as of the Closing Date, (the "Closing Date Balance Sheet"), which Closing Date Balance Sheet shall be prepared in accordance with GAAP on a consistent basis with the Year-End Financials, and (ii) a statement of Net Working Capital as of the Closing Date (the "Closing Date Net Working Capital Statement", and together with the Closing Date Balance Sheet, the "Closing Statements"), which Closing Date Net Working Capital Statement shall be derived from the Closing Date Balance Sheet.  Seller will assist and cooperate with Buyer in the preparation of the Closing Statements, including by providing Buyer with reasonable access to any relevant personnel, books and records related to the Transferred Assets, the Transferred IPR and the Assumed Liabilities and historical financial data that are in Seller's possession.  A spreadsheet illustrating the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement (assuming in each case that the Closing Date had occurred on December 31, 2005) is attached as Exhibit D hereto for illustrative purposes.

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(b)               Following the delivery by Buyer to Seller of the Closing Statements, Seller shall have a period of 30 days in which to review the Closing Statements.  Seller and its accountants shall be provided with reasonable access to the Transferred Assets and the Transferred IPR, the work papers of Buyer and its accountants and to the books and records relating to the Transferred Assets, the Transferred IPR and the Assumed Liabilities in connection with such review.  In the event that Seller determines that the Closing Statements have not been prepared on a basis consistent with the requirements of Section 2.4(a), Seller shall, on or before the last day of such 30‑day period, inform Buyer in writing of such determination (the "Objection"), setting forth in reasonable detail a specific description of the basis of the Objection, the adjustments to the Closing Statements which Seller believes should be made, and Seller shall be deemed to have accepted any items not specifically disputed in the Objection.  Failure to so notify Buyer shall constitute acceptance and approval of Buyer's preparation of the Closing Statements.

(c)                Buyer shall then have 30 days following the date it receives the Objection to review and respond to the Objection, during which period Buyer and Seller shall negotiate in good faith to resolve the Objection.  If Buyer and Seller are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following the date on which Buyer receives the Objection, after having used their good faith efforts to reach a resolution, they shall refer their remaining differences to KPMG LLP (or, if KPMG refuses to act in such capacity, such other nationally recognized accounting firm as the Parties shall reasonably agree) (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 2.4(a), whether and to what extent, if any, the Closing Statements require adjustment.  Buyer and Seller shall request the CPA Firm to use all reasonable efforts to render its determination within 45 days following submission of such matters to the CPA Firm.  The CPA Firm's determination shall be final, conclusive and binding upon Buyer and Seller, and nonappealable to any Person, court or forum absent manifest error or manifest bias.  Buyer and Seller shall promptly make reasonably available to the CPA Firm access to the Transferred Assets, all relevant books and records, any work papers (including those of the Parties' respective accountants, to the extent applicable) and supporting documentation relating to the Closing Statements and all other items reasonably requested by the CPA Firm.  The "Final Balance Sheet" and the "Final Net Working Capital Statement" shall mean, respectively, the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement, as the case may be, (i) as submitted by Buyer pursuant to Section 2.4(a), in the event that (1) no Objection is delivered to Buyer during the initial 30‑day period specified above or (2) Buyer and Seller so agree, (ii) as adjusted in accordance with the Objection, in the event that (A) Buyer does not respond to the Objection during the 30‑day period specified above following receipt by Buyer of the Objection or (B) Buyer and Seller so agree, (iii) as adjusted in accordance with the agreement of Buyer and Seller, if the Parties so agree during the 30‑day period following receipt by Buyer of the Objection, or (iv) as adjusted by the CPA Firm, if it has been submitted to the CPA Firm for review, together with any other modifications to the Closing Statements agreed upon by the Parties.  All fees and expenses of the CPA Firm shall be shared equally by Buyer and Seller.

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(d)               If the Net Working Capital Target is greater than the Net Working Capital as reflected on the Final Net Working Capital Statement (the amount of such excess, the "Downward Adjustment Amount"), then Seller shall pay within ten (10) days to Buyer cash equal to the amount of the Downward Adjustment Amount.  If the Net Working Capital as reflected on the Final Net Working Capital Statement is greater than the Net Working Capital Target (the amount of such excess, the "Upward Adjustment Amount"), then Buyer shall pay within ten (10) days to Seller cash equal to the amount of the Upward Adjustment Amount.  Any payment pursuant to this Section 0 will be treated by the Parties as an adjustment to the Purchase Price.

2.5              No Withholding

Buyer shall make all payments required to be made to Seller hereunder free and clear of and without reduction for any withholding taxes which shall be the sole responsibility of Buyer.

Article 3

CLOSING

3.1              The Closing

The transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, no later than two Business Days after all of the conditions set forth in Article 9 and Article 10 shall have been satisfied or waived (other than those conditions that by their terms are not capable of being satisfied or waived until the Closing), or such other place, time and date as the Parties shall agree in writing.  The time and date on which the Closing is actually held is sometimes referred to herein as the "Closing Date."

3.2              Deliveries by Seller

At the Closing, Seller will deliver or cause to be delivered to Buyer (unless previously delivered) the following:

(a)                duly executed share certificates or evidence of membership interests (as applicable), stock powers in blank or membership interest powers in blank (as applicable) in respect of each of the Transferred Equity Interests;

(b)               duly executed counterparts to the Bills of Sale;

(c)                duly executed counterparts of the assignments of the Transferred IPR in substantially the forms as set forth in Exhibit E-1 and Exhibit E-2 (collectively, the "IPR Assignment");

(d)               limited or special warranty deeds transferring the Transferred Real Property to Buyer or its Subsidiaries, subject to any and all Permitted Encumbrances;

(e)                duly executed counterparts of the Real Property Agreements;

(f)                 the certificate referred to in Section 9.5;

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(g)                the applicable Conveyance Documents with respect to each of the jurisdictions set forth in Schedule 0;

(h)                certificates satisfying the requirements of Treasury Regulation § 1.1445-2 that exempt Buyer and the Buyer Subsidiaries from any requirement to withhold Taxes under Code § 1445;

(i)                  a duly executed counterpart of the Escrow Agreement;

(j)                 all Schedules and other documents, instruments, declarations, affidavits and writings as may be necessary to assign, convey, transfer and deliver to Buyer good and valid title to the Transferred Assets and Transferred IPR, free of Encumbrances, or as required to be delivered by Seller (or a Subsidiary thereof) at or prior to the Closing pursuant to the Operative Agreements; provided, however, that Buyer and Seller shall each file or record or cause to be filed and recorded such documents, instruments, declarations, affidavits or other writings as may be necessary in accordance with applicable Laws; provided, further, that the responsibility for the payment of all fees for applicable recordation and filings of documents, instruments, declarations, deeds, affidavits or other writings necessary to effect any applicable assignments or transfers under this Agreement and for recording any such assignments, including assignments with respect to the Transferred Real Property and the Transferred IPR, shall be split equally between Buyer and Seller;

(k)               all documents and instruments necessary to effect filings with any Governmental Authority which are required to properly register the Products and relevant establishments in the Buyer's name effective as of the Closing Date (for example, FDA and its overseas counterparts' products and establishment licenses and environmental permits, etc.);

(l)                  the advice of the Workers' Council of Porges;

(m)              evidence of release of the Encumbrances against the Transferred Assets identified on Schedule 3.2(m);

(n)                all other documents, instruments and writings required to be delivered by Seller (or a Subsidiary thereof), at or prior to the Closing pursuant to the Operative Agreements.

3.3              Deliveries by Buyer

(a)                At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

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(i)            an amount equal to  the Preliminary Purchase Price less the Escrow Amount, which shall be paid by wire transfer of immediately available funds to an account designated by Seller; provided, however, that, if applicable, an appropriate portion of the Preliminary Purchase Price shall be paid in accordance with the terms of the Conveyance Documents (as determined by Seller in its reasonable judgment), with the remainder paid to Seller;

(ii)            a duly executed counterpart of the Assumption Agreement;

(iii)            a duly executed counterpart of the Escrow Agreement;

(iv)            duly executed counterparts to the applicable Conveyance Documents with respect to each of the jurisdictions set forth in Schedule 0;

(v)            the certificates referred to in Section 10.5;

(vi)            duly executed counterparts of the Real Property Agreements; and

(vii)            all other documents, instruments and writings required to be delivered by Buyer (or a Subsidiary thereof) at or prior to the Closing pursuant to the Operative Agreements.

(b)               At the Closing, Buyer will deliver or cause to be delivered to the Escrow Agent the Escrow Amount in accordance with the terms of the Escrow Agreement.

Article 4

INTELLECTUAL PROPERTY LICENSES

4.1              Licensed IPR

Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller hereby does grant, and shall  grant and cause its Subsidiaries to grant, to Buyer and its Subsidiaries, a worldwide, perpetual, irrevocable, non‑terminable, fully paid‑up, non‑exclusive, right and license:

(a)                under all of Seller's rights in the Licensed Patents, to make, have made, use, sell, offer for sale, export and import products in the Licensed Field, and to practice any claimed method within such Licensed Patents in the Licensed Field. The Licensed Patents shall not be sublicensable by Buyer except in the ordinary course of business and only in connection with general license of all or substantially all of the Patents owned by Buyer in the Licensed Field to a third Person; and

(b)               under all of Seller's rights in the Licensed Other IPR, to copy, use, perform, display, distribute, otherwise transfer products and services, and otherwise fully exploit (including by the granting of sublicenses) the Licensed Other IPR and conduct the business of Buyer following the Closing, subject to any restrictions on Buyer with respect to the Trade Secrets of Seller set forth in Section 4.6.

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4.2              License‑Back Patents

Subject to the terms and conditions of this Agreement, effective as of the Closing, Buyer and its Subsidiaries shall and do hereby grant to Seller and its Subsidiaries, and Seller and its Subsidiaries retain, a worldwide, perpetual, irrevocable, non‑terminable, fully paid‑up, non‑exclusive, right and license under all of Buyer's rights in the License‑Back Patents, to make, have made, use, sell, offer for sale, and import any product, and to practice any claimed method within the License‑Back Patents in the License-Back Field.  The License-Back Patents shall not be sublicensable by Seller except in the ordinary course of business and only in connection with general license of all or substantially all of the Patents in the License-Back Field owned by Seller to a third Person.

4.3              Limitations

(a)                Existing Licenses.  All licenses granted by a Party ("Licensor Party") to the other Party or its Subsidiaries, as applicable ("Licensee Party") under this Article 4 are subject to any and all Contracts between the Licensor Party and any third Person entered into prior to the date hereof.

(b)               Maintenance of Patents.  Where a Licensor Party no longer wishes to prosecute or maintain a Licensed Patent or License-Back Patent in force that could be so reasonably prosecuted or maintained in force, it shall offer assignment of the said application or Patent to the Licensee Party at no cost but shall retain a perpetual, irrevocable, non-terminable, royalty free, sublicensable, license to such transferred Patent.

4.4              License-Back Other IPR

Subject to Section 8.16, Buyer and its Subsidiaries shall and do hereby grant to Seller and its Subsidiaries under all rights in the License-Back Other IPR transferred to Buyer hereunder, and Seller and its Subsidiaries retain thereunder, a non-exclusive, worldwide, non-terminable, irrevocable, perpetual, assignable, sublicensable license to use, copy, distribute, otherwise transfer, create derivative works from, display, and perform the Licensed-Back Other IPR (and associated Technology) in all fields; provided, that (i) Seller agrees that it will not knowingly and specifically assign or sublicense such Licensed-Back Other IPR to a third party on a stand-alone basis in the Licensed Field and that the foregoing licenses shall be subject to Section 4.6 with respect to any Trade Secrets included in the License-Back Other IPR; (ii) the forgoing license to the Transferred Trade Secrets included in the Licensed Back Other IPR is limited in the Licensed Field to a license to Residuals only; and (iii) the foregoing license to the Transferred Copyrights included in the Licensed Back Other IPR excludes the use of the tangible embodiments of any such Copyrights in the Licensed Field.  "Residuals" means Trade Secret information retained in the unaided memory of employees that have been exposed to such Trade Secret information.

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4.5              Reservation of Rights

Each of the Licensor Parties hereby reserves all rights not expressly granted hereunder.  No implied licenses are granted by Seller with respect to any of the Transferred Assets or pursuant to any term of this Agreement.

4.6              Trade Secret Protection and Use

Notwithstanding the retention of ownership of any Trade Secrets by Seller (and the license granted thereto to Buyer), or transfer of ownership of Trade Secrets to Buyer (with a license retained thereto by Seller) hereunder, each Party agrees (i) nothing set forth herein shall limit either Party's rights to enforce its rights with respect to the any misappropriation following the Closing by third parties of such Trade Secrets or to protect the confidentiality of such Trade Secrets regardless of whether such Trade Secrets are licensed to, or owned by such Party, and (ii) each Party shall treat the Trade Secrets of the other with at least the same degree of care, as its does its own like Trade Secrets, but in no event with less than reasonable care; provided that each Party may use and disclose the Trade Secrets of the other within the scope of the licensed granted hereunder.

4.7              Transfer

The Licensee Party may transfer or assign, in whole or in part, the licenses granted to it hereunder in connection with a Change of Control of the Licensee Party or the sale of substantially all of the assets of a business of the Licensee Party to which the license to be transferred or assigned relates.

4.8              Products Outside of Licensed Field and License-Back Field

In the event that Seller and/or its Subsidiaries shall make, have made, use, sell, offer for sale, or import a product outside of the License-Back Field that, absent a license, infringes or would infringe any of the Transferred Patents, Seller shall so notify Buyer, and thereafter, Buyer shall license to Seller such Transferred Patents for use in such field of use (but in no event within the Licensed Field) upon commercially reasonable terms, which such terms shall be negotiated in good faith by Buyer and Seller (the foregoing, the "Patent Covenant").  If Seller infringes any Transferred Patents outside the License-Back Field and does not seek a license to such Patents in accordance with the foregoing Patent Covenant, Buyer's sole and exclusive remedy shall be to bring an action seeking a reasonable royalty for a license to such Patents and for past royalty payments that would have been due; provided, however, Buyer (or any successor to the Transferred Patents) shall not have the right to seek or obtain an injunction against Seller's infringement of such Patents and if Buyer is the prevailing party in such action, Buyer shall be entitled to payment of Buyer's legal fees and expenses by Seller.  Buyer agrees that in the event of an assignment or transfer of any of the Transferred Patents, Buyer (and any subsequent transferee) shall obtain the agreement of the transferee or successor to such Transferred Patents, for the benefit of Buyer and its successors, to the Patent Covenant.  In the event that Buyer (or any subsequent transferee of the Transferred Patents) fails to obtain agreement to such Patent Covenant, the Seller shall be deemed to have, effective as of the date hereof, a non-exclusive, royalty free, perpetual worldwide license to such Patents in all fields other than the Licensed Field.

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4.9              Bulking Agent and/or Toxin

In the event that Seller shall seek to first commercialize a dermal filler or other bulking agent or toxin (including a botulinum toxin), as the case may be, in the Licensed Field after the Closing Date, then Seller shall provide Buyer the reasonable opportunity to discuss in good faith a mutually beneficial arrangement for the commercialization of such dermal filler or other bulking agent or toxin, as the case may be, in the Licensed Field; in no event such opportunity to be later than thirty (30) days prior to Seller entering into an agreement, if any, for such first commercialization with a third party.  Seller's obligations under this Section 0 shall terminate on the tenth (10th) anniversary of the Closing Date.

4.10          Exclusive Patent

If Schedule 1.182 omits any Patents owned by Seller as of the Closing Date that as of the Closing Date claim an invention that is exclusive to the Licensed Field, Buyer shall, as its sole and exclusive remedy for such omission, be granted and shall have effective as of the Closing Date, a perpetual, worldwide, royalty free, paid-up license in the Licensed Field to such Patent with the right to bring an action for the infringement of such Patent or Patents in the Licensed Field.  Such license shall be exclusive in the Licensed Field as of the date the determination is made that such Patent was omitted from Schedule 1.182.

4.11          License to Transition Marks

(a)                Seller hereby grants to Buyer, effective as of the Closing Date, a worldwide, non-exclusive, non-transferable license under the Transition Marks (as defined below) to use such Transition Marks in connection with the marketing, packaging, sale and promotion of Transition Products (as defined below) in substantially the same manner that such Transition Marks were used by Seller prior to the Closing.  All goodwill associated with the use of such Transition Marks shall inure to the benefit of Seller.

(b)               Buyer shall maintain the quality of the goods with which such Transition Marks are used at least at the same level maintained by Seller prior to the Closing.  Without limiting the foregoing, Buyer shall not (i) use the Transition Marks in a manner that detracts from the goodwill associated with such Transition Marks or in a manner contrary to the reasonable instructions of Seller, (ii) co-brand the Products with any other Marks without the prior written consent of Seller, or (iii) sell any Transition Product beyond its shelf life or in any other improper manner.  Buyer shall not make any warranty, express or implied, to any third party on behalf of Seller with respect to the Transition Products and except as may be otherwise provided under this Agreement shall be solely responsible for all Transition Products sold by it.

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(c)                Notwithstanding the license set forth in Section 4.1(a), Buyer will use reasonable commercial efforts, subject to regulatory requirements, to cease using the Transition Marks as promptly as practicable following the Closing, and replace such Marks with new Marks owned by Buyer.  Without limiting the generality of the foregoing, in no event may Buyer market, package, sell or promote any product under or bearing a Transition Mark that shall have been manufactured by or for Buyer which manufacture shall have occurred after the last day of the 18th month following the Closing Date.

(d)               Buyer will sell Transition Products in inventory on a first-in-first-out (FIFO) basis.  Buyer will not increase inventory levels of Transition Products beyond levels consistent with historic inventory levels of such Transition Products.

(e)                For the purposes of this Section 4.11, (A) "Transition Products" means (i) all Products in Seller's inventory as of the Closing Date and (ii) all such Products manufactured by or for Buyer in accordance herewith and sold by Buyer under a Transition Mark; and (B) "Transition Marks" means all Marks used by Seller prior to the Closing Date in connection with the marketing, sale, promotion and packaging of the Transition Products.

Article 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the Schedules and the disclosures and exceptions set forth in the Disclosure Letter delivered by Seller to Buyer on the date hereof (the "Disclosure Letter") (which disclosures and exceptions will reference the appropriate section of this Article 5 to which they relate and each of which disclosures and exceptions shall be deemed to be incorporated by reference into the representations and warranties; provided, that any information disclosed in the Disclosure Letter shall be deemed disclosed and incorporated in any other section, subsection, clause and paragraph hereof where it is reasonably apparent that such disclosure is applicable to such other section, subsection, clause or paragraph) Seller hereby makes the following representations and warranties to Buyer as of the Offer Date:

5.1              Organization and Authority

(a)                Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Seller or prevent the performance by Seller of its obligations under this Agreement or the other Operative Agreements to which it is a party.

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(b)               Each of the Transferred Subsidiaries is duly organized, validly existing and in good standing (to the extent such jurisdiction recognizes the concept or similar concept) under the laws of the jurisdiction in which it was formed.  Each of the Transferred Subsidiaries has the requisite corporate power and authority to execute and deliver each of the Operative Agreements (if applicable) to which it is a party and to perform its obligations thereunder.  Each of the Transferred Subsidiaries is duly qualified to do business in and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Seller or prevent the performance by Seller of its obligations under this Agreement or the other Operative Agreements to which it is a party.

(c)                This Agreement is as of the date hereof, and each of the other Operative Agreements to which Seller or a Subsidiary is a party will be, upon their execution and delivery, duly and validly authorized, executed and delivered by Seller or the applicable Subsidiary and this Agreement constitutes, and each of the other Operative Agreements to which Seller or a Subsidiary is a party will constitute, the valid and binding agreement of Seller or the applicable Subsidiary, enforceable against Seller or the applicable Subsidiary in accordance with its respective terms, subject to bankruptcy and debtor creditor laws of general application, rules of equity and rules concerning specific performance (collectively, the "Enforceability Exceptions").  No other actions or proceedings on the part of Seller are necessary to authorize Seller's execution or performance of this Agreement or any of the other Operative Agreements to which it is a party or the transactions contemplated hereby or thereby.

5.2              Transferred Subsidiaries; Capitalization

(a)                Except for the Transferred Equity Interests, Seller does not own or hold, directly or indirectly, any Equity Interest of any kind in any Person that owns assets or properties or conducts operations used or held for use in the Business.  All of the Transferred Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, to the extent such terms are applicable to such Transferred Equity Interests, with no personal liability attaching to ownership thereof, and such Transferred Equity Interests are owned by Seller, in each case free and clear of any Encumbrances.  Upon consummation of the transactions contemplated hereby, Buyer and/or a Subsidiary of Buyer will acquire good and valid title to the Transferred Equity Interests free and clear of all Encumbrances, other than Encumbrances placed upon such Transferred Equity Interests by Buyer or its Subsidiaries or generally applicable to the assets of Buyer and/or its Subsidiaries. Except for this Agreement, the Transferred Equity Interests and as described in Section 5.2(a) of the Disclosure Letter, there are no outstanding Equity Interests in the Transferred Subsidiaries.  There are no Contracts or other arrangements by which the Transferred Subsidiaries are, may be or become bound to issue additional Equity Interests in the Transferred Subsidiaries.

(b)               Neither Seller nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any of the Transferred Subsidiaries.

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(c)                The jurisdiction of organization and authorized Equity Interests of each Transferred Subsidiary is set forth in Section 0 of the Disclosure Letter.  There are no outstanding obligations of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or membership interests of the Transferred Subsidiaries or pursuant to which any Transferred Subsidiary is required to register any Equity Interests under the Securities Act of 1933, as amended (the "Securities Act") or under any other Laws.  None of the Transferred Subsidiaries has any outstanding Voting Debt.

5.3              No Violation

The execution and delivery by Seller of this Agreement, and by Seller and its Subsidiaries under each of the other Operative Agreements to which any of them is a party, does not, and the performance by Seller of its obligations hereunder, and by Seller and its Subsidiaries under each of the other Operative Agreements to which any of them is a party, will not: (a) conflict with, or result in a breach of, any of the provisions of any of their respective charter documents, bylaws or similar organizational documents; (b) materially breach, violate or contravene any applicable Laws; (c) create any right of termination or acceleration or Encumbrance that would prevent Seller or any of its Subsidiaries from performing its obligations under this Agreement or any other Operative Agreement to which any of them is a party; (d) assuming that the Consensual Transfers identified in Section 0 of the Disclosure Letter are obtained, conflict with, or result in a breach of or default under, any Transferred Contract in any material respect; or (e) conflict with, or result in a breach of or default under, any material Subsidiary Contract in any material respect.

5.4              Compliance with Laws; Business Permits

No Governmental Actions on the part of Seller or any of its Affiliates or Subsidiaries are required in connection with the execution or delivery by Seller of this Agreement or by Seller or any of its Subsidiaries under any of the Operative Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or the consummation by Seller or any of its Subsidiaries of the transactions contemplated thereby, other than pursuant to HSR and such other Governmental Actions identified on Section 5.4 of the Disclosure Letter.  For the avoidance of doubt, neither Seller nor any of its Subsidiaries hereby make any representations or warranties to Buyer as to the compliance with the UK OFT Undertakings of Buyer, any of its Subsidiaries or other parties to the UK OFT Undertakings.  Seller and the Transferred Subsidiaries, as the case may be, hold, to the extent legally required, all material permits, licenses, variances, clearances, consents, commissions, foreclosures, exemptions, orders, authorizations and approvals from Governmental Authorities that are required for them to conduct the Business in accordance with all applicable Laws (the "Business Permits").  Seller and the Transferred Subsidiaries have conducted and operated, and are conducting and operating, the Business in accordance with the terms of the Business Permits and in compliance with all Laws applicable to the Business, its properties and affairs, including employment and immigration Laws, in all material respects.

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5.5              No Broker

None of Seller or any Subsidiary of Seller, has engaged any Person, other than Citigroup Global Markets Inc. (the fees of which shall be paid by Seller), which is entitled to any fee or commission as a finder or a broker in connection with this Agreement or the transactions contemplated hereby.

5.6              Absence of Changes

Since the date of the Most Recent Balance Sheet and through the Offer Date there has not been:

(a)                any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;

(b)               any creation or other incurrence of any Encumbrance on any Transferred Asset other than Encumbrances created or incurred in the ordinary course of business;

(c)                any Contract entered into by Seller primarily relating to the Business or any Transferred Assets (including the acquisition or disposition of any assets) material to the Business or to the Transferred Assets and Transferred IPR, taken as a whole or exceeding $100,000 per annum, other than Contracts entered into in the ordinary course of business and those contemplated by this Agreement and the other Operative Agreements; or any Contract entered into by Seller resulting in an Encumbrance other than a Permitted Encumbrance with respect to Real Property;

(d)               any receipt of written notice by Seller of any termination by any customer, supplier or other third Person in connection with, and material to, the Business;

(e)                any material damage, destruction or loss to the assets of the Business;

(f)                 any (i) employment, deferred compensation, severance, retirement or other similar Contract entered into with any Transferred Employee (or any amendment to any such existing Contract) other than as required by Law or in the ordinary course of business, (ii) grant of any right to severance or termination pay to any Transferred Employee, other than in the ordinary course of business, (iii) change in compensation or other benefits payable to any Transferred Employee pursuant to any severance or retirement plans or policies thereof, other than in the ordinary course of business, or (iv) other change in the compensation or benefits structure applicable to the Transferred Employees in a manner that adversely affects in a material respect the cost structure of the Business;

(g)                any payment, discharge or satisfaction of any claim, Encumbrance, obligation or Liability of the Business, other than (i) Permitted Encumbrances, (ii) the payment, discharge or satisfaction of claims, Encumbrances, obligations or liabilities reflected or reserved against in the Most Recent Balance Sheet or (iii) in the ordinary course of business;

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(h)                any write down or write up in the value of any Transferred Inventory, or any determination as collectible of any Transferred Accounts Receivable or any part thereof which were previously considered uncollectible, or any write off as uncollectible of any Transferred Accounts Receivable or any part thereof, except in each case for write downs, write ups, and write offs in the ordinary course of business consistent with past practice;

(i)                  except in the ordinary course of business, any disposition of or permission to lapse of any right to the use of any of the Transferred IPR, or application therefor or any disposition of, or to Seller's Knowledge any disclosure of any Transferred Trade Secrets or other confidential information constituting Transferred IPR to Persons not bound by confidentiality obligations;

(j)                 except in the ordinary course of business and except for the capital expenditure commitments described on Section 5.6(j) of the Disclosure Letter, making by the Business of any capital expenditure or commitment in excess of $500,000 for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacements;

(k)               any entry related to the Business, into any collective bargaining or labor Contract, or any experience of any organized slowdown, work interruption, strike or work stoppage;

(l)                  sale, transfer or other disposition of any of the Transferred Assets except in the ordinary course of business;

(m)              any grant or incurrence of any obligation for any increase in the compensation of any Transferred Employee (including same pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment) except for raises to Transferred Employees in the ordinary course of business consistent with past practices;

(n)                any change in any method of accounting or accounting principles, practices or policies of Seller with respect to the Financial Statements except as required by a concurrent change in GAAP or the rules and regulations of the Securities and Exchange Commission;

(o)               any Contract, whether in writing or otherwise, to take any of the actions set forth in this Section 5.6 except as otherwise specifically permitted or contemplated by this Agreement or any other Operative Agreement.

5.7              Contracts

As of the Offer Date, neither Seller nor any of the Transferred Subsidiaries is a party to or bound by, nor has Seller or any Transferred Subsidiary made any commitment with respect to any of the following with respect to the Business:

(a)                any Contract relating to the pending acquisition or disposition of any business or product line (whether by merger, sale of stock, sale of assets or otherwise);

(b)               any Contract which creates any Encumbrance on any Transferred Asset or Transferred IPR;

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(c)                any Contract concerning the establishment or operation by the Business of a partnership, joint venture or limited liability company;

(d)               any Contract relating to the Business concerning or containing restrictions on business activities, including noncompetition or nonsolicitation (other than noncompetition or nonsolicitation agreements entered into with Employees in the ordinary course of business);

(e)                any employment Contract (other than "at will" employment Contracts and Contracts arising as a matter of applicable Law) with any Transferred Employee or consulting Contract with any Person (other than consulting Contracts terminable by Seller or its Subsidiaries without cause or penalty and with no more than 30 days advance notice) providing for fixed annual cash compensation in excess of $50,000 or any employee retention, stay or bonus Contracts;

(f)                 any collective bargaining, workers' council or similar Contract relating to the Business entered into with any trade union, workers' council or other group of employee representatives;

(g)                any Contract (excluding Assigned Leases and Subsidiary Leases) under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect; or

(h)                any Contract (excluding Assigned Leases and Subsidiary Leases) which contains any provisions requiring Seller or any Transferred Subsidiary to indemnify any other party (other than (i) indemnities against breach of the obligations contained in Contracts which were entered into in the ordinary course of business, including ordinary course, generic director, officer and employee indemnification agreements not relating to specific or particular subjects and (ii) indemnities against IPR infringement contained in non-exclusive licenses entered into in the ordinary course).

5.8              Taxes

(a)                To the extent that failure to do so would materially adversely impact the Transferred Assets or the Buyer's ownership of the Transferred Assets or operation of the Business, Seller and the Transferred Subsidiaries (a) have timely paid all Taxes they are required to pay or have provided adequate accruals on its Financial Statements for all Taxes it is required to pay and (b) have timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (collectively, "Returns") relating to any and all Taxes concerning or attributable to the Transferred Assets or the Business and such Returns are true, correct and complete, prepared in accordance with applicable Laws and have timely filed all other material Tax returns required to be filed by them.

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(b)               Seller and the Transferred Subsidiaries have timely paid or withheld with respect to their Employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c)                There are no Encumbrances with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable.

(d)               Seller does not know of any basis for the assertion of any claim for any liabilities for unpaid Taxes of Seller or the Transferred Subsidiaries for which Buyer would become liable as a result of the transactions contemplated by this Agreement or that would result in any Encumbrance on any of the Transferred Assets.

(e)                To the extent applicable to the Transferred Assets or the Buyer's ownership of the Transferred Assets or operation of the Business, Seller has not been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(f)                 To the extent applicable to the Transferred Assets or the Buyer's ownership of the Transferred Assets or operation of the Business, (i) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any tax authority to Seller or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Seller does not file Returns that it is or may be subject to taxation by that jurisdiction.

5.9              Transferred Tangible Assets

Seller or its Subsidiaries have good and marketable title to the Transferred Tangible Assets, free and clear of any Encumbrances.  To the Knowledge of Seller, such Transferred Tangible Assets are in good operating condition, free of any material defects (except those resulting from normal wear and operation).  The Transferred Tangible Assets will constitute at the Closing, all of the material tangible assets (other than Infrastructure Assets) held by Seller or any of its Subsidiaries and primarily used or held for use in the Business.

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5.10          Transferred Contracts; Subsidiary Contracts

(a)                Each Transferred Contract is a valid and binding agreement of Seller or a Subsidiary of Seller, is in full force and effect and, to the Knowledge of Seller, is enforceable according to its terms, subject to the Enforceability Exceptions.  Each of Seller and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Transferred Contracts and is not in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any Transferred Contract is in breach or default in any material respect thereunder.  True and complete copies of each Transferred Contract have been made available to Buyer.  Section 0 of the Disclosure Letter sets forth a list of all consents to transfers, assignments and novations required as of the Closing in connection with the assignment of the Transferred Contracts as contemplated by this Agreement (the "Consensual Transfers").  Notwithstanding the foregoing, Seller makes no representation or warranty with respect to the Transferred Contracts regarding infringement or misappropriation of Intellectual Property Rights except those expressly made pursuant to Section 5.11.

(b)               Each Contract (excluding Subsidiary Leases) to which a Transferred Subsidiary is a party (each such Contract, a "Subsidiary Contract"), is a valid and binding agreement of such Transferred Subsidiary and is in full force and effect and, to the Knowledge of Seller, is enforceable according to its terms, subject to the Enforceability Exceptions.  Each Transferred Subsidiary has performed or is performing all material obligations required to be performed by it under the Subsidiary Contracts and is not in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any Subsidiary Contract is in breach or default in any material respect thereunder.  True and complete copies of each material Subsidiary Contract have been made available to Buyer.  Section 5.10(b) of the Disclosure Letter sets forth a list of all consents to transfers and assignments required in respect of the Subsidiary Contracts as of the Closing in connection with the transactions contemplated by this Agreement (the "Subsidiary Consents").

(c)                As of the Offer Date, the Third Party Licenses listed on Schedule 1.166 are all of the licenses between Seller (or a Subsidiary thereof) and a third Person pursuant to which such third Person has licensed software or other IPR (except for Marks) to Seller or a Transferred Subsidiary that is material to, and used by Seller or any of its Subsidiaries in the Business (other than Infrastructure Assets and software licensed under industry typical object code licenses and generally available in the marketplace).  Schedule 1.166 indicates which of such Third Party Licenses that Seller or its Subsidiaries may transfer to Buyer or a Buyer Subsidiary in accordance with the terms of such license and without Seller, or the applicable Transferred Subsidiary, incurring any material Liability to such third Person.

5.11          Intellectual Property

(a)                To the Knowledge of Seller, as of the Offer Date, neither Seller nor any Subsidiary has received written notice within the four-year period preceding the Offer Date of any material claim that the conduct of the Business by Seller or its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person.

(b)               To the Knowledge of Seller, as of the Offer Date, the conduct of the Business by Seller and its Subsidiaries does not infringe any Patent held by any third Person.

(c)                To the Knowledge of Seller, as of the Offer Date, the conduct of the Business by Seller and its Subsidiaries has not and does not infringe or misappropriate any Copyright, Trade Secret or Mark held by any third Person.

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(d)               The issued Patents identified on Schedule 1.94 (as such schedule may be supplemented prior to the Closing Date) together with the Transferred Patents are the only issued Patents owned or licensable by Seller and its Subsidiaries that, absent a license, would be infringed by Buyer's and its Subsidiaries' conduct of the Business immediately after the Closing Date (assuming the conduct of the Business by Buyer and its Subsidiaries immediately after the Closing is the same as the conduct of the Business by Seller and its Subsidiaries immediately prior to the Closing).

(e)                As of the Offer Date, there have been no written claims within the four-year period preceding the Offer Date against Seller or its Subsidiaries asserting the invalidity, misuse or unenforceability of any Transferred IPR.

(f)                 Seller owns all right, title and interest in and to all of the Transferred IPR and/or has the right and authority to transfer such Transferred IPR to Buyer in accordance with the terms hereof free and clear of any and all Encumbrances but subject to any prior non-exclusive licenses granted by Seller or its Subsidiaries prior to the Closing pursuant to Section 8.2.

(g)                Seller and its Subsidiaries have taken reasonable steps to protect Seller's and its Subsidiaries' rights in Trade Secrets relating to the Business that it wishes to protect, and without limiting the foregoing, Seller and each Transferred Subsidiary have a policy requiring each Employee and contractor materially involved in proprietary aspects of the Business to execute nondisclosure of proprietary information and confidentiality agreements and Seller and each Transferred Subsidiary have implemented such policy.

(h)                There are no Contracts (other than Transferred Contracts), which provide for any future cash payments to Seller or a Subsidiary thereof for the use of the Transferred IPR.

(i)                  Section 5.11(i) of the Disclosure Letter lists (i) all items of Transferred IPR that are subject to a formal registration with the United Stated Patent and Trademark Office, Copyright Office or similar authority anywhere in the world that, to the Knowledge of Seller, will expire or otherwise require action to continue, renew or maintain same within the six (6) month period after the Offer Date and (ii) such information as Seller's intellectual property counsel is able to reasonably provide from a review of standard docket reports as of the Offer Date.

(j)                 There is no currently pending, or to Seller's Knowledge threatened, adverse decisions or claims in which Seller is a named party with respect to any opposition, cancellation, injunction or other claim or restriction concerning the Transferred IPR.

(k)               To Seller's Knowledge, the Transferred IPR is valid and enforceable.

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5.12          Financial Statements and Reports

(a)                Section 0 of the Disclosure Letter sets forth the following with respect to the Business: (i) (A) the audited balance sheet as of March 31, 2005 and the related audited statements of income and cash flows for the 12‑month period ended March 31, 2005 and the related notes of Seller and its Subsidiaries related to the Business and (B) the unaudited balance sheet as of March 31, 2004 and the related unaudited income statement for the 12‑month period ended March 31, 2004 of Seller and its Subsidiaries related to the Business ((A) and (B) together, the "Year‑End Financials"), and (ii) unaudited balance sheet as of December 31, 2005 (the "Most Recent Balance Sheet"), and the related unaudited income statement for the 9‑month period ended December 31 , 2005 of Seller and its Subsidiaries related to the Business (together with the Most Recent Balance Sheet, the "Interim Financials").  The Year‑End Financials and the Interim Financials (collectively, the "Financial Statements") have been prepared in accordance with GAAP, applied in a consistent manner, except that the Interim Financials do not contain the notes required by GAAP.  The Financial Statements present fairly the financial condition, operating results and cash flows of the Business as of the dates and for the periods indicated therein.

(b)               Neither Seller nor any Transferred Subsidiary has any Liability with respect to the Business, except for (i) Liabilities reflected in the Financial Statements, (ii) Liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business, (iii) contractual and other Liabilities incurred but which are not required by GAAP to be reflected on a balance sheet and (iv) the Excluded Liabilities.

(c)                Seller and each Transferred Subsidiary maintain accurate books and records reflecting their respective assets and liabilities and maintain proper and adequate internal accounting controls which are designed to provide reasonable assurance that (i) transactions related to the Business are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and its Subsidiaries and to maintain accountability for the assets of the Business, (iii) access to assets of the Business is permitted only in accordance with Seller's management's authorization, (iv) the reporting of assets of the Business is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory related to the Business were recorded accurately, and proper and adequate procedures are implemented to effect in all material respects the collection thereof on a current and timely basis.

5.13          Benefit Plan Compliance

(a)                Domestic Plans.

(i)            The Employee Benefits Plans currently maintained by, or contributed to by Seller or any ERISA Affiliate for the benefit of Employees on Seller's United States payroll (each a "Seller Domestic Benefit Plan") that are subject to the Laws of the United States are those listed in Section 5.13(a)(i) of the Disclosure Letter, and a copy or summary of each has been furnished or made available to Buyer.

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(ii)            Each Seller Domestic Benefit Plan intended to be qualified under Section 401(a) of the Code, has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service.  Seller and each ERISA Affiliate and, to the Knowledge of Seller, each of the Seller Domestic Benefit Plans, are in compliance with the provisions of the applicable Laws (if any) under which the Seller Domestic Benefit Plans are maintained, and with the terms of such Seller Domestic Benefit Plans.

(iii)            Except as may be set forth in Section 5.13(a)(iii) of the Disclosure Letter, all contributions to the Seller Domestic Benefit Plans which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the Law of the jurisdiction in which such plan is maintained, have been made.

(iv)            Except as set forth in Section 5.13(a)(iv) of the Disclosure Letter, all reports and returns, including Forms 5500, with respect to any Seller Domestic Benefit Plan required to be filed by Seller with any Governmental Authority or distributed to any Seller Domestic Benefit Plan participant by Seller have been duly filed or distributed.

(v)            Except as set forth in Section 5.13(a)(v) of the Disclosure Letter, there are no pending investigations by any Governmental Authority involving the Seller Domestic Benefit Plans, and there are no claims pending or, to the Knowledge of Seller, threatened against Seller (except for claims for benefits payable in the normal operation of the Seller Domestic Benefit Plans) nor, are there any facts that could give rise to any Liability in the event of such investigation, claim, suit or proceeding.

(vi)            Neither Seller nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA, including any Liability under Sections 4062, 4063 or 4064 of ERISA, or any withdrawal liability, within the meaning of Section 4201 of ERISA or potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(vii)            Seller and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Seller Domestic Benefit Plan that is, or was during any taxable year of Seller or any ERISA Affiliate for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code except for such noncompliance as would not reasonably be expected to subject Buyer, or any of the Transferred Assets, to any material liability.

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(b)               Foreign Plans.

(i)            The only Employee Benefits Plans maintained by, or contributed to by Seller, any Transferred Subsidiary or any ERISA Affiliate for the benefit of Employees or former Employees that are subject to the Laws of jurisdictions other than the United States, and that it is anticipated by Seller that Buyer will be required to assume or continue either by operation of Law or by the terms of this Agreement, are those listed in Section 0 of the Disclosure Letter (each a "Foreign Benefit Plan").  A copy or summary of each Foreign Benefit Plan, and, where applicable, a copy of the most recent actuarial report has been furnished or made available to Buyer.

(ii)            Seller, each Transferred Subsidiary and each ERISA Affiliate and, to the Knowledge of Seller, each of the Foreign Benefit Plans, are in compliance with the provisions of the applicable Laws of each jurisdiction in which any of the Foreign Benefit Plans are maintained, to the extent such Laws are applicable to the Foreign Benefit Plans and with the terms of such Foreign Benefit Plans.

(iii)            Except as may be set forth in Section 5.13(b)(iii) of the Disclosure Letter, all contributions to or accruals for the Foreign Benefit Plans which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the Law of the jurisdiction in which such plan is maintained, have been made.

(iv)            Except as set forth in Section 5.13(b)(iv) of the Disclosure Letter, all reports and returns with respect to any Foreign Benefit Plan required to be filed by Seller with any Governmental Authority or distributed to any Foreign Benefit Plan participant by Seller have been duly filed or distributed.

(v)            Except as set forth in Section 5.13(b)(v) of the Disclosure Letter, there are no pending investigations by any Governmental Authority involving the Foreign Benefit Plans, and there are no claims pending or, to the Knowledge of Seller, threatened against Seller (except for claims for benefits payable in the normal operation of the Foreign Benefit Plans), nor, are there any facts that could give rise to any Liability in the event of such investigation claim, suit or proceeding.

5.14          Labor Matters

(a)                Section 5.14(a) of the Disclosure Letter contains a list of any collective bargaining, workers' council or similar agreement to which Seller or any Transferred Subsidiary is a party, or to which Seller or any Transferred Subsidiary is subject as a matter of applicable Law, with respect to or relating to the Business.  Neither Seller nor any Transferred Subsidiary is (a) subject to a legal duty to bargain (exclusive of any notification and consultation obligations) with any trade union or workers' council on behalf of the Employees or (b) to the Knowledge of Seller, the object of any attempt to organize the Employees for collective bargaining purposes or presently operating under an expired collective bargaining agreement.  As of the Offer Date and within the four year period preceding the Offer Date, neither Seller nor any Transferred Subsidiary in respect of the Transferred Business is or has been a party to or subject to any pending strike, work stoppage, organizing attempt, picketing, boycott or similar activity.

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(b)               Section 0 of the Disclosure Letter contains a list (with names omitted where required by applicable local law) of all Employees or independent contractors employed or engaged by Seller and the Transferred Subsidiaries in the Transferred Business and whose base annual salary exceeds $100,000 per year or who are employed pursuant to any employment Contract (other than "at will" employment Contracts and Contracts arising as a matter of applicable Law), along with the position and the annual rate of compensation of each such person.  Each current or past Employee has entered into Seller's or the Transferred Subsidiaries' standard confidential information and invention assignment agreement with Seller or a Transferred Subsidiary, as the case may be.  Section 0 of the Disclosure Letter contains a list of all Employees employed in the United States who are not citizens of the United States.

(c)                On or before the date of this Agreement, (i) the formalities of information and consultation of the Workers' Council of Porgès have been duly fulfilled, and (ii) Seller has provided Buyer with a copy of the minutes of all the meetings of the Workers' Council of Porges held in this respect that were made available to Seller.

5.15          Properties

(a)                Section 5.15(a) of the Disclosure Letter contains a list of all Leases to be assigned to Buyer in accordance with Article 2 (the "Assigned Leases") and all Leases held by the Transferred Subsidiaries (the "Subsidiary Leases", which, together with the Assigned Leases, the Transferred Real Property and the Subsidiary Real Property shall hereinafter be referred to as the "Real Property").  To the Knowledge of Seller, all facilities leased or subleased under any Assigned Lease or Subsidiary Lease are supplied with utilities and other services adequate for  the conduct of the Business at such facility as it is currently being conducted and all such facilities are provided legal access to public roads.

(b)               Neither Seller nor any of its Subsidiaries has received written notice that it is in default in any material respect under any Assigned Lease or Subsidiary Lease which notice has not been remedied or withdrawn, and, to the Knowledge of Seller, no other party to any Assigned Lease or Subsidiary Lease is default thereof in any material respect.  Each Assigned Lease and Subsidiary Lease is a valid and binding agreement of Seller or a Subsidiary of Seller, is in full force and effect and, to the Knowledge of Seller, is enforceable according to its terms, subject to the Enforceability Exceptions.

(c)                Seller or its Subsidiaries has good and valid title to the Transferred Real Property and the Subsidiary Real Property, subject to Permitted Encumbrances.  There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings relating to the Transferred Real Property or the Subsidiary Real Property.  All facilities located on the Transferred Real Property and the Subsidiary Real Property are supplied with utilities and other services adequate for  the conduct of the Business at such facility as it is currently being conducted and all such facilities are provided legal access to public roads.  The improvements constructed on the Transferred Real Property and the Subsidiary Real Property are suitable for the conduct of the Business as it is currently being conducted.

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5.16          Environmental Matters

(a)                No Environmental Condition exists with respect to the Transferred Business or the Transferred Assets that would constitute a violation in any material respect of any Environmental Laws or otherwise give rise to any material liability under any Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice, citation, summons, order or complaint, and no penalty has been assessed within the two-year period preceding the Offer Date or is pending or, to the Knowledge of Seller, threatened, by any third Person (including any Governmental Authority) with respect to the Management or Release of, or exposure to any Hazardous Substance by or on behalf of Seller (with respect to the Business) or any of its predecessors or in relation to its past or present conduct of the Business for which either the Seller or any of its Subsidiaries has any remaining material Liability.  Neither Seller nor any of its Subsidiaries has received and, to the Knowledge of Seller, no one else has received, any request for information, notice of claims, demand or other notification that it (or any of its predecessors with respect to the Business) is or may be potentially responsible with respect to any investigation, cleanup remedial action or other response action ("Remediation") of Hazardous Substances (whether on-site or off-site) in connection with the Business for which either the Seller or any of its Subsidiaries has any remaining material Liability.

(b)               No Hazardous Substances have been Released by Seller or any Transferred Subsidiary or, to the Knowledge of Seller, by any other Person at any property now formerly owned, operated or leased by Seller or a Transferred Subsidiary in connection with the Business in such manner as would reasonably be expected to result in a material Liability to Seller or any of it Subsidiaries or require any Response Action.

(c)                Section 5.16(c) of the Disclosure Letter contains a list of the Environmental Permits held by Seller and its Subsidiaries.

(d)               No representations in this Article 5 other than this Section 0 shall apply to Liabilities and other matters respecting Environmental Claims, Environmental Conditions, Environmental Permits and the violation of Environmental Laws.

5.17          Transferred Inventory

The Transferred Inventory has been maintained in the ordinary course of business, is of good and merchantable quality; and is in a condition that in Seller's reasonable judgment consistent with past practice is useable, leaseable or saleable in the ordinary course of business taking into account the remaining shelf life and expected demand, subject to the inventory reserve determined consistent with past practice for slow-moving, excess non-saleable or obsolete inventory as recorded on the Financial Statements in good faith in accordance with GAAP.  All Transferred Inventory, whether reflected on the Financial Statements or subsequently acquired, (a) is located on the Real Property described on Section 5.17 of the Disclosure Letter or is in consignment stock in the possession of Seller's customers or distributors in the ordinary course of business consistent with past practice and (b) has been acquired, developed or manufactured by Seller only in bona fide transactions entered into in the ordinary course of business.  Except as described in Section 5.17 of the Disclosure Letter, Seller has valid legal title to the Transferred Inventory free and clear of any consignments, Encumbrances, claims or charges other than Permitted Encumbrances.

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5.18          Accounts Receivable

Except as described on Section 5.18 of the Disclosure Letter, the accounts receivable balances shown on the Financial Statements represent actual amounts due and owing from bona fide sales and services transactions completed in accordance with the terms and provisions contained in the documents, if any, relating thereto.  The reserves for uncollectible accounts receivable reflected on the Financial Statements were established in accordance with GAAP in light of all the facts then known to Seller and Seller's historical methods and practices in establishing such reserves.

5.19          Litigation

There is no action, suit, claim or proceeding of any nature with respect to the Business pending, or to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries, their respective assets, properties, rights (tangible or intangible) or any of their respective officers or directors.  There is no investigation or other proceeding with respect to the Business (excluding any routine inspections) pending or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Authority.  No Governmental Authority has at any time challenged the legal right of Seller or any of its Subsidiaries to conduct the Business without restriction as presently or previously conducted.

5.20          Products Liability

(a)                Neither Seller nor any of its Subsidiaries has received any written notice with respect to any material pending claim involving any Product sold by or on behalf of Seller or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials, testing or workmanship, performance, or any alleged failure to warn, or from any alleged breach of warranty, express or implied, or any alleged noncompliance with any applicable Laws.

(b)               Except as set forth in Section 5.20(b) of the Disclosure Letter, during the five (5) year period ending on the Offer Date there has been no recall or rework in the field or in the internal business or manufacturing processes, or post-sale warning or similar action (collectively, a "Recall") conducted by Seller or any of its Subsidiaries with respect to any Product sold by or on behalf of Seller or its Subsidiaries, and there are no facts or circumstances which are reasonably expected to lead to a Recall.

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5.21          Customers and Suppliers

(a)                Section 5.21(a) of the Disclosure Letter sets forth the thirty (30) largest customers of Seller and its Subsidiaries relating to the Business by revenue for the fiscal year ended March 31, 2005.  As of the Offer Date, neither Seller nor any Transferred Subsidiary has received notification that any such customer of the Business intends to terminate or adversely change its relationship with Seller or any Transferred Subsidiary, as applicable, with respect to the Business.

(b)               Section 5.21(b) of the Disclosure Letter sets forth (i) the twenty (20) largest suppliers to Seller and its Subsidiaries related to the Business for the fiscal year ended March 31, 2005, measured by the amount of payments made to such Persons in connection with the Business, (ii) all contract manufacturers used by Seller or its Subsidiaries in connection with the Business and (iii) any sole source suppliers of the Business.  As of the Offer Date, neither Seller nor any or any Transferred Subsidiary, as applicable, has received notification that any such supplier intends to terminate or adversely change its relationship with Seller or any Transferred Subsidiary, as applicable, with respect to the Business.

5.22          Compliance With Health Care Laws

(a)                Neither Seller nor any of its Affiliates or Subsidiaries participate in the United States healthcare programs of Medicare, Medicaid, or their counterparts worldwide, or any other health care programs of a Governmental Authority, or third party payment programs in any jurisdiction (collectively, "Programs") and nor are they a party to participation agreements for payments by such Programs.

(b)               Neither Seller nor any of its Affiliates or Subsidiaries has been the subject of any investigation by a Governmental Authority, whether in the United States or overseas, as a result of or in connection with Seller's or any of its Affiliates' or Subsidiary's pricing, production, distribution, marketing or sales activities related to the Products or related services. To Seller's Knowledge, Seller and each of its Affiliates and Subsidiaries have complied in all material respects with all applicable Laws regarding distribution, marketing and sales of Products and services.

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(c)                Seller and each of its Affiliates and Subsidiaries is, and at all times has been, in compliance with all relevant federal and other health care Laws applicable to the Business, including the federal Anti-kickback and Fraud and Abuse Prohibition Statutes (42 U.S.C. § 1320a‑7b) and to Seller's Knowledge all other Laws prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1301 et seq. and implementing regulations), the exclusion laws, SSA § 1128 (42 U.S.C. 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of the Business (collectively, "Health Care Laws"), except for failures of compliance that, individually or in the aggregate, have not or would not reasonably be expected to have a Seller Material Adverse Effect, and no change in the current conduct of the Business, or its internal procedures or processes, is required in order to so comply.

5.23          FDA and Global Regulation Compliance

(a)                Seller and each of the Transferred Subsidiaries has obtained each federal, state, county, local or non-U.S. Business Permit (including all those that may be required by the Federal Food and Drug Administration (the "FDA") or any other Governmental Authority engaged in the regulation of the Products, the Business or the Business's manufacturing and other quality systems) that is required for or has been applied for in operating the Business in any location in which it is currently operated and all of such Business Permits are in full force and effect.  Section 5.23(a) of the Disclosure Letter lists all annual manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed within six months after the Offer Date in order to maintain Business Permits and manufacturing facility licenses and where failure to timely file would result in a Seller Material Adverse Effect.  Neither Seller nor any of the Transferred Subsidiaries has received any notice or written communication with respect to the Business from any Governmental Authority regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any violation of applicable Law or material adverse change in any Business Permit, or any failure to materially comply with any applicable Law or any term or requirement of any Business Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Business Permit.  No such Business Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(b)               The operation of the Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Products, is and at all times has been in material compliance with all applicable Laws, Business Permits, Governmental Authorities and orders including those administered by the FDA for products sold in the United States.  There is no actual or, to the Knowledge of Seller, threatened material action or investigation in respect of the Business by the FDA or any other Governmental Authority which has jurisdiction over the operations, properties, products or processes of the Business or the Transferred Subsidiaries, or, to the Knowledge of Seller, by any third parties acting on their behalf.  Seller has no Knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

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(c)                Except as set forth in Section 0 of the Disclosure Letter, during the three (3) year period ending on the Offer Date, neither Seller nor any Transferred Subsidiary has had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of Seller, requests or requirements to make changes to the operations of the Business or Products that if not complied with would reasonably be expected to result in a Seller Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Business and alleging or asserting noncompliance with any applicable Laws, Business Permits or such requests or requirements of a Governmental Authority, and, to the Knowledge of Seller, neither the FDA nor any Governmental Authority is considering such action.  Except as set forth in Section 0 of the Disclosure Letter, no vigilance report or medical device report with respect to the Business or the Products has been reported to Seller during the 90 day period ending on the Offer Date, and to the Knowledge of Seller, as of the Offer Date no vigilance report or medical device report is under investigation by any Governmental Authority with respect to the Products or the Business.

(d)               All studies, tests and preclinical and clinical trials in respect of the Business being conducted by or on behalf of Seller or any Transferred Subsidiary that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Business Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices and the U.S. Food, Drug and Cosmetic Act of 1938 and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, and 812.  Neither Seller nor any Transferred Subsidiary has received any notices, correspondence or other communication in respect of the Business from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Seller or in which Seller has participated, and to the Knowledge of Seller neither the FDA nor any other Governmental Authority is considering such action.  During the six month period ending on the Offer Date, neither Seller nor any Transferred Subsidiary has received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Seller or in which Seller has participated with respect to the Business or Products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular Product.

(e)                The manufacture of Products by, or on behalf of, Seller or any Transferred Subsidiary is being conducted in compliance in all material respects with all applicable Laws including the FDA's Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.  Seller and each of the Transferred Subsidiaries, and, to the Knowledge of Seller, any third party assembler, sterilizer or manufacturer of Products, components or accessories, are in material compliance with all applicable Laws and certifications currently held by Seller governing quality systems, manufacturing processes and all other quality standards, registration and listing requirements governing those third parties' activities, including set forth in 21 CFR Part 807 and 21 CFR Part 820 for products sold in the United States and all other similar applicable Laws.

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(f)                 Neither Seller nor any of the Transferred Subsidiaries is the subject of any pending or, to the Knowledge of Seller, threatened investigation in respect of the Business by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Neither Seller nor any of its Transferred Subsidiaries has committed any act, made any statement, or failed to make any statement, in each case in respect of the Business and that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto.  Neither Seller nor any of the Transferred Subsidiaries or any of their respective officers, Employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Law.  To the Knowledge of Seller, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Business are pending or threatened against Seller, any of the Transferred Subsidiaries or any of their respective officers, employees or agents, except for such debarments, claims, actions, proceedings or investigations that, individually or in the aggregate, have not or would not reasonably be expected to have a Seller Material Adverse Effect.

5.24          Restrictions on Business Activities

There is no Contract or commitment to which Seller or any Transferred Subsidiary is a party or by which they are bound limiting or restricting in any material respect the right of Seller or any Transferred Subsidiary to engage in any line of business relating to the Business or to compete without restriction with any Person, in each case which would or could be reasonably expected to apply to the activities of Buyer after the Closing with respect to the Business.

5.25          Sufficiency

The Transferred Assets and the Transferred IPR, and the assets of the Transferred Subsidiaries (other than Excluded Assets) acquired by Buyer as a matter of law as a result of Buyer's acquisition of the Transferred Equity Interests and any rights or licenses granted or services provided pursuant to any other commitment or Contract entered into pursuant to this Agreement (subject to the limitations therein and in the related exhibits thereto), constitute all the assets, properties, interests in properties, and rights owned or licensable by Seller or its Subsidiaries and used or necessary to conduct the Business after the Closing as currently conducted.

5.26          Exclusive Warranties

Except for the express representations and warranties set forth in this Agreement, neither Seller nor any of its Subsidiaries makes any representation or warranty, express or implied, with respect to the Transferred Assets, the Transferred IPR and the Assumed Liabilities, which are being sold "AS IS" in all respects with all faults and without any other warranties of any kind.  EXCEPT AS SPECIFICALLY CONTAINED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, NON‑INFRINGEMENT, VALIDITY, ENFORCEABILITY, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

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5.27          Insurance

Section 0 of the Disclosure Letter lists all insurance policies reasonably related to the Transferred Business.  All premiums due and payable under all such policies have been paid, and Seller is otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Seller does not have Knowledge of the threatened termination of, or a material increase in premium with respect to, any of such policies.

5.28          Compliance with Conduct of Business Covenant

During the period from the Offer Date until the date of this Agreement, Seller has conducted, and has caused each of its Subsidiaries to conduct, the Business in a manner that does not violate the covenants set forth in Section 8.2 hereof.

Article 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller as of the Offer Date:

6.1              Organization of Buyer

Buyer is a duly incorporated and validly existing corporation in good standing under the Laws of Denmark, with all requisite power and authority to own its properties and conduct its business, including the discharge of its obligations with respect to the Assumed Liabilities, and is duly qualified in each jurisdiction in which its ownership of property, including the Transferred Assets, and its conduct of business, including the performance of the Assumed Liabilities, requires such qualification, except where the failure to so qualify would not, individually, or in the aggregate, be reasonably likely to have a material adverse effect on Buyer.

6.2              Authorization

Buyer has the requisite power and authority to execute and deliver this Agreement and each of the other Operative Agreements to which it is a party, and to perform its obligations hereunder and thereunder.  This Agreement has been, and each of the other Operative Agreements to which it or a Buyer Subsidiary is a party will be, upon their execution and delivery, duly and validly authorized, executed and delivered by Buyer and/or any Buyer Subsidiary, and this Agreement constitutes, and each of the other Operative Agreements to which it and/or any Buyer Subsidiary is a party will constitute, the valid and binding agreement of Buyer and/or such Buyer Subsidiary enforceable against Buyer and/or such Buyer Subsidiary in accordance with its respective terms, subject to the Enforceability Exceptions.  No other actions or proceedings on the part of Buyer are necessary to authorize Buyer's execution or performance of this Agreement or any of the Operative Agreements to which it is a party or the transactions contemplated hereby or thereby.

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6.3              No Violation

The execution and delivery by Buyer of this Agreement and each of the other Operative Agreements to which it is a party does not, and the performance by Buyer of its respective obligations hereunder and thereunder will not: (a) conflict with, or result in a breach of, any of the provisions of its charter documents or bylaws; (b) materially breach, violate or contravene any applicable Laws; (c) be prevented or delayed as a result of a breach of the UK OFT Undertakings; or (d) conflict in any material respect with, or result in a material breach of or default under, any material Contract to which Buyer is a party or by which Buyer or any of its properties may be affected or bound.

6.4              Government Consents

No material Governmental Actions on the part of Buyer are required in connection with the execution or delivery by Buyer of this Agreement or any of the other Operative Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby, other than pursuant to HSR and such Governmental Actions set forth on Schedule 9.3.

6.5              Purchase for Investment; Accredited Investor

Buyer is aware that the Transferred Equity Interests were not registered under the Securities Act, or any other applicable securities Laws, and were issued pursuant to exemptions therefrom.  Buyer is purchasing the Transferred Equity Interests solely for investment, with no present intention to distribute any Transferred Equity Interests to any Person, and Buyer will not sell or otherwise dispose of any Transferred Equity Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.  Buyer has substantial experience in evaluating and investing in securities in companies similar to the Transferred Subsidiaries and acknowledges that it can protect its own interests.  Buyer has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its acquisition of the Transferred Equity Interests.  Buyer is an "accredited investor" within the meaning of Rule 501(a) of Regulation D, promulgated by the Securities and Exchange Commission under the Securities Act.

6.6              No Broker

None of Buyer or any Subsidiary of Buyer, has engaged any Person, other than J.P. Morgan Chase & Co. (the fees of which shall be paid by Buyer), which is entitled to any fee or commission as a finder or a broker in connection with this Agreement or the transactions contemplated hereby.

6.7              Financing

Buyer has available, and will have available on the Closing Date, sufficient funds to enable it to consummate the transactions contemplated hereby and by the other Operative Agreements.

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6.8              Litigation

There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, their respective assets, properties, rights (tangible or intangible) or any of their respective officers or directors that, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect, nor to the Knowledge of Buyer is there any reasonable basis therefor.  Buyer is not subject to any order, judgment, consent decree, settlement agreement or other Contract that would reasonably be expected to result in a Buyer Material Adverse Effect.

Article 7

EMPLOYEE TRANSFERS AND BENEFITS

7.1              Voluntary Transfer Employees

(a)                Offers of Employment.  No later than the tenth (10th) Business Day after Seller delivers Schedule 7.1(a) to Buyer, Buyer will extend an offer of employment to (i) each Employee on Seller's U.S. payroll and listed on Schedule 7.1(a) (each, a "U.S. Employee") and (ii) each Employee who is not on Seller's U.S. payroll or employed by a Transferred Subsidiary and who is listed on Schedule 7.1(a) ((i) and (ii) collectively, the "Offered Employees").  The employment of each Employee who is employed by a Transferred Subsidiary (each a "Transferred Subsidiary Employee") will continue uninterrupted at Closing without the Buyer extending an offer of employment. Each such offer shall provide for employment by Buyer effective only as of and after the Closing Date and at a job responsibility level and title that is substantially similar to or higher than such Offered Employee's employment with Seller for the year prior to the date of the offer.  Effective only as of the Closing and after the Closing Date, Buyer will hire each Offered Employee who accepts the offer of employment extended to such individual by Buyer.  Notwithstanding the foregoing, any U.S. Employee who is, at the time an offer of employment is required under this Section 7.1(a), on a Seller (or a Subsidiary thereof) approved leave of absence from work, shall not become an employee of Buyer (and shall not be considered a Transferred Employee) unless and until such employee becomes eligible to return to active employment within one year after the Closing Date in accordance with Seller's human resource policies and applicable Laws and is accepted for employment by Buyer in its discretion and actually commences employment with Buyer.

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(b)               Service Credit; Waivers; Credits.  As soon as reasonably practicable following the Closing, Seller shall provide Buyer with a certificate of creditable coverage under HIPAA for all U.S. Transferred Employees.  Buyer shall provide each Transferred Employee with credit for purposes of eligibility, vesting and benefit accrual (other than under a defined benefit plan intended to benefit Employees located in the U.S.) under the Buyer Benefits Plans for Years of Service on and prior to the Closing Date with Seller and its Subsidiaries credited under the comparable Seller Benefits Plans, including recognition of such service for purposes of determining Transferred Employees' amount of paid time off or vacation and severance benefits; provided, however, that in no event shall Buyer be required to provide any service credit to any Transferred Employee to the extent the provision of such credit would result in any duplication of benefits.  To the extent permitted by applicable Law, Buyer shall cause any pre‑existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable under Seller Benefits Plans) under any Buyer Benefits Plans to be waived with respect to Transferred Employees and their eligible dependents.  To the extent permitted by applicable Law, Buyer shall provide the Transferred Employees and their eligible dependents with credit for any deductibles and annual out‑of‑pocket limits for medical, dental and vision expenses paid during the applicable period under any Seller Benefits Plans in satisfying any deductibles and annual out‑of‑pocket limits for medical, dental and vision expenses for the corresponding period under the Buyer Benefits Plans.

(c)                401(k) Plan.  To the extent permitted under Section 401(k) of the Code and regulations issued thereunder, Voluntary Transfer Employees who participate in Seller's 401(k) plan shall be eligible to receive, at their election, a distribution of their account balance from Seller's 401(k) plan after the Closing Date.  Buyer shall use reasonable efforts to cause its 401(k) plan to accept eligible rollovers of such distributions, provided that Buyer determines that receipt of any such rollover will not result in a disqualification of Buyer's 401(k) plan.  Rollovers relating to any Voluntary Transfer Employee may include participant loans.

(d)               FSA.  Promptly after the Closing Date, Seller shall transfer and Buyer shall accept the flexible spending account elections, liabilities and accounts (maintained pursuant to Code Sections 105 and 129) of the Voluntary Transfer Employees under Seller's Section 125 plan flexible spending arrangement.  Promptly after the Closing Date, Seller shall cause to be transferred to Buyer the aggregate net cash amount (determined immediately prior to the Closing) for contributions paid (but not yet reimbursed) by or on behalf of the Voluntary Transfer Employees under Seller's Section 125 plan flexible spending arrangement.

(e)                Vacation.  Seller shall allow Transferred Employees to transfer any accrued but unused vacation time (which vacation time was accrued in accordance with Seller's policies consistent with past practice) to Buyer.   With respect to Voluntary Transfer Employees, only those Voluntary Transfer Employees who submit a vacation consent form, prior to the Closing Date, are eligible to transfer vacation time to Buyer.  To the extent permitted by Law, Buyer shall assume such accrued but unused vacation time of the Transferred Employees and allow each Transferred Employee to use such accrued vacation time after the Closing Date.  The transfer of vacation time shall not affect each Transferred Employee's accrual of vacation under Buyer's vacation policies.  Seller shall be liable for and pay in cash an amount equal to any accrued but unused vacation time to any (i) Voluntary Transfer Employee who has not executed a vacation consent form or (ii) any Offered Employee who declines to accept Buyer's offer of employment made in accordance with Section 7.1(a) and whose employment terminates prior to the Closing Date.

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7.2              Automatic Transfer

(a)                Transfer of Obligations.  Immediately upon the Closing Date, all rights, powers and Liabilities of Seller and its Subsidiaries to, or in respect of, the Automatic Transfer Employees (including the rights, powers and Liabilities under, in connection with or arising from a Contract of employment or employment relationship between an Automatic Transfer Employee and Seller or a Subsidiary of Seller) in force immediately prior to the Closing Date shall be transferred to Buyer upon Closing in accordance with applicable Laws.  Buyer and Seller agree to fully and timely comply with all applicable provisions of the European Union Acquired Rights Directive and other similar country‑specific legal standards or applicable Laws.

(b)               Retirement Benefits.  With respect to Automatic Transfer Employees only and subject to the requirements of applicable Laws, Buyer and Seller agree as follows:

(i)            Except to the extent that applicable local Law requires more favorable benefits to be provided, Buyer shall provide Retirement Benefits in respect of service with Buyer following the Closing, which are substantially similar to the benefits provided for or in respect of Automatic Transfer Employees under Seller Retirement Plans immediately prior to the Closing;

(ii)            Subject only to the requirements of local Law in the relevant jurisdiction, Buyer shall not assume any accrued Retirement Benefits liabilities relating to the Automatic Transfer Employees in respect of their Years of Service prior to the Closing.  If Buyer is required by local Law or the terms of any existing Seller Retirement Plan to assume any accrued Retirement Benefits liabilities relating to the Automatic Transfer Employees in respect of their Years of Service prior to the Closing, and provided the assets associated with such liabilities are retained by Seller (or a Subsidiary thereof) at the Closing, Seller will treat all such Retirement Benefits liabilities as Excluded Liabilities and, to the extent required by the terms of the applicable Seller Retirement Plan and applicable Law, shall pay all such benefits as and when they become payable; and

(iii)            Years of Service in respect of the Automatic Transfer Employees under any Seller Retirement Plan shall count as Years of Service under any relevant retirement benefit arrangement operated or nominated by Buyer for the purpose of vesting, eligibility for benefits, early retirement or termination subsidies, levels of contribution and, subject to Section 0 (relating to non‑duplication of benefits) and Section 7.2(b)(i), benefit accrual.

7.3              Compensation and Benefits

Buyer will compensate each Transferred Employee (so long as any such Transferred Employee remains employed by Buyer or an Affiliate thereof, and subject to Buyer's termination rights and resulting severance obligations under Section 7.5) for at least one year after the Closing as follows:

(a)                at a rate of total cash compensation, including base salary rate and target bonus opportunity, which shall be at least substantially similar in the aggregate to the total cash compensation opportunity provided to the Transferred Employee by Seller immediately prior to the date of this Agreement; and

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(b)               with Employee Benefits Plans (excluding stock-based incentive plans and employee stock purchase or stock option plans) that are at least substantially similar in the aggregate to the benefits provided under those Seller Benefits Plans in effect immediately prior to the Closing Date.

(c)                Notwithstanding anything to the contrary, any and all "stay", "retention", or incentive bonus(es) offered by Seller to its Employees, and regardless of when payable, shall be the sole and exclusive responsibility of Seller, and Buyer shall have no responsibility or liability therefor.

7.4              Information and Consultation

Buyer and Seller shall provide one another with such information, which information will be materially accurate and complete, and assistance at such times as either Party may reasonably request or as may be necessary for such Party or its Subsidiaries to comply with any requirement to consult with the Employees, a relevant trade union, or any other Employee representatives.

7.5              Severance

(a)                Buyer shall provide any Transferred Employee whose employment is terminated by Buyer (other than employees terminated (a) for Cause or (b) by reason of such employee's Poor Performance) or who resigns as a result of a Constructive Termination, in each case within the 12‑month period immediately following the Closing Date, with severance payments and benefits, which are no less favorable than the severance pay and benefits such employee would have received had he or she terminated employment with Seller on the Closing Date.

(b)               Buyer and Seller agree to share equally the cost of the severance obligations owed to Shared Benefit Employees.

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7.6              Employment‑Related Assumed Liabilities

Buyer, to the exclusion of Seller, assumes, accepts and shall be fully responsible for any and all Losses, Liabilities or claims to the extent arising out of or relating to: (a) any Transferred Subsidiary Employee; (b) any Voluntary Transfer Employee employed by Mentor Benelux B.V.; (c) Buyer's alleged failure to make offers of employment to Offered Employees in keeping with its obligations under Section 7.1(a); (d) Buyer's employment of, or the termination of employment of any Transferred Employee, in each case only on or after the Closing Date; (e) any Buyer Benefits Plans; and (f) workers' compensation claims of any Voluntary Transfer Employee arising out of conditions with a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) that begins prior to but continues after the Closing Date (collectively referred to herein as "Buyer Employment Liabilities").  Notwithstanding the preceding sentence, Buyer shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents on or after the Closing Date.  Buyer shall reimburse, indemnify and hold harmless each of the Seller Indemnified Parties and their respective Employee Benefits Plans from and against any and all Losses incurred by any of them in connection with any Buyer Employment Liabilities.  All Buyer Employment Liabilities shall be Assumed Liabilities for all purposes of this Agreement.

7.7              Employment-Related Excluded Liabilities

Seller, to the exclusion of Buyer, assumes, accepts and shall be fully responsible for any and all Losses, Liabilities or claims to the extent arising out of or relating to: (a) the employer-employee relationship, or Seller's employment or termination of employment, of any Transferred Employee, former Employee, any consultant or independent contractor, in each case, on or before the Closing Date; (b) any Seller Benefits Plans other than Foreign Benefit Plans; and (c) workers compensation claims of Voluntary Transfer Employees arising out of conditions with a date of injury, (or in the case of a claim relating to occupational illness or disease, the last significant exposure) that begins and ends on or before the Closing Date (collectively referred to herein as "Seller Employment Liabilities").  Notwithstanding the preceding sentence, Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date.  Seller shall reimburse, indemnify and hold harmless each of the Buyer Indemnified Parties and their respective Employee Benefits Plans from and against any and all Losses whenever asserted or incurred by any of them in connection with any Seller Employment Liabilities.  All Seller Employment Liabilities shall be Excluded Liabilities for all purposes of this Agreement.

7.8              Timing of Claims Incurred

For purposes of Section 7.6 and Section 7.7, a claim is deemed incurred when all facts and circumstances giving rise to the claim have occurred and specifically: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long term disability benefits, when the disability occurs; in the case of workers compensation benefits, as described in Section 7.6 and Section 7.7 above; and otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

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7.9              Retention Payment

Within thirty (30) days after the Closing Date, Seller agrees to pay to each Transferred Employee who holds options exercisable for shares of Seller's common stock as of the Closing Date (the "Eligible Employees") one-half (1/2) of the Retention Payment for such Eligible Employee, less any applicable required withholdings.  Upon the first (1st) anniversary of the Closing Date, Buyer shall pay to each Eligible Employee then employed by Buyer or any of Buyer's Subsidiaries or Affiliates one-half (1/2) of the Retention Payment, less any applicable required withholdings.  If after the Closing Date and prior to the first (1st) anniversary of the Closing Date, the employment of any Eligible Employee is terminated (a) by the Buyer other than for Cause or Poor Performance or (b) as a result of a Constructive Termination, death or disability, Buyer shall pay to such terminated Eligible Employee one-half (1/2) of the Retention Payment within thirty (30) days after the date of such termination, less any applicable required withholdings.  No Eligible Employee shall otherwise be entitled to any Retention Payment if such Eligible Employee resigns or terminates his or her employment for any reason other than those set forth in the foregoing sentence.  "Retention Payment" means, for each Eligible Employee, an amount of cash equal to the difference between (A) the product of (x) the average closing price of Seller's common stock on the five (5) trading days preceding (but not including) the Closing Date multiplied by (y) the number of unvested stock options issued by Seller and held by an Eligible Employee as of the Closing Date, less (B) the total aggregate exercise price of all such stock options referred to in clause (y) above.

Article 8

ADDITIONAL COVENANTS

8.1              Contracts

Beginning on the date hereof and ending 90 days following the Closing Date, each Party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to obtain, as soon as practicable, all Consensual Transfers and the Subsidiary Consents.  Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall constitute an agreement to assign any Transferred Contract or any claim, right or benefit arising thereunder or resulting therefrom if the failure to obtain any Consensual Transfer with respect thereto would (i) constitute a breach of or other contravention thereof, (ii) be ineffective with respect to any party thereto, or (iii) in any way adversely affect the rights of Buyer or Seller, or their respective Subsidiaries, thereunder.  Pending receipt of such Consensual Transfers and for a period not to exceed three (3) years after the Closing Date, the Parties shall cooperate with each other to the extent practicable in establishing mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to provide to Seller or a Subsidiary of Seller, as the case may be, the benefits that they would have obtained had the asset been conveyed to Buyer at the Closing.  To the extent that Buyer is provided the benefits pursuant to this Section 8.1 of any Contract, Buyer shall perform for the benefit of the other parties thereto the obligations of Seller or a Subsidiary of Seller, as the case may be, thereunder and pay, discharge and satisfy any related Liabilities that, but for the lack of a Consensual Transfer, would be Assumed Liabilities.  If, with respect to any Consensual Transfers, there is any financial cost to obtaining such consent, waiver, confirmation, novation or approval, then Seller shall bear such financial costs and any payment thereof.  In addition, Buyer shall reimburse, indemnify and hold harmless each of the Seller Indemnified Parties from and against any and all Losses incurred by it in connection with the good faith performance by Seller or any of it Subsidiaries of the obligations under (including any payment or incurrence of Liabilities by Seller or any of its Subsidiaries) those Contracts for which Buyer is provided the benefits pursuant to this Section 8.1.  If and to the extent that a Consensual Transfer is obtained after the Closing Date, the Contract for which such Consensual Transfer was obtained shall thereafter constitute a Transferred Asset and an Assumed Liability for all purposes under this Agreement.  Notwithstanding the foregoing, to the extent that any consents, novations or transfers applicable to the Transferred Assets, the Transferred IPR or the Assumed Liabilities are expressly addressed in the other Operative Agreements, such other provision shall be controlling and this Section 8.1 shall be deemed to apply only to the extent consistent with the intent of such other provision.

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8.2              Conduct of the Business

(a)                Except as set forth in Schedule 8.2(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Seller shall, and shall cause each of its Subsidiaries to, except to the extent that Buyer shall otherwise consent in writing (such consent to not be unreasonably withheld, delayed or conditioned), use its commercially reasonable efforts to carry on the Business in all material respects in the ordinary course, and in compliance in all material respects with all applicable Laws, and to pay or perform the obligations of the Business when due.

(b)               Without limiting the generality of Section 8.2(a), except as permitted or required by the terms of any other Operative Agreement or as provided in Schedule 8.2(b), without the prior written consent of Buyer (such consent to not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Seller shall not do any of the following, and shall cause its Subsidiaries not to do any of the following:

(i)            except as required by applicable Laws or pursuant to written agreements in effect or written policies existing on the date hereof, (A) grant any material severance or termination pay to any Transferred Employee, (B) change the compensation payable to any Transferred Employee other than in the ordinary course, or (C) make any material change in any Employee Benefits Plan that by reason of this Agreement or applicable Law would reasonably be expected to increase, in any material respect, the liabilities of Buyer, except for such changes that are intended to apply to a population of employees of Seller and/or its Subsidiaries that is not limited to Transferred Employees;

(ii)            (A) hire any new employee at an annual base salary of over $100,000, which employee would become a Transferred Employee at Closing, (B) terminate the employment of any employee whose annual base salary as of the date hereof is over $100,000, if such employee would otherwise become a Transferred Employee at Closing;

(iii)            enter into any collective bargaining or labor Contract;

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(iv)           enter into any Contract or assignment which has the effect of transferring or licensing to any Person or otherwise extending, amending or modifying in any material respect any Transferred IPR, unless incidental to ordinary course commercial transactions and, in the case of distribution agreements, which are terminable within a reasonable period of time;

(v)            except as required by GAAP or the SEC, revalue any of the Transferred Assets in any material respect or make any change in accounting methods, principles or practices in any material respect applicable to the Transferred Assets;

(vi)           write down or write up the value of any Transferred Inventory, or determine as collectible any Transferred Accounts Receivable or any part thereof which were previously considered uncollectible, or write off as uncollectible any Transferred Accounts Receivable or any part thereof, except in each case for write downs, write ups, and write offs in the ordinary course of business consistent with past practice;

(vii)          pay, discharge or satisfy any claim, Encumbrance, obligation or Liability of the Business, other than (A) Permitted Encumbrances, (B) the payment, discharge or satisfaction of claims, Encumbrances, obligations or liabilities reflected or reserved against in the Most Recent Balance Sheet or (C) in the ordinary course of business;

(viii)         other than in the ordinary course of the Business or sale of inventory in the ordinary course, dispose of any Transferred Assets;

(ix)            create any Encumbrance on (a) any of the Transferred Assets other than a Permitted Encumbrance or (b) any of the Transferred IPR unless in or incidental to ordinary course commercial transactions;

(x)             enter into any Contract with respect to the Business that would either: (a) by its terms expressly require a non-cancellable payment by Seller or any of its Subsidiaries of more than $250,000 per year; or (b) be reasonably likely to cause a Seller Material Adverse Effect;

(xi)            fail to maintain or prosecute any IPR that would be Transferred IPR but for the failure to maintain or prosecute such IPR, other than in the ordinary course of Business;

(xii)           disclose any Transferred Trade Secrets or other confidential information constituting Transferred IPR to Persons not bound by confidentiality obligations;

(xiii)          voluntarily terminate or materially modify any Transferred Contract or Subsidiary Contract; or

(xiv)          agree in writing or otherwise to take any of the actions described in Sections 8.2(b)(i) through 8.2(b)(xiii) above.

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8.3              Access to Information

Except as may be necessary or appropriate to ensure compliance with respect to any applicable Laws and subject to any confidentiality obligations or applicable privileges (including privacy obligations under relevant employment law and attorney-client privilege), from the date of this Agreement until the Closing Date, Seller will (a) give Buyer and its authorized representatives access to financial and operating data and other information relating to the Transferred Business during normal business hours and upon reasonable prior notice, (b) give Buyer and its authorized representatives reasonable access to key employees of the Business, the identities of whom and the procedures and scope of which access to be mutually agreed upon by the Parties, (c) furnish to Buyer and its authorized representatives such financial and operating data and other information relating to the Transferred Business as Buyer may reasonably request, and (c) will instruct the Seller Representatives to cooperate with Buyer in its investigation of the Transferred Business, all for the purpose of enabling Buyer and its authorized representatives to conduct, at their own expense, legal, business and financial reviews, investigations and studies of the Transferred Business in connection with this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, Seller shall not be required to provide any financial, operating data or other information that is not currently available through Seller's existing business processes or the creation of which would be unduly burdensome on Seller.  Notwithstanding the foregoing or any other provision of any other Operative Agreement, Buyer shall not have access to such price and other competitive information as may invoke antitrust or similar legal restrictions, as determined by Seller in its reasonable judgment.  Any access to Seller's Real Property shall be subject to Seller's reasonable security measures and insurance requirements and shall not include the right to perform any "invasive" testing.

8.4              Books and Records

For a period of six (6) years from the Closing Date, or for such longer period as is required by applicable Laws, Buyer will permit Seller or its authorized representatives reasonable access, at Seller's expense, to information relating to the Transferred Business to the extent required by Seller to permit it to determine any matter relating to its rights and obligations under the Operative Agreements and its compliance with applicable Tax and financial reporting requirements, and any claim asserted in connection with an Assumed Liability.

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8.5              Necessary Efforts; HSR Filings

(a)                Seller and its Subsidiaries and Buyer and its Subsidiaries agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Operative Agreements and to cause the conditions to each party's obligation to close the transactions contemplated hereby to be satisfied, including all actions necessary to obtain all licenses, certificates, permits, approvals, clearances, expirations or terminations of applicable waiting periods, authorizations, qualifications and orders, and including, for the avoidance of doubt, any actions necessary to ensure compliance with the UK OFT Undertakings (each a "Consent") of any Governmental Authority required for the satisfaction of the conditions set forth in Section 9.3 or Section 10.3, and necessary in connection with the consummation of the transactions contemplated by the Operative Agreements.  Each of Seller and its Subsidiaries and Buyer and its Subsidiaries agree that (i) no contact will be initiated with, or Consent sought from, any Governmental Authority prior to the Closing Date without the written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned) other than with respect to antitrust or merger control matters, and (ii) each Party will be given prior notice of and a reasonable opportunity to consult with the other Party regarding contacts with Governmental Authorities regarding antitrust or merger control matters.  The Parties hereto shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(b)               Buyer and Seller shall timely and promptly make all filings or submissions which may be required for the satisfaction of the condition set forth in Section 9.3 or Section 10.3 by each of them in connection with the consummation of the transactions contemplated hereby.  In furtherance and not in limitation of the foregoing, each of Seller and Buyer shall file notification and report forms under HSR or any other similar antitrust or merger control filings under applicable Laws as promptly as practicable following the date of this Agreement and in any event no later than (i) 10 Business Days following the date of this Agreement, in the case of notification and report forms under HSR, and (ii) the time prescribed by applicable Law in the case of requirements under other applicable antitrust or merger control Laws.  In addition, Buyer and Seller agree, and shall cause each of its Subsidiaries, as applicable, to cooperate and to use all necessary efforts and take all actions necessary to: obtain any Consents required for the Closing, including through compliance with HSR and any other applicable Laws, to respond to any requests for information from any Governmental Authority, and notwithstanding Section 8.5(c) below, to avoid and/or overcome any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits, or could restrict, prevent or prohibit, the consummation of the transactions contemplated by this Agreement.  Without limiting the foregoing, Buyer and its Subsidiaries shall agree to divest, license, hold separate (through the establishment of a trust or otherwise) or otherwise dispose, or agree to dispose of assets as, or if, required to avoid or overcome the objections of any Governmental Authority (each, a "Remedial Action"); provided, however, that notwithstanding the foregoing, and, for the avoidance of doubt, with the exception of Remedial Action in respect of the UK OFT Undertakings (which is dealt with separately in Section 8.5(d) below), nothing contained in this Agreement shall be deemed to require Buyer or any of its Subsidiaries to take or agree to take any such action if such action would be reasonably likely to have a Buyer Material Adverse Effect on a combined basis with the Transferred Subsidiaries after the Closing.  Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.  Except as prohibited or restricted by Law, each party or its attorneys shall provide the other party or its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, the other Operative Agreements or the transactions contemplated hereby or thereby.  Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or other antitrust or merger control Laws.

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(c)                Each of Buyer and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "DOJ") or any other Governmental Authority regarding any of the transactions contemplated hereby, including, for the avoidance of doubt, any communications with the UK Competition Authorities in relation to the UK OFT Undertakings, (ii) any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges, or would challenge, the transactions contemplated hereby and (iii) any event or circumstance which, to its knowledge, would constitute a Warranty Breach; provided, however, that the failure of Seller or Buyer to comply with this Section 0 shall not subject Seller or Buyer to any Liability hereunder in respect of any claim asserted after the relevant expiration date for the relevant representation or warranty; and provided further, that neither Buyer nor Seller may separately recover pursuant to Article 11 or otherwise for both a breach of this Section 0 and any Warranty Breach.  Subject to the provisions of Article 11, Seller and Buyer shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Buyer's rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

(d)               Buyer shall timely and promptly take all action necessary to ensure that the UK OFT Undertakings do not prevent or delay the consummation of the transactions contemplated by this Agreement, including taking all and any Remedial Actions or other steps required by the UK Competition Authorities.

8.6              Taxes and Costs Relating to the Porges Asset Sale

(a)                Notwithstanding any other provision of this Agreement, Buyer shall indemnify Seller and hold Seller harmless from and against any Liability for Taxes (including, without limitation, withholding and Transfer Taxes) and all costs (including third-party costs) incurred by Porges in connection with the Porges Asset Sale.

(b)               Buyer shall also pay to Seller the following additional amounts: (i) 90% of the amount of foreign tax credits attributable to the Porges Asset Sale (such foreign tax credits, for purposes of this Agreement, shall be $7,875,000) (the "FTC Amount") that are determined to be unavailable to Seller following an audit of Seller or the promulgation of Treasury Regulations with final effect disallowing such foreign tax credits; (ii) 90% of the amount by which the FTC Amount is reduced by operating losses of Porges following the Closing; and (iii) 100% of the amount by which the foreign tax credits of Porges that would have been attributable to the operating income of Porges for the Pre-Closing Tax Period (determined under the principles of Section 8.7(a)) are reduced by the operating losses of Porges following the Closing.  For purposes of this subsection (b), operating losses shall be used first to reduce the operating income of Porges, and then to reduce the gain from the Porges Asset Sale.

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(c)               Seller and Buyer shall provide each other with access to all information reasonably necessary to determine the accuracy of the amounts required to be determined by this Section 8.6.

8.7              Tax Matters

(a)               Returns; Indemnification; Liability for Taxes.

(i)                Seller shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to Seller and its Subsidiaries for all taxable periods ending on or before the Closing Date and shall pay, and shall indemnify and hold Buyer harmless against and from (A) all Taxes of Seller and its Subsidiaries for all taxable years or periods that end on or before the Closing Date; (B) all Taxes for which Seller or any of its Subsidiaries may be liable under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign law); and (C) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period") all Taxes of Seller and its Subsidiaries attributable to the Tax period prior to and including the Closing Date (the "Pre-Closing Tax Period") (the Taxes referred to in items (A), (B), and (C) of this sentence are referred to herein as "Pre-Closing Taxes"); provided, however, that to the extent that any such Taxes (i) are reflected as a Liability in the calculation of Net Working Capital as reflected on the Final Net Working Capital Statement, or (ii) are described in Section 8.6(a) ((i) and (ii), collectively, the "Assumed Taxes"), such Assumed Taxes shall not be considered "Pre-Closing Taxes" hereunder, and Seller shall have no obligation to indemnify Buyer for any such Assumed Taxes.  For purposes of this Agreement, the portion of any Tax that is attributable to a Pre-Closing Tax Period shall be (A) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Tax Period if such Pre-Closing Tax Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

(ii)               Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns relating to the Transferred Assets or the operation of the Business (including all Tax Returns of the Transferred Subsidiaries) for periods ending after the Closing Date and shall pay and shall indemnify and hold Seller harmless against and from (A) all Taxes of Buyer and its Subsidiaries (including the Transferred Subsidiaries) for any taxable year or period commencing after the Closing Date; (B) all Taxes of Buyer and its Subsidiaries (including the Transferred Subsidiaries) for any Straddle Period other than Pre‑Closing Taxes; (C) all withholding Taxes incurred in connection with the transactions contemplated hereby; and (D) all Assumed Taxes.

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(iii)              If, in order to properly prepare its Tax Returns or other documents required to be filed with the Governmental Authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use commercially reasonable efforts to furnish or make available such nonprivileged information at the other's request, cost and expense; provided, however, that neither Party shall be entitled to review or examine the Tax Returns of the other Party (other than the Tax Returns related to MML, Porges and the Porges Asset Sale).

(b)               Refunds and Credits.  Any refunds and credits attributable to Pre‑Closing Taxes to the extent not taken into account in the calculation of Net Working Capital as reflected in the Final Net Working Capital Statement shall be for the account of Seller if properly reportable by Seller on any of its pre-Closing Tax Returns or with respect to any Pre-Closing Tax Period and any other refunds and credits shall be for the account of Buyer.  To the extent permitted by applicable Law, Buyer shall (or shall cause or permit its Subsidiaries to) elect to relinquish any carryback of a Tax attribute to any Pre-Closing Tax Period.  In cases where Buyer cannot elect to relinquish such carrybacks, Seller agrees to pay to Buyer the net Tax benefit received by Seller or any of its Subsidiaries from the use in any Pre-Closing Tax Period of a carryback of any Tax arising in a Post-Closing Tax Period.  If an audit or other examination of any Tax Return of Seller or its Subsidiaries for any taxable period ending on or before the Closing Date, or of Buyer or its Subsidiaries for any taxable period ending after the Closing Date, shall result (by settlement or otherwise) in any adjustment, the effect of which is to increase deductions, losses or tax credits or decrease income, gains, premiums, revenues or recapture of tax credits ("Changes") of the other party, the audited party will notify such other party and provide it with all necessary information so that it can reflect on its Tax Returns any such Changes.  If as a result of such Changes, the other party enjoys a net Tax benefit, such party shall pay to the audited party the amount of such net Tax benefit.

(c)               Transfer Taxes.  Notwithstanding any other provision of this Agreement, (i) all Transfer Taxes arising in connection with the Porges Asset Sale shall be borne by Buyer as set forth in Section 8.6 of this Agreement; and (ii) all other Transfer Taxes and related fees incurred in connection with the Operative Agreements, and the transactions contemplated hereby, shall be borne equally by Buyer and Seller.  To the extent reasonable and legally able to do so, Buyer and Seller shall cooperate with each other to minimize such Taxes.  The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and the other Party shall promptly reimburse the paying Party for such other Party's portion of the  Transfer Taxes so paid upon receipt of notice that such Transfer Taxes have been paid.

(d)               Post-Closing Actions by Buyer.  Following the Closing, Buyer shall not make any election under U.S. or foreign Tax law, cause any Transferred Subsidiary to pay a dividend, elect to carryback any loss or otherwise take any action that could adversely affect Seller without the prior written consent of Seller; provided, however, that, if requested by Seller, Buyer shall make a timely election under Section 338 of the Code, in form and substance satisfactory to Seller, with respect to the purchase of the Equity Interests of Porges and/or MML.

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(e)                Tax Audit Support.  In the event and for so long as any Party actively is contesting or defending against any Tax audit or other investigation, claim or proceeding relating to a taxable period ending on or prior to the Closing Date involving Seller or its Subsidiaries, each Party shall cooperate with the other Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the indemnifying Party.

8.8               Allocation of Purchase Price

The Preliminary Purchase Price shall be provisionally allocated by Seller and Buyer mutually not later than ten Business Days prior to the Closing Date and shall be set forth in the form substantially similar to Exhibit F attached hereto (the "Preliminary Purchase Price Allocation").  Not later than 30 days following the preparation of the Final Net Working Capital Statement, the Preliminary Purchase Price Allocation shall be adjusted by mutual agreement of the Parties (or if the parties cannot agree within such 30 days, by the CPA Firm within the following 30 days) to take into account the final determined amount of the Purchase Price and the final determined values of all Transferred Assets, it being understood that any such adjustment shall not adjust the total cash consideration set  forth in any of the Conveyance Documents (such adjusted allocation, the "Purchase Price Allocation").  Upon its completion, the Purchase Price Allocation shall become part of the Agreement.  Each of the Parties, when reporting the transactions consummated hereunder in its own Tax Returns, shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation.  Additionally, each of the Parties will comply with, and furnish the information required by, Section 1060 of the Code, and any regulations thereunder.

8.9              Return of Excluded Assets

Promptly following the Closing, and in any event within thirty (30) days after the Closing Date, Buyer will remit to Seller an amount of cash equal to the amount of cash on the general ledger of each Transferred Subsidiary as of the Closing.  The remittance will be treated as a return of Excluded Assets and not as an adjustment to the Purchase Price.  If at any time within 12 months following the Closing Date, Buyer becomes aware of any other Excluded Assets that were delivered to Buyer in connection with the Operative Agreements, Buyer shall promptly notify Seller of the Excluded Assets in its possession, and shall return (or at Seller's discretion, destroy) such Excluded Assets, including all copies thereof.  In any case, Buyer agrees to keep and treat all Excluded Assets as "Evaluation Material" in accordance with the terms of the Confidentiality Agreement.

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8.10          Brokers

Seller shall be responsible for, and shall reimburse, indemnify and hold harmless Buyer for, all Losses arising from a claim by a finder or broker that it acted on behalf of Seller (or a Subsidiary thereof) in connection with the transactions contemplated hereby.  Buyer shall be responsible for, and shall reimburse, indemnify and hold harmless Seller for, all Losses arising from a claim by a finder or broker that it acted on behalf of Buyer (or a Subsidiary thereof) in connection with the transactions contemplated hereby.

8.11          Further Assurances

From and after the Closing Date, Seller shall cooperate with Buyer and its representatives and shall execute and deliver such documents and take such other actions as Buyer may reasonably request, for the purposes of evidencing the transactions contemplated by this Agreement and putting Buyer in possession and control of all of the Transferred Assets and Transferred IPR, especially to the extent located overseas; provided, however, that notwithstanding anything herein to the contrary, nothing herein shall require Seller or its Affiliates to assist or cooperate with Buyer or any of its Affiliates in connection with any actual or threatened litigation, arbitration, mediation or other alternative dispute resolution procedure regarding the Transferred Business, except to the extent required by applicable Law or Article 11 (Indemnity), and to the extent that Seller or its Affiliates are required to do so by applicable Law (as distinguished from Article 11 (Indemnity)), Buyer shall promptly reimburse Seller for all out-of-pocket Expenses that it incurs in connection therewith.  From and after the Closing Date, the parties shall cooperate with each other and each party's Representatives and shall execute and deliver such documents and take such other actions as the other party may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement and as otherwise set forth herein.  In addition, Buyer will make Transferred Employees reasonably available to Seller for the purpose of obtaining, maintaining, securing and defending the Intellectual Property Rights of Seller, at Seller's expense.

8.12          Mail Handling

Effective as of the Closing Date, Buyer and/or its Affiliates shall have the right to open all mail and packages delivered to it that are addressed to Seller or any of the Transferred Subsidiaries relating to the Transferred Business, the Transferred Assets, the Transferred IPR or the Assumed Liabilities.  To the extent that Buyer and/or any of its Subsidiaries receives any mail or packages addressed to Seller or any of its Subsidiaries and delivered to Buyer and/or any of its Affiliates not relating to the Transferred Business, the Transferred Assets, the Transferred IPR or the Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller.  After the Closing Date, Buyer may deliver to Seller any checks or drafts made payable to Seller or any of its Subsidiaries that constitute a Transferred Asset, and Seller shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Buyer within five Business Days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection.  To the extent Seller or any of its Subsidiaries receives any mail or packages addressed and delivered to Seller but relating to the Transferred Business, the Transferred Assets, the Transferred IPR or the Assumed Liabilities, Seller shall, or shall cause such Subsidiaries to, promptly deliver such mail or packages to Buyer.  After the Closing Date, to the extent that Buyer or any of its Affiliates receives cash or checks or drafts made payable to Buyer that constitute an Excluded Asset, Buyer shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Seller within five Business days for such amount received, or, if so requested by Seller, endorse such checks or drafts to Seller for collection.

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8.13          Non‑Solicitation

(a)             Seller agrees that for a period of four (4) years from and after the Closing Date it shall not, and it shall cause and each of its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Buyer or any of its Subsidiaries) (i) any Transferred Employee in the Territory, or (ii) any Person employed by Buyer or any of its Subsidiaries in the Territory who became known to or was identified to Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of Buyer and/or its Subsidiaries at least six (6) months prior to such action by Seller or any of it Subsidiaries.

(b)             Except with respect to Transferred Employees, Buyer agrees that for a period of four (4) years from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries not to, without the prior written consent of Seller, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Seller or any of its Subsidiaries) (i) any Person employed by Seller or any Subsidiary of Seller in the Territory immediately following the Closing or (ii) any Person employed by Seller or any Subsidiary of Seller in the Territory who became known to or was identified to Buyer or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of Seller and/or its Subsidiaries at least six (6) months prior to such action by Buyer or any of its Subsidiaries.

(c)              Notwithstanding the foregoing, the restrictions set forth in Section 8.13(a) and Section 8.13(b) shall not prohibit the placement of bona fide public advertisements for employment by any party and not specifically targeted at, in the case of Seller, any Transferred Employee or any Person employed by Buyer or a Subsidiary of Buyer or, in the case of Buyer, any person employed by Seller.  Section 8.13(a) shall not apply to any Person employed outside of the United States who is hired by Seller or any Subsidiary of Seller (i) pursuant to any existing agreement with employee representatives by which Seller or any Subsidiary of Seller are bound or (ii) as a result of actions required to be taken by Seller or any Subsidiary of Seller in order to comply with local employment Laws.

8.14            Pre-Closing Integration Planning

During the period beginning on the date hereof and continuing until the Closing, the Parties shall reasonably cooperate and communicate with one another concerning pre-Closing communications and integration planning communications on a country-by-country basis.

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8.15          Confidentiality

(a)                Confidentiality Agreement.  The Confidentiality Agreement shall continue in full force and effect and survive the execution of this Agreement, the Closing, the consummation of the transactions contemplated hereby and/or the termination of this Agreement for seven (7) years.  The Parties hereby agree that the term "Evaluation Material," as used in the Confidentiality Agreement shall be deemed to include (i) all exhibits, schedules, certificates and other documents executed or delivered in connection with this Agreement, the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) all proprietary and confidential information concerning Seller and its Subsidiaries, which includes all information with respect to the Business, and (iii) all documents and materials contained in Seller's data room, or otherwise furnished or made available (directly or indirectly) to Buyer or its Subsidiaries; provided, however, that after the Closing, with respect to Buyer, the foregoing shall not apply to such information that (1) is solely related to the Transferred Subsidiaries, Transferred Assets, Transferred IPR or Assumed Liabilities and (2) is not also related to any business or assets of Seller (or a Subsidiary thereof) not transferred to Buyer under this Agreement.  In addition, notwithstanding any other provision of the Confidentiality Agreement, and this Agreement, Buyer and its Affiliates and Seller and its Affiliates may include this Agreement and the other Operative Agreements in or as an exhibit to any report, form or registration statement filed with or furnished to the SEC.  Seller agrees to treat and hold confidential any information concerning the Business and the affairs of the Business that is not (other than by virtue of Seller's violation of this Section 0) generally available to the public; provided, however, that nothing in this Section 0 shall prohibit Seller or any of its Subsidiaries from complying with applicable Laws or the rules and regulations of any stock exchange or over the counter trading market on or through which Seller's securities are traded.

(b)               Release of Certain Confidentiality Obligations.  Effective as of the Closing, Seller shall, or shall cause its applicable Subsidiary to, release the Transferred Employees from any confidentiality obligations they may have to Seller (or a Subsidiary thereof) with respect to trade secret, confidential and other information that relates to the Business, but only to the extent such information does not also relate to any business or assets of Seller (or a Subsidiary thereof) not transferred to Buyer (or a Subsidiary thereof) under this Agreement.

8.16          Non-Competition

(a)                Seller agrees that for a period commencing on the Closing Date and terminating on the seventh (7th) anniversary of the Closing Date, Seller will not, and will cause its Subsidiaries and Affiliates not to, engage, directly or indirectly, in a Competing Business anywhere in the Territory.  The foregoing restrictions will terminate in the event of a Change of Control of Seller.  The foregoing restrictions are reasonable and appropriate, do not exceed the protection necessary to secure the goodwill purchased, and do not place undue hardship on Seller.

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(b)               The remedy at law for any breach of the foregoing will be inadequate and Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  If any provisions of any restrictive covenant contained herein, should be deemed to exceed the limitations allowed by applicable Law, then such provision shall be reformed to provide the maximum limitations permitted.

(c)                Notwithstanding the foregoing, the provisions of this Section 8.16 shall not restrict Seller or any Subsidiaries of Seller from acquiring and thereafter operating any Business Competitor (an "Acquired Entity") so long as (a) Seller or such Subsidiary, within three (3) months after such acquisition, offer to enter into good faith discussions for forty-five (45) days with Buyer for the purpose of providing Buyer the opportunity to (i) purchase the Competing Business from Seller or its Subsidiaries, or (ii) enter into a joint venture, distribution agreement or similar agreement with Seller or its Subsidiaries with respect to the Competing Business, with closing of a purchase (in (i)) or execution of an agreement (in (ii)) to occur within eighteen (18) months following the acquisition by Seller or its Subsidiaries of the Acquired Entity and (b) if Seller or such Subsidiary and Buyer fail to (i) consummate a transaction resulting in a purchase of the Competing Business by Buyer, or (ii) enter into a joint venture, distribution agreement or similar agreement with respect to the Competing Business after offering to enter into good faith discussions with Buyer for that purpose as contemplated by clause (a) above, Seller or such Subsidiary shall offer to enter into good faith discussions for forty-five (45) days with Buyer for the purpose of providing Buyer the opportunity to purchase the Competing Business from Seller or its Subsidiaries, or enter into a joint venture, distribution agreement or similar agreement with Buyer with respect to the Competing Business, if the terms offered are more favorable to those terms previously offered to the Buyer pursuant to clause (a) above, prior to entering into a similar arrangement with a third party.

8.17            Real Estate Matters

(a)              Real Property Lease Assignments.

(i)               Promptly following execution of this Agreement, Seller shall contact the Landlords under the Assigned Leases and seek each Landlord's consent to the assignment of the applicable Assigned Lease to Buyer and a release of Seller from further liability under the applicable Assigned Lease.  If Seller obtains prior to the Closing Date such consent, Seller shall assign to Buyer and Buyer shall accept from Seller an assignment of such Assigned Lease in accordance with Section 3.2 hereof (the "Real Property Lease Assignments").  Any such Real Property Lease Assignment shall be effective on the Closing Date and shall be on the terms of the lease assignment form reasonably acceptable to Buyer and Seller.

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(ii)            Seller shall use commercially reasonable efforts to obtain the consents and releases set forth in clause (i) above, but shall not be required to commence judicial proceedings for a declaration that a consent has been unreasonably withheld, delayed or conditioned.  Seller shall have the right, in its sole and absolute discretion, but shall not be required, to pay any additional consideration or provide any additional security or guarantees to the Landlords.  Buyer shall cooperate with Seller in attempting to obtain the consents and releases set forth above, including (i) providing financial statements, references and additional security and/or guarantees as may be requested by the relevant Landlords, (ii) entering into any amendments to the Leases as may be requested by the relevant Landlords or (iii) entering into direct Leases of the applicable premises leased under an Assigned Lease (the "Assigned Lease Premises") with the relevant Landlords, if requested by such Landlords.  Notwithstanding anything to the contrary in this Agreement, if the Landlord under any Assigned Lease conditions its grant of a consent (including by threatening to exercise a "recapture" or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement or any Operative Agreement, the payment of a consent fee, "profit sharing" payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Buyer shall be solely responsible for making all such payments or providing all such additional security.  Notwithstanding anything to the contrary in this Agreement, in the event that Seller makes any such payments, Buyer shall promptly reimburse Seller for such amounts.  Buyer shall not, however, communicate directly with any of Seller's Landlords without the prior written consent of Seller.

(iii)            If, despite the efforts of the parties as set forth in clauses (ii) and (iii) above, a Landlord of an Assigned Lease Premises fails to consent to the assignment of the applicable Assigned Lease of such Assigned Lease Premises prior to the Closing Date, subject to Section 8.17(a)(iv) below:

(1)            Buyer shall be entitled to occupy the relevant Assigned Lease Premises as a licensee upon the terms and conditions contained in Seller's Assigned Lease of such Assigned Lease Premises.  Such license shall not be revocable due to the relevant Landlord's failure to consent, unless (A) the relevant Landlord formally, unconditionally refuses to consent or (B) an enforcement action or forfeiture by the relevant Landlord due to Buyer's occupation of such Assigned Lease Premises cannot, in the reasonable opinion of Seller, be avoided other than by requiring Buyer to immediately vacate the relevant Assigned Lease Premises.  In either such event, Seller may terminate the license by delivering written notice to Buyer, and Buyer shall vacate the relevant Assigned Lease Premises immediately or by such other date as may be specified in a notice served by Seller.  Buyer shall be solely responsible for, and shall indemnify, defend, protect and hold harmless Seller from, all losses, costs, damages, claims and liabilities incurred by Seller or Buyer as a consequence of Buyer's occupation of such Assigned Lease Premises, including as a result of any enforcement action taken by the relevant Landlord with respect to any breach by Seller of the relevant Assigned Lease in permitting Buyer to so occupy the relevant Assigned Lease Premises without obtaining the required consent.  Buyer shall not be entitled to make any claim or demand against, or obtain reimbursement from, Seller with respect to any costs, losses, claims, liabilities or damages incurred by Buyer as a consequence of being obliged to vacate an Assigned Lease Premises or in obtaining alternative premises, including any enforcement action which a Landlord may take against Buyer.

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(2)              whether or not Buyer occupies such Assigned Lease Premises as licensee as provided above, Buyer shall, effective as of the Closing Date, (A) pay Seller all rents, service charges, insurance premiums and other sums payable by Seller under the relevant Assigned Lease of the Assigned Lease Premises, (B) observe and perform all of Seller's covenants, obligations and conditions contained in the relevant Assigned Lease of the Assigned Lease Premises and (C) indemnify, defend, protect and hold harmless Seller from and against all losses, costs, claims, damages and liabilities arising on account of any breach thereof by Buyer.  Immediately upon receipt of the relevant Landlord's consent to the assignment of an Assigned Lease Premises, as set forth above, Buyer and Seller shall enter into a Real Property Lease Assignment with respect to such Assigned Lease Premises.

(iv)            If, despite the efforts of the parties as set forth above, a Landlord of an Assigned Lease Premises formally, unconditionally refuses to consent to the assignment of the applicable Assigned Lease:

(1)              Without limiting Seller's rights as set forth in subparagraphs (2) and (3) below, Seller may by written notice to Buyer elect to apply to the relevant Landlord for consent to sublease all of the relevant premises to Buyer for the remainder of the relevant Assigned Lease term at a rent equal to the rent from time to time under the relevant Assigned Lease, but otherwise on substantially the same terms and conditions as the relevant Assigned Lease and pursuant to the terms of a reasonable sublease form prepared by Seller.  If Seller makes such an election after the Closing Date (or before the Closing Date, if the Landlord consent is not received before the Closing Date), the provisions of Section 8.17(a)(iii) will apply, except, on the grant of the consent required to sublease the Assigned Lease Premises in question, Seller shall sublease to Buyer the relevant Assigned Lease Premises as set forth herein.  If Seller makes such an election before the Closing Date and the relevant Assigned Lease consent is obtained before the Closing Date, Seller shall sublease to Buyer the relevant Assigned Lease Premises on the Closing Date as set forth above.

(2)              If the Landlord formally, unconditionally refuses such consent prior to the Closing Date, Seller may elect by written notice to Buyer to delete the relevant Assigned Lease from the term "Assigned Leases" hereunder.  In such case, on the Closing Date, Seller shall not assign or sublease such premises to Buyer, and Buyer shall vacate the relevant premises.  Buyer shall not be entitled to make any claim or demand against or obtain reimbursement from Seller with respect to any costs, losses, claims, liabilities or damages incurred by Buyer as a consequence of being obliged to vacate the applicable premises or obtaining alternative premises.

(b)            Space-Sharing Arrangements.  Buyer and Seller agree to negotiate in good faith the space-sharing arrangements at those facilities to be shared by Buyer and Seller or their respective Subsidiaries following the Closing, which arrangements will be on commercial terms equivalent to those that could be obtained in reasonable arms length market transactions, and with respect to the sublease of the properties located at 201 and 301 Mentor Drive, Santa Barbara, California 93111, arrangements substantially on the terms set forth on Schedule 8.17(b).

(c)             Casualty.  Buyer and Seller shall grant and accept the leases, assignments, subleases or licenses of the premises as described in this Section 8.17, regardless of any casualty damage or other change in the condition of the applicable premises.  In addition, in the event that any Assigned Lease is terminated prior to the Closing Date, notwithstanding anything to the contrary in this Agreement, including Section 3.2, (a) Seller or its applicable Subsidiary shall not be required to assign such premises, (b) Buyer or its applicable Subsidiary shall not be required to accept an assignment of such premises and (c) neither party shall have any further liability with respect to such premises hereunder.

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8.18            Licensed Patent Schedule

Without limiting the definition of Licensed Patents set forth in Section 1.94, if prior to the fifth (5th) anniversary of the Closing Date there is an inaccuracy with respect to Schedule 1.94 such that the representation set forth in Section 5.11 with respect to Licensed IPR was not true and correct as of the Closing Date, then, notwithstanding anything to the contrary set forth herein, as Buyer's sole and exclusive remedy with respect to the breach of the representation set forth in Section 0, on Buyer's written request, Seller shall add to such Patents as may be owned and licensable by Seller to Schedule 1.94 (and such Patents shall be deemed for all purposes as if such added Patents were on such Schedule as of the Closing Date).

8.19           Name Change

(a)              On or promptly after the Closing Date, Seller shall use its commercially reasonable efforts to cause a change of the following corporate names with the applicable Secretary of State in such a way as to allow Buyer to qualify and register to form a corporation under the following names: Mills Biopharmaceuticals and Selene (together, the "Transferred Names"), and shall execute and deliver all documents, certificates or other evidence required by the applicable Secretary of State to allow Buyer to reserve such name and establish entities with the applicable Secretary of State bearing such names.  On or promptly after the Closing Date, Seller shall use its commercially reasonable efforts to change the Transferred Names by filings with the applicable Secretary of State as reasonably requested by Buyer to give Buyer the same rights as Seller had to the Transferred Names immediately prior to the Closing.

(b)              On or promptly after the Closing Date, Buyer shall use its commercially reasonable efforts to cause a change of the corporate name of each Transferred Subsidiary that has "Mentor" as part of its corporate name with the applicable Governmental Authority in such a way so that "Mentor" is no longer part of the corporate name.

8.20            Business Permits

Beginning on the date hereof and ending 180 days following the Closing Date, Seller agrees that it shall (or, as applicable, cause its relevant Subsidiary to) use its commercially reasonable efforts to assist Buyer to effect the assignment, transfer or renewal of, or where applicable, re‑application for, the Business Permits.  Such assistance shall include cooperating with the gathering of information to be provided to the applicable Governmental Authority and responding to such other reasonable requests as are made by Buyer; provided, however, that Seller and its Subsidiaries shall not be required to incur any more than a nominal cost in providing such assistance and shall not be responsible for the payment of any Business Permit fees or related costs.

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8.21          Environmental Insurance

Buyer and Seller agree to cooperate in good faith to obtain, effective as of the Closing, the environmental insurance policies described on Schedule 8.21 naming Buyer and its relevant Subsidiaries as the named insureds and Seller and its relevant Subsidiaries as additional named insureds ("Environmental Insurance").  Buyer and Seller agree and acknowledge that Buyer and Seller shall equally bear the cost of the Environmental Insurance policy premium up to a total amount of $300,000, and Seller shall pay the full cost of any excess.  Buyer and Seller respectively shall complete any application and such other documents as are necessary to obtain the Environmental Insurance.  Buyer and Seller shall provide such additional information as may be required by the insurer following the date hereof.

8.22          Transition Services Agreement

From the date hereof until the Closing, Buyer and Seller agree to negotiate in good faith enhancements to the Transition Services Agreement that are mutually beneficial to both Parties.

8.23          Product Liability

Buyer hereby agrees to pay Seller $300,000 per year for a period of seven years, to be paid in equal amounts on a semi-annual basis with the first payment to occur on the six month anniversary of the Closing Date, in connection with Product Liability Claims that constitute Excluded Liabilities.  Buyer shall cooperate with Seller in Seller's defense of any Product Liability Claim that constitutes an Excluded Liability, and Seller shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in the possession or control of Buyer.  Seller shall cover the reasonable expenses of Buyer for such cooperation consistent with Seller's past practice.

8.24          Supply of SMEC Products; UK Marks

(a)             Each of the Parties shall use all reasonable efforts to negotiate binding definitive agreements with terms contained in the term sheet entered into among the Parties and Rochester Medical Corporation set forth in Schedule 8.24(a) and upon other commercially reasonable terms.

(b)             In the event that, as of the Closing Date, the Parties were unable to reach the binding definitive agreements described in Section 8.24(a), the Parties agree that, notwithstanding anything to the contrary contained herein (including in the Schedules):

(i)            the existing Male External Catheter ("MEC") supply arrangements to the extent pertaining to the supply of Transfix products from Seller to MML with respect to the UK will automatically terminate as of and subject to the Closing;

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(ii)           Buyer and Seller will enter into a new agreement for the supply by Seller and purchase by Buyer of Silicone Male External Catheters ("SMEC") products, currently manufactured by Seller in its manufacturing facility in Anoka, Minnesota (the "Anoka Facility"), for sale by Buyer worldwide other than in the UK, for five (5) years from the Closing Date;

(iii)          Buyer and Seller will continue the Existing Supply Agreement for distribution and sale of silicone and latex Male External Catheter products in the UK ("UK MEC Products") until its expiration;

(iv)          with respect to the new supply agreement referred to in clause (ii) above, (A) the terms of the supply agreement will be on commercially reasonable terms that are substantially similar (other than with respect to territory, price and product volumes) as that contained in the Existing Supply Agreement, (B) pricing under such supply agreement will be intended to cover only Seller's total fully burdened costs of supporting the manufacture and supply of such products to Buyer without realizing a profit therefrom and, accordingly, the price for such products charged by Seller to Buyer for such products will be all costs and expenses to support the manufacture and supply of such products, and (C) Buyer shall provide Seller with certain manufacturing support functions and services;

(v)           the Existing Supply Agreement shall be assignable to a third party in connection with Buyer's sale of Buyer's UK MEC Business (excluding MECs developed independently by Buyer);

(vi)          during the term of the new supply agreement described in clause (ii) above, Seller will not transfer the manufacturing capacity (other than as a part of a Change of Control of Seller) of the Anoka Facility without the consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned (it being understood that it will be unreasonable to withhold consent if the transferee is capable of continuing the supply agreements referred to in clauses (ii) and (iii) above and agrees to honor such agreements);

(vii)         Seller's obligations in Section 8.16 (Non-competition) will be deemed hereby to be amended to provide that the developing, manufacturing, marketing, selling or distributing of SMECs (only) manufactured in the Anoka Facility shall not be considered a "Competing Business" or otherwise violate the covenants contained therein;

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(viii)            Seller shall (A) retain ownership of all rights in the UK in the CLEAR ADVANTAGE Mark, the FREEDOM CATH Mark, the FREEDOM PLUS Mark, the TRANSFIX Mark and the UK registration of the TRANSFIX Mark (UK Reg. No. 2,201,911) (and the associated goodwill) (collectively, the "Retained MEC Marks") and (B) receive from Buyer, and Buyer shall grant to Seller, after the expiration or other termination of the Existing Supply Agreement, a paid up, royalty free, perpetual, transferable, irrevocable, exclusive (including as to Buyer) trademark license to use the FREEDOM Mark (including with respect to any registration thereof) in the UK (the "Licensed MEC Mark" and, collectively with the Retained MEC Marks, the "UK MEC Marks") in connection with all UK MEC Products.  Buyer shall continue to maintain the exclusive sales, marketing and distribution rights to the UK MEC Marks for use with the UK MEC Products pursuant to the Existing Supply Agreement for the remaining term of the Existing Supply Agreement.  At the expiration or other termination of the Existing Supply Agreement for any reason, Buyer's rights in and to the UK MEC Marks for use with UK MEC Products shall cease. The sale, distribution or other use of the UK MEC Marks in connection with UK MEC Products shall not be considered a "Competing Business" or otherwise violate the covenants contained in Section 8.16. If Seller retains ownership of the Retained MEC Marks pursuant to this paragraph, the Parties agree to amend the Schedules as appropriate to reflect Seller's retention thereof.

(ix)            For the avoidance of doubt, there shall be no restrictions on Seller's right to use the UK MEC Marks retained by or licensed to Seller pursuant to Section Error! Reference source not found. in connection with the UK MEC business. Buyer acknowledges and agrees that Seller intends to sell the UK MEC business to a third party and that accordingly any rights in the UK MEC Marks retained by or licensed to Seller will be transferred to such purchaser of the UK MEC Business.

(x)            Any allocation of rights in, and use of, the UK MEC Marks will be subject to all requirements of UK Law, including those Laws that pertain to the use of trademarks.

(c)                Notwithstanding anything to the contrary contained herein (including in the Schedules), Seller shall in any event retain all rights in the UK in the MENTOR CLEAR ADVANTAGE Mark and the UK registration of the MENTOR CLEAR ADVANTAGE Mark (UK Reg. No. 1,494,286) (and the associated goodwill) (collectively, the "MENTOR CLEAR ADVANTAGE Mark") and the MENTOR CLEAR ADVANTAGE Mark shall be deemed an Excluded Asset.  Following the Closing, Seller shall, and shall cause its Subsidiaries to, suspend the use of the MENTOR CLEAR ADVANTAGE Mark immediately following the Closing and in Seller's discretion either terminate the UK registration of the MENTOR CLEAR ADVANTAGE Mark or allow such registration to lapse when it comes up for renewal.  Notwithstanding the foregoing, if at the Closing Buyer does not purchase from Seller all products in inventory (if any) that bear the MENTOR CLEAR ADVANTAGE Mark, then following the Closing Seller shall be entitled to sell, transfer or otherwise dispose of those products that it retains.  In addition, following the Closing, Seller agrees that it will not take any action to enforce its rights under the MENTOR CLEAR ADVANTAGE Mark against Buyer and, if the transactions between the Parties and Rochester Medical Corporation contemplated by Section 8.24(a) are consummated, Rochester Medical Corporation.

8.25          Escrow Agreement

The Parties agree to negotiate in good faith the terms of an escrow agreement (the "Escrow Agreement") that, together with this Agreement, will govern the Escrow Fund.

8.26          Porges Asset Sale

The Parties will effect the Porges Asset Sale in accordance with the terms of this Agreement, provided that the closing of the Porges Asset Sale will take place one day prior to the Closing Date.

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8.27          ABISS

As promptly as practicable following the execution hereof, Seller agrees to work in good faith to obtain the consent of Analytical Biosurgical Solutions ("ABISS") to the assignment to Buyer of that certain Exclusive Supply Agreement dated as of January 31, 2005, between Seller, Porges and ABISS (the "ABISS Agreement"), to the extent such consent is required to effect the assignment thereof.  In the event such consent to assignment is required and Seller is unable to either obtain the consent of ABISS or provide the benefits of the ABISS Agreement to Buyer as contemplated by Section 8.1, Seller will: (i) use its commercially reasonable efforts to find a substitute manufacturer that agrees, and is ready, willing and able, to deliver substantially similar services to Buyer as are provided by ABISS to Seller as of the Closing Date pursuant to the terms of the ABISS Agreement, and (ii) indemnify and hold harmless Buyer in accordance with the provisions of Article 11 hereof (including Section 11.6, but without regard to the limitation on recovery for consequential damages provided for in Section 11.5 and Section 13.11, which shall not apply in such event) for any Losses arising out of Seller's failure to obtain such consent or provide such benefits that are incurred by Buyer during the period from the Closing Date through the earliest of (A) the date Seller is able to obtain such consent, (B) the date Seller is able to provide such benefits and (C) the date Buyer or Seller finds a substitute manufacturer pursuant to clause (i) above.

8.28          Intercompany Contracts and Balances

At or before the Closing, Seller will, and will cause each of its Subsidiaries to, terminate all intercompany Contracts, receivables and payables between (i) Seller and its Retained Subsidiaries (as defined below), or any of them, on the one hand, and (ii) the Transferred Subsidiaries (other than Mentor Development Limited Partnership), or any of them, on the other hand, except in each case for amounts payable to or receivable from (x) the Retained Subsidiaries, or any of them, on the one hand and (y) the Transferred Subsidiaries (other than Mentor Development Limited Partnership), or any of them, on the other hand.  "Retained Subsidiaries" means all Subsidiaries of Seller other than the Transferred Subsidiaries.

Article 9

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

All obligations of Buyer to effect the Closing hereunder are subject to the satisfaction at or prior to the Closing of the conditions precedent that follow, any one or more of which may be waived in writing, in whole or in part, exclusively by Buyer in its sole discretion:

9.1              Seller Closing Deliverables

Seller shall have made all the deliveries required to be made by Seller pursuant to Section 3.2.

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9.2              Performance

Seller and/or its Subsidiaries shall have performed and complied in all material respects with each of the agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by Seller and/or its Subsidiaries at or prior to the Closing.

9.3              Regulatory Approvals

All Governmental Actions pursuant to HSR and those set forth on Schedule 9.3, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

9.4              No Injunction or Restraints; Illegality

No provision of any applicable Law (other than the UK OFT Undertakings) shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated hereby in any material respect and no litigation or proceeding shall be pending by any Governmental Authority seeking to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated hereby in any material respect which would reasonably be expected to succeed.

9.5              Officer's Certificate

(a)               Buyer shall have received at the Closing, with respect to Seller, a certificate, dated as of the Closing Date, of an appropriate officer of Seller certifying that the conditions set forth in Sections 9.2, 9.6 and 9.7 have been satisfied.

9.6              Representations and Warranties

The representations and warranties set forth in Article 5 shall be true and correct (without giving effect to any qualification as to materiality or Seller Material Adverse Effect contained in any specific representation or warranty) on the Offer Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except as would not, individually, or in the aggregate, constitute or be reasonably likely to constitute a Seller Material Adverse Effect.

9.7              No Seller Material Adverse Effect

There shall not have occurred and be continuing a Seller Material Adverse Effect.

9.8              Transition Services Agreement

The Parties shall have executed and delivered the Transition Services Agreement.

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Article 10

CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE

All obligations of Seller to effect the Closing hereunder are subject to the satisfaction at or prior to the Closing of the conditions precedent that follow, any one or more of which may be waived in writing, in whole or in part, exclusively by Seller:

10.1          Buyer Closing Deliverables

Buyer shall have made all the deliveries required to be made by Buyer pursuant to Section 3.3.

10.2          Performance

Buyer and/or its Subsidiaries shall have performed and complied in all material respects with each of the agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by Buyer and/or its Subsidiaries at or prior to the Closing.

10.3          Regulatory Approvals

All Governmental Actions pursuant to HSR and those set forth on Schedule 9.3, including those in jurisdictions outside the United States, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

10.4          No Injunction or Restraints; Illegality

No provision of any applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, enjoins, or restricts the consummation of the Transfer in any material respect and no litigation or proceeding shall be pending by any Governmental Authority seeking to prohibit, restrain, enjoin or restrict the consummation of the Transfer in any material respect which would reasonably be expected to succeed.

10.5          Officer's Certificate

Seller shall have received at the Closing, with respect to Buyer, a certificate signed by an appropriate officer of Buyer dated the Closing Date certifying that the conditions set forth in Sections 10.2, 10.6 and 10.8 have been satisfied.

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10.6          Representations and Warranties

The representations and warranties set forth in Article 6 shall be true and correct (without giving effect to any qualification as to materiality or Buyer Material Adverse Effect contained in any specific representation or warranty) on the Offer Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except as does not, individually, or in the aggregate, constitute or would reasonably be likely to constitute a Buyer Material Adverse Effect.

10.7          Sufficient Funds

Buyer shall have sufficient funds to pay the Purchase Price.

10.8          No Buyer Material Adverse Effect

There shall not have occurred and be continuing a Buyer Material Adverse Effect.

10.9          UK OFT Undertakings

The UK OFT shall not have decided that the UK OFT Undertakings prevent or delay the consummation of the transactions contemplated by this Agreement.

Article 11

INDEMNITY

11.1          Survival

The representations and warranties of the Parties set forth in this Agreement or in any instrument delivered pursuant hereto shall survive for 18 months after the Closing Date; provided, however, that (i) the representations and warranties of Seller set forth in Section 5.20 (Products Liability) shall survive for 12 months after the Closing Date, and (ii) the representations and warranties of Seller set forth in Section 5.1 (Organization and Authority (other than the last sentence of Section 5.1(a) and the last sentence of Section 0 concerning qualification of as a foreign corporation), Section 5.2 (Transferred Subsidiaries, Capitalization), Section 5.5 (No Broker), the first sentence of Section 5.15(c) (Title to Real Property) and Section 5.25 (Sufficiency) (such representations and warranties in this clause (ii), collectively, the "Structural Representations") and the representations and warranties of Buyer set forth in Section 6.1 (Organization of Buyer), Section 6.2 (Authorization) and Section 6.6 (No Broker) shall survive until the tenth (10th) anniversary of the Closing Date; provided further that the foregoing time limitation shall not apply to any claim for which a good faith written notice meeting the requirements set forth in Section 11.4(a) has been delivered prior to such date.  All covenants that by their terms are to be performed after the Closing shall survive the Closing.

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11.2          Buyer Indemnification

Subject to the limitations set forth in this Article 11, and as otherwise expressly set forth herein, Buyer hereby agrees to indemnify Seller, Seller's Affiliates and the Seller Representatives (the "Seller Indemnified Parties"), against and agrees to hold the Seller Indemnified Parties harmless from any Loss incurred or suffered by the Seller Indemnified Parties arising out of or related to (a) a Warranty Breach by Buyer (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to "material," "materiality," "material adverse effect" or a "Buyer Material Adverse Effect" contained therein), (b) a Covenant Breach by Buyer, (c) the Assumed Liabilities, or (d) any (formal or informal) investigation or inquiry by the UK Competition Authorities in relation to the UK OFT Undertakings to the extent that any such investigation or inquiry prevents or delays the consummation of the transactions contemplated by this Agreement.

11.3          Seller Indemnification

(a)             Subject to the limitations set forth in this Article 11, and as otherwise expressly set forth herein, Seller hereby agrees to indemnify Buyer and Buyer's Subsidiaries, and their respective Affiliates, officers, directors, agents, representatives, successors, assigns, partners and employees (the "Buyer Indemnified Parties") against and agrees to hold the Buyer Indemnified Parties harmless from any Loss incurred or suffered by the Buyer Indemnified Parties arising out of or related to (i) a Warranty Breach by Seller (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to "material," "materiality," "material adverse effect" or a "Seller Material Adverse Effect" contained therein); (ii) a Covenant Breach by Seller; (iii) the Excluded Liabilities; (iv) any failure to comply with Laws relating to bulk transfers that are applicable to the sale of the Transferred Assets; (v) Seller's Special Environmental Indemnity pursuant to Section 0; or (vi) the matters identified on Schedule 11.3(a).

(b)             Notwithstanding anything herein to the contrary, Seller shall have no Liability with respect to indemnification under this Agreement due to a Warranty Breach until the aggregate amount of Qualifying Losses (as defined below) incurred by the Buyer Indemnified Parties exceeds $1,000,000 (the "Threshold"), in which case the Buyer Indemnified Parties shall be entitled to seek compensation for all such Qualifying Losses.  A Loss shall not be a "Qualifying Loss" eligible to be counted toward the Threshold unless such Loss, standing alone or in the aggregate with other Losses for substantially similar matters (over any time period during the survival period of the relevant representations and warranties), equals or exceeds $100,000, in which case it shall be counted from the first dollar.  Notwithstanding the foregoing, any claims for a Warranty Breach with respect to Structural Representations shall not be subject to the foregoing Threshold and Qualifying Loss limitations.

(c)              Notwithstanding anything herein to the contrary, in no event shall Seller be liable for indemnification under this Agreement (i) for any Losses due to Warranty Breaches (other than with respect to Structural Representations), pursuant to this Article 11 or otherwise, for any amounts, individually or in the aggregate, in excess of 15% of the Purchase Price or (ii) for any Losses due to Warranty Breaches relating to Structural Representations, pursuant to this Article 11 or otherwise, for any amounts, individually or in the aggregate, which, when taken together with amounts paid for Losses with respect to Warranty Breaches pursuant to clause (i), exceed the Purchase Price.

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(d)              Seller shall indemnify the Buyer Indemnified Parties for Seller's Special Environmental Indemnity.  The term "Seller's Special Environmental Indemnity" shall mean the following:

(i)               Minneapolis, Minnesota.  Seller shall indemnify the Buyer Indemnified Parties for Losses incurred with respect to Environmental Claims arising out of Environmental Conditions existing as of the Closing in the soil and/or groundwater on, or migrating on or before the Closing from, the Transferred Real Property or the real property that is leased pursuant to the Assigned Leases located in Minneapolis, Minnesota including those described in that certain Phase I Environmental Site Assessment - Mentor Corporation, 1401, 1499, 1525, 1601 and 1615 West River Road North, Minneapolis, Minnesota ("Minneapolis Property"), prepared by GaiaTech and dated February 2006 ("Minneapolis Environmental Losses"), on the following terms and conditions:

(1)               The Minneapolis Environmental Losses must originate from a third Person claim including any claim of a Governmental Authority (i.e. other than a direct claim brought by any Buyer Indemnified Party) ("Minneapolis Claim").

(2)               Buyer and its Subsidiaries agree not to voluntarily perform or permit to be performed any soil or groundwater testing of any kind or nature on the Minneapolis Property unless required by a Governmental Authority pursuant to Environmental Laws.  If such voluntary testing is performed except as permitted in the previous sentence, the indemnity obligations of Seller in this Section 11.3(d)(i) shall be null and void and of no further force and effect.

(3)               Seller shall only be required to indemnify for any Minneapolis Environmental Losses suffered by any of the Buyer Indemnified Parties to the extent such Losses are incurred as a result of a requirement of a Governmental Authority pursuant to Environmental Laws or, in the event of a claim by any other third Person, to the extent it is reasonable and necessary to incur such Losses pursuant to Environmental Laws.

(4)               Losses covered under this Section 11.3(d)(i) shall not include diminution in property value of the Minneapolis Property.

(5)               Notwithstanding anything to the contrary in this Agreement, the Minneapolis Environmental Losses shall only include those Losses arising under a Minneapolis Claim that has been made on or before that date which is five (5) years following the Closing Date.

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(ii)              Other Business Properties.  Seller shall indemnify the Buyer Indemnified Parties for one half of all Losses (other than Seller Caused Environmental Losses, which are addressed in Section 11.3(d)(iii) below) incurred with respect to Environmental Claims arising out of Environmental Conditions existing as of the Closing in the soil and/or groundwater on, or migrating on or before the Closing from or to, all properties owned, leased or occupied as of the date hereof by Seller or any of Seller's Subsidiaries in connection with the Business, excluding the Minneapolis Property covered in Section 11.3(d)(i) above ("Other Business Property" with the Losses in this Section 0 referred to as "Other Business Property Environmental Losses"), on the following terms and conditions:

(1)             The Other Business Property Environmental Losses must originate from a third Person claim including any claim of a Governmental Authority (i.e. other than a direct claim brought by any Buyer Indemnified Party) ("Other Business Property Environmental Claim").

(2)            Buyer and its Subsidiaries agree not to voluntarily perform or permit to be performed any soil or groundwater testing of any kind or nature on the Other Business Property, except: (i) as required by a Governmental Authority pursuant to Environmental Laws; or (ii) with respect to the Real Property located at Avenue Edmond Rostand, Lieu-Dit Le Pontet, Sarlat-La-Caneda, France as further described in that certain Phase I Environmental Site Assessment prepared by GaiaTech dated February 2006 (the "Sarlat Property"), which testing occurs after the first anniversary of the Closing Date and then only at the request of a potential buyer in connection with a bona fide proposed sale of the Sarlat Property.  If such voluntary testing is performed, except as permitted in the previous sentence, the indemnity obligations of Seller in this Section 0 shall be null and void and of no further force and effect as to each particular legal parcel of Real Property upon which such testing was performed.

(3)             Seller shall only be required to indemnify for any Other Business Property Environmental Losses suffered by any of the Buyer Indemnified Parties to the extent such Losses are incurred as a result of a requirement of a Governmental Authority pursuant to Environmental Laws or, in the event of a claim by any other third Person, to the extent it is reasonable and necessary to incur such Losses pursuant to Environmental Laws.

(4)             Losses covered under this Section 0 shall not include diminution in property value of the relevant Other Business Property.

(5)             Notwithstanding anything to the contrary in this Agreement, the Other Business Property Environmental Losses shall only include those Losses arising under an Other Business Property Environmental Claim that has been made on or before that date which is four (4) years following the Closing Date.

(iii)            Except as set forth in Sections 11.3(d)(i) and 0 above, Seller shall indemnify the Buyer Indemnified Parties for all Losses incurred with respect to Environmental Claims arising out of Environmental Conditions existing as of the Closing in the soil and/or groundwater on, or migrating on or before the Closing from, all properties owned, leased or occupied at any time by Seller or any of Seller's Subsidiaries in connection with the Business to the extent caused by Seller or any Subsidiary of Seller ("Seller Caused Environmental Losses"), on the following terms and conditions:

(1)             The Seller Caused Environmental Losses must originate from a third Person claim including any claim of a Governmental Authority (i.e. other than a direct claim brought by any Buyer Indemnified Party) ("Seller Caused Environmental Claim").

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(2)               The Seller Caused Environmental Losses can not arise as a result of soil or groundwater testing of any kind or nature that has been performed or permitted to be performed by Buyer or any Subsidiary of Buyer except as required by a Governmental Authority pursuant to Environmental Laws.  If such voluntary testing is performed, except as permitted in the previous sentence, the indemnity obligations of Seller in this Section 11.3(d)(iii) shall be null and void and of no further force and effect as to each particular legal parcel of Real Property upon which such testing was performed.

(3)               Seller shall only be required to indemnify for any Seller Caused Environmental Losses suffered by any of the Buyer Indemnified Parties to the extent such Losses are incurred as a result of a requirement of a Governmental Authority pursuant to Environmental Laws or, in the event of a claim by any other third Person, to the extent it is reasonable and necessary to incur such Losses pursuant to Environmental Laws.

(4)               Losses covered under this Section 11.3(d)(iii) shall not include diminution in property value of the Real Property.

(5)               The Buyer shall bear the burden of proof that the relevant Environmental Condition constitutes Seller Caused Environmental Losses.

(6)               Notwithstanding anything to the contrary in this Agreement, the Seller Caused Environmental Losses shall only include those Losses arising under a Seller Caused Environmental Claim that has been made on or before that date which is four (4) years following the Closing Date.

(iv)              Buyer hereby confirms that it has no present intention to perform any voluntary soil or groundwater testing of any kind or nature at any of the properties to be covered by the Environmental Insurance.

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11.4            Procedures

Each Party agrees to give prompt written notice (such Party with the obligation to give notice, the "Indemnified Party") to the other Party (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement, including the estimated amount and other details of such claim; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such lack of timely and adequate notice.  The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of any third Person claim at its own Expense by giving prompt notice to that effect to the Indemnified Party; provided, however, that the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such third Person claim.  If the Indemnifying Party shall have so assumed the defense of any claim, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, in its sole discretion without the prior consent of the Indemnified Party; provided, however, that a condition to any such settlement shall be a complete release of the Indemnified Party with respect to such claim.  The Indemnifying Party agrees to consult with the Indemnified Party prior to entering into any settlement contemplated by the immediately preceding sentence, it being expressly understood that such duty to consult does not in any way limit the Indemnifying Party's right to consent to a settlement or the entry of judgment in its sole discretion without obtaining the prior consent of the Indemnified Party.  The Indemnified Party shall at all times have the right, at its option and Expense, to participate fully in, but not to control, any such defense.  If the Indemnifying Party, within 20 days after receipt of the Indemnified Party's notice of claim, does not (i) give such notice to take over the defense of such claim and proceed diligently to defend the claim or (ii) object to such claim in writing to the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense of such claim for the account of and at the risk of the Indemnifying Party.  The Parties shall cooperate in defending any third Person claim, and the defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in the possession or control of the other party.  The Parties agree that any Indemnified Party, at its own expense, may join an Indemnifying Party in any action, claim or proceeding brought by a third Person, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party pursuant to this Agreement.

(a)                Any claim for indemnification made directly by a Party and which does not result from a third Person claim or action, shall be asserted by written notice.  The Indemnifying Party shall have a period of 45 days within which to respond thereto.  If the Indemnifying Party does not respond within such 45‑day period, such Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

(b)               Notwithstanding anything to the contrary, (i) no investigation by or knowledge of Buyer shall affect or limit Buyer's rights to indemnity contained in this Article 11, and (ii) Buyer's inability to recover for Losses under Section 11.3(a)(i) (whether due to the scope of a particular representation or warranty or otherwise) shall not preclude Buyer from recovering under any other subsection of Section 11.3(a), each such subsection being an independent basis for indemnification.

(c)                The Parties acknowledge that the provisions of Section 13.7 and that the same applies to all indemnity claims hereunder

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11.5          Limitation on Recovery

With respect to any Losses for which indemnification is sought pursuant to Section 11.3, the Seller shall not be liable, except in the case of fraud, for any Losses relating to any matter to the extent that a specific liability or reserve relating to the matter was taken into account in the calculation of Net Working Capital as reflected in the Final Net Working Capital Statement. With respect to any Losses for which indemnification is sought pursuant to Section 11.2 or Section 11.3, the Indemnifying Party shall not be liable, except in the case of fraud, for any special, consequential or punitive damages, including loss of profits or goodwill, except (i) to the extent a Governmental Authority has required, or a third party settlement has provided (to the extent the Indemnifying Party has consented to the settlement and the amounts payable thereof, which consent shall not be unreasonably withheld), such amounts to be paid to a third Person or (ii) with respect to consequential damages, as provided in Section 8.27.

11.6          Duty to Mitigate

(a)             Each Indemnified Party shall use its commercially reasonable efforts to mitigate Losses for which indemnification may be sought pursuant to Section 11.2 or Section 11.3, including (i) using its commercially reasonable efforts to secure payment from insurance policies available and in existence (including the Environmental Insurance) that provide coverage with respect to such Losses (an "Insurance Payment") and (ii) using its commercially reasonable efforts to secure reimbursement, indemnity or other payment from any third Person obligated by Contract or otherwise to reimburse, indemnify or pay the Indemnified Party with respect to such Loss (a "Third Party Payment" and, together with an Insurance Payment, a "Mitigation Payment"), it being understood and agreed that the Indemnified Party shall not be required to exhaust or conclude its remedies with respect to such Mitigation Payments prior to seeking indemnification from the Indemnifying Party under Section 11.2 or Section 11.3, as the case may be.  Notwithstanding anything to the contrary contained herein, the recovery by an Indemnified Party from any Indemnifying Party pursuant to Section 11.2 or Section 11.3, as the case may be, shall not relieve the Indemnified Party of its obligation to mitigate Losses pursuant to this Section 11.6(a).

(b)            Any amounts payable by an Indemnifying Party with respect to a particular Loss pursuant to Section 11.2 or Section 11.3, as the case may be, shall be reduced by the amount of Mitigation Payment, if any, received by the Indemnified Party with respect to such Loss prior to payment therefor by the Indemnifying Party.  In the event an Indemnifying Party makes a payment with respect to a particular Loss pursuant to Section 11.2 or Section 11.3, as the case may be, and thereafter the Indemnified Party receives a Mitigation Payment with respect to such Loss, the Indemnified Party shall reimburse the Indemnifying Party an amount equal to the lesser of (i) the Mitigation Payment and (ii) the amount so paid by the Indemnifying Party.

(c)             The Parties agree to treat indemnification payments as an adjustment to the Purchase Price.

(d)             The Parties acknowledge and agree that a Party's reporting to a Governmental Authority under a good faith belief of a duty to report under applicable Law does not violate the Party's duty to mitigate.

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11.7           Escrow Fund

At the Closing, the Escrow Amount shall be deposited by Buyer with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement.  The Escrow Fund shall be available as security for the indemnification obligations of Seller for any Warranty Breach pursuant to Section 11.3(a)(i).  Buyer shall pay all fees and expenses of the Escrow Agent in connection with the administration of the Escrow Fund.

11.8          Indemnity is the Exclusive Remedy

Each Party acknowledges and agrees that after the Closing Date, absent fraud, its sole and exclusive remedy with respect to any and all claims relating to or arising out of any representation, warranty, covenant or agreement made by the other Party (or its Subsidiaries) in the Operative Agreements shall be pursuant to the indemnification provisions of this Article 11; provided, however, that in the event of any Warranty Breach arising under Section 5.25 (Sufficiency), Seller may, in its sole discretion and in lieu of payment of money damages, cure such breach by delivering or otherwise conveying sufficient rights to the asset or assets in question giving rise to such Warranty Breach; provided further that to the extent any provision in this Agreement (other than this Article 11) or any other Operative Agreement expressly creates an indemnity obligation in one of the Parties, the provisions of this Article 11 will apply to such provision to the extent not inconsistent therewith.  However, nothing set forth in this Agreement shall be deemed to prohibit or limit either Party's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of the other Party to perform any covenant or agreement contained in any Operative Agreement, and the pursuit of injunctive relief shall not affect, modify or diminish in any way a Party's right to monetary relief in arbitration pursuant to Section 0.

11.9          Assignment of Claims

If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Loss pursuant to Section 11.2 or Section 11.3 and the Indemnified Party could reasonably have recovered all or a part of such Loss from a third Person (a "Potential Contributor") based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor but only to the extent necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

11.10       No Set‑Off

Neither Party may set‑off Losses against other payments to be made by the respective Party pursuant to this Agreement or any other Operative Agreement without the written consent of the other Party.

Article 12

TERMINATION

12.1          Term

Unless terminated pursuant to Section 0 or as otherwise expressly set forth herein, this Agreement shall continue in full force and effect until full and final performance of all of the terms herein.

12.2          Termination

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

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(a)             by the mutual signed written consent of Buyer and Seller;

(b)             by either Party if:

(i)              a Law is in effect having the effect of permanently restraining, enjoining or otherwise prohibiting, in a material respect, the consummation of the transactions contemplated by this Agreement, which Law is final and nonappealable (and for the avoidance of doubt, the Buyer shall have no right to terminate this Agreement pursuant to this Section 12.2(b)(i) by reason of the fact that it is in breach of the UK OFT Undertakings); or

(ii)             the Closing shall not have occurred on or before the End Date; provided, however, that the failure of the Closing to occur is not due to a material breach hereof by the Party seeking termination;

(c)             by Buyer:

(i)              in the event of a Warranty Breach or Covenant Breach by Seller such that the conditions set forth in Section 9.6 or Section 9.2, as applicable, would not be satisfied; provided, however, that Seller is given notice to cure such breach and does not cure such breach within 60 days after receipt of notice from Buyer requesting such breach be cured; or

(ii)             if a Seller Material Adverse Effect shall have occurred since the date hereof; or

(d)             by Seller:

(i)               if a Buyer Material Adverse Effect shall have occurred since the date hereof; or

(ii)             in the event of a Warranty Breach or Covenant Breach by Buyer such that the conditions set forth in Section 10.6 or Section 10.2, as applicable, would not be satisfied; provided, however, that Buyer is given notice to cure such breach and does not cure such breach within 60 days after receipt of notice from Seller requesting such breach be cured.

12.3          Notice of Termination

Any Party desiring to terminate this Agreement pursuant to Section 0 shall give written notice of such termination to the other Party.

12.4          Effect of Termination

In the event that this Agreement shall be validly terminated pursuant to this Article 12, this Agreement shall forthwith terminate and be of no further force and effect; provided, however, that (a) any agreements contained herein that expressly provide for survival after termination of this Agreement and Section 8.15 and Article 13 shall survive the termination hereof, and (b) nothing herein shall relieve any Party from liability for any willful breach of this Agreement or fraud arising prior to such valid termination.  Termination of this Agreement shall not limit the Liability of any Party except as otherwise expressly provided in this Agreement.

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Article 13

GENERAL PROVISIONS

13.1          Notices

(a)            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile (with acknowledgment of complete transmission together with notice by telephone (either to a person or by voice mail message) to the confirmatory telephone numbers below, provided that such confirmatory telephone numbers shall allow for voice mail messages to be left 24 hours per day, seven days per week) or sent by registered or certified mail, or recognized overnight courier, charges prepaid, addressed as follows:

(i)              if to Seller:

Mentor Corporation

201 Mentor Drive

Santa Barbara, California 94311

Attention: Chief Executive Officer, with a copy to the General Counsel

Facsimile No.:  (805) 879-6008

Phone: (805) 879-6000 (for confirmation purposes only)

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:          Bradley Finkelstein, Esq.

                        Martin Korman, Esq.

Facsimile No.:  (650) 493-6811

Phone: (650) 493-9300 (for confirmation purposes only)

(ii)            if to Buyer:

Coloplast A/S

Holtedam 1

3050 Humlebaek

Denmark

Attn: Peter Volkers

Facsimile No.:  011-45 (country code) -49-11-24-10

Phone: 011-45 (country code) -49-11-16-13 (for confirmation purposes only)

with a copy to (which shall not constitute notice):

Welch Spell, PC

Suite 1750

1170 Peachtree Street, N.E.

Atlanta, GA  30309

Attention: Laurance D. Pless, Esq.

                  Robert Sauro, Esq.

Facsimile No.:  (404) 875-0798

Phone: (404) 885-5229 (for confirmation purposes only)

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(b)             Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by facsimile, receipt of complete transmission confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, by registered or certified mail, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that if at the time of mailing or within three Business Days thereafter, there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of overnight courier as set forth above.

(c)             Either Party may change its address for service and/or notice at any time by giving notice to the other Party in accordance with this Section 13.1.

13.2          Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

13.3          Sections and Headings

Unless otherwise specified herein, any reference in this Agreement to an Article, Section, paragraph, Schedule or Exhibit refers to the specified Article, Section or paragraph of, or Schedule or Exhibit to, this Agreement.  In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, Section, paragraph or other provision hereof.

13.4          Rules of Construction

Unless the context otherwise requires, in this Agreement:

(a)             words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(b)            the word "or" may be conjunctive or disjunctive, as the context may require;

(c)             the words "include", "includes", "including" and "particularly" means "include", "includes" or "including", in each case, "without limitation";

(d)             reference to any agreement or other instrument referred to herein shall mean such agreement or other instrument as amended, modified, replaced or supplemented from time to time to the extent permitted by applicable provisions thereof and by this Agreement;

(e)              reference to any statute shall be deemed to be a reference to such statute as amended, re enacted or replaced from time to time;

(f)               if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule or Exhibit hereto, the provisions contained in the body of this Agreement shall prevail;

(g)              time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h)              whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

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13.5           Construction

 The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, shall not be applicable in the interpretation of this Agreement.

13.6          Entire Agreement

This Agreement, together with the agreements specifically contemplated herein or entered into or delivered in connection herewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, with respect to the subject matter hereof (including the Offer Letter and the Exclusivity Agreement but excluding the Confidentiality Agreement).  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in other documents executed and delivered by the Parties in connection herewith.

13.7          Governing Law; Jurisdiction and Venue; Arbitration of Indemnification Disputes; Injunctive Relief

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, without regard to any conflicts of law principles.  The parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court located in Minneapolis, Minnesota for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (except for claims, disputes or controversies arising out of or relating to Article 11 (including all its subsections), which shall be governed by subsection (b) below).  Each of the parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 13.1 shall be effective service of process for any action, suit or proceeding in Minneapolis, Minnesota with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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(b)            Any claims, disputes or controversies arising out of or relating to Article 11 (including all its subsections), including any dispute concerning arbitrability or the scope of this arbitration clause, shall be exclusively settled by binding arbitration pursuant to the Commercial Rules ("Rules") of the American Arbitration Association ("AAA") (it being expressly understood and agreed that any such claims, disputes and remedies shall be subject to the provisions of Article 11, including but not limited to Section 11.8 thereof).  Notwithstanding anything to the contrary, arbitration may be commenced at any time following the expiration of the last counternotice period provided in subsection (b) above by any Party hereto in Minneapolis, Minnesota, by giving written notice to AAA in such place, and to each other Party, that such claim or dispute has been referred to arbitration under this Section 0.  The arbitration proceedings shall be conducted, using Minnesota law, and applicable federal law, before a single neutral arbitrator (or, in the case of a claim exceeding One Million Five Hundred Thousand Dollars ($1,500,000), before a panel of three (3) neutral arbitrators), each of whom shall have experience with mergers and acquisitions.  Any award rendered by the arbitrator(s) shall be conclusive, final and binding upon the Parties hereto, and nonappealable to any court or forum; provided, however, that any such award shall be accompanied by a concise written opinion giving the reasons for the award.  Judgment upon such award may be entered in any court of competent jurisdiction.  Each Party shall pay its own expenses of arbitration.

13.8          Waiver of Jury Trial

Each Party hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the other Operative Agreements or the transactions contemplated hereby or thereby.  Each Party hereby (a) certifies that no representative, agent or counsel of the other Party has represented, expressly or otherwise, that the other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other Party have been induced to enter into the Operative Agreements by, among other things, the mutual waivers and certifications contained in this Section 13.8.

13.9          Public Announcement

The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable Laws, regulatory requirement or the rules of any national or foreign stock exchange upon which their respective securities are listed for trading, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned.

13.10        Expenses

Except as otherwise provided herein, each Party shall be responsible for all expenses incurred by it and its Subsidiaries (it being understood that effective upon the Closing, the Transferred Subsidiaries shall become Subsidiaries of Buyer), respectively, in connection with the negotiation and settlement of this Agreement and the Operative Agreements and the completion of the transactions contemplated hereby and thereby.

13.11       Exclusion of Certain Damages

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.5 OR IN THE CASE OF FRAUD, NEITHER BUYER (INCLUDING BUYER'S SUBSIDIARIES) NOR SELLER (INCLUDING SELLER'S SUBSIDIARIES) SHALL BE RESPONSIBLE FOR ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING LOSS OF PROFITS OR GOODWILL, IN CONNECTION WITH ANY ASPECT OF THIS AGREEMENT OR THE OTHER OPERATIVE AGREEMENTS.

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13.12       Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.  To the extent that any such provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible and as necessary, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

13.13      Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.  Neither Party may assign any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to one or more Subsidiaries of Buyer without the consent of Seller if and so long as Buyer shall remain fully liable for the fulfillment of all such obligations; provided, further, that Seller may assign any of its rights or obligations under this Agreement in connection with a transfer or sale of all or substantially all of Seller's assets provided that the assignee agrees to be bound by the terms and provisions of this Agreement.  Buyer and Buyer Subsidiaries shall have the right without consent of Seller to assign their rights under this Agreement and the other Operative Agreements as collateral to their respective lenders after reasonable prior notice to the other Party.  Any purported assignment in violation of this Section 13.13 shall be void and no assignment by Buyer or Seller to a Subsidiary thereof will relieve Buyer or Seller from any of their respective obligations hereunder.  Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their representatives, successors and assigns any rights or remedies under or by reason of this Agreement.

13.14      Amendment and Waivers

No amendment, modification or waiver of, or supplement to, any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.

13.15      Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its duly authorized representative as of the date and year first written above.

MENTOR CORPORATION                                                                       COLOPLAST A/S

By:                                                                                                                    By:

Print name:                                                                                                       Print name:

Title:                                                                                                                 Title:

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PURCHASE AGREEMENT

by and between

MENTOR CORPORATION

and

COLOPLAST A/S

dated ____________ __, 2006